Use these links to rapidly review the document

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

6 3/4 Senior Notes Due 2020	$300,000,000	100.000%	$300,000,000	$21,390

(1)
Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-161243

PROSPECTUS SUPPLEMENT (to Prospectus dated August 11, 2009)

$300,000,000

Berry Petroleum Company
6 3/4% Senior Notes due 2020

We are offering $300,000,000 of our 6 3/4% Senior Notes due 2020. Interest on the notes will accrue from November 1, 2010 and will be payable semiannually on May 1 and November 1 of each year, beginning on May 1, 2011. The notes will mature on November 1, 2020.

We may redeem all or part of the notes at any time on or after November 1, 2015 at the redemption prices set forth in this prospectus supplement. In addition, before November 1, 2013, we may redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds of certain equity offerings if certain conditions are met. At any time prior to November 1, 2015, we may also redeem all or a part of the notes at a price equal to 100% of the principal amount of the notes plus a "make-whole" premium. Redemption prices are set forth under "Description of Notes — Optional Redemption" in this prospectus supplement. If we sell certain of our assets or experience specific kinds of change of control, we must offer to purchase the notes at prices set forth in this prospectus supplement plus accrued and unpaid interest.

The notes will be our senior unsecured obligations. The notes will rank effectively junior to all of our existing and any future secured debt, to the extent of the value of the collateral securing that debt, will rank equally in right of payment with our existing 10 1/4% senior notes due 2014 and any future senior unsecured debt and will rank senior in right of payment to our existing 8 1/4% senior subordinated notes due 2016 and any of our other existing or future subordinated debt.

Investing in our notes involves risks. Please read "Risk Factors" beginning on page S-17 of this prospectus supplement and page 5 of the accompanying base prospectus. You should read this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference carefully before you make your investment decision.

	Per Note	Total
Price to Public(1)	100.00%	$300,000,000
Underwriting Discounts	2.00%	$6,000,000
Proceeds to Berry Petroleum Company, Before Expenses(1)	98.00%	$294,000,000

(1)
Plus accrued interest, if any, from November 1, 2010.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes. Delivery of the notes, in book-entry form, will be made on or about November 1, 2010 through The Depository Trust Company. See "Underwriting."

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Wells Fargo Securities
BNP PARIBAS
J.P. Morgan
RBS
SOCIETE GENERALE

Co-Managers

BBVA Securities	BMO Capital Markets	Citi	Credit Agricole CIB

Credit Suisse	KeyBanc Capital Markets	Lloyds TSB Corporate Markets
Mitsubishi UFJ Securities	Morgan Keegan	Natixis Bleichroeder LLC
RBC Capital Markets	Scotia Capital	US Bancorp

The date of this prospectus supplement is October 27, 2010.

          You should rely only on the information contained in this prospectus or to which this prospectus refers or that is contained in any free writing prospectus relating to the notes. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the notes in any jurisdiction where their offer or sale is not permitted. The information in this prospectus supplement and the base prospectus and incorporated herein by reference may only be accurate as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

          This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters. The second part, the base prospectus dated August 11, 2009, provides more general information about the various securities that we may offer from time to time, some of which information may not apply to the notes we are offering hereby. Generally when we refer to this prospectus, we are referring to both this prospectus supplement and the base prospectus combined. If any of the information in this prospectus supplement is inconsistent with any of the information in the base prospectus, you should rely on the information in this prospectus supplement. Before you invest in our notes, you should carefully read this prospectus supplement, along with the base prospectus, in addition to the information contained in the documents we refer to under the heading "Incorporation by Reference" in this prospectus supplement.

INCORPORATION BY REFERENCE

          The Securities and Exchange Commission ("SEC") allows us to "incorporate by reference" information we file with it. This means that we can disclose important information to you by referring you to those documents. Any information we reference in this manner is considered part of this prospectus. Information we file with the SEC after the date of this prospectus will automatically update and, to the extent inconsistent, supersede the information contained in this prospectus.

          We incorporate by reference the documents listed below and future filings we make with the SEC (in each case, excluding any portions of such documents that have been "furnished" but not "filed" for purposes of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of this offering.

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2009, as amended;

  •
  Our Definitive Proxy Statement filed on Schedule 14A relating to our 2010 Annual Meeting of Shareholders;

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, as amended;

  •
  Our Current Reports on Form 8-K filed with the SEC on January 19, 2010, March 19, 2010, May 14, 2010, June 16, 2010, October 1, 2010 and October 8, 2010; and

  •
  The description of our Class A Common Stock contained in our Registration Statement on Form 8-A which was declared effective by the SEC on or about October 20, 1987.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus and the information incorporated by reference in this prospectus contain statements that are, or may be deemed to be, "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Exchange Act. These statements relate to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology such as "anticipate," "believe," "can," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "should," "would" or "will" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including those discussed under "Risk Factors," which could cause our actual results to differ from those projected in any forward-looking statements we make.

          We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are unable to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking

S-i

statements. Forward-looking statements speak only as of the date of such statement. We do not plan to publicly update or revise any forward-looking statements after we distribute this prospectus, whether as a result of any new information, future events or otherwise. Potential investors should not place undue reliance on our forward-looking statements. Before you invest in the notes, you should be aware that the occurrence of any of the events described in the "Risk Factors" section and elsewhere in this prospectus and the information incorporated by reference into this prospectus could harm our business, prospects, operations and financial condition. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

          This summary highlights selected information contained elsewhere in this prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before deciding whether or not to invest in the notes. For a more complete understanding of our company and this offering, we encourage you to read this entire document, including "Risk Factors," the financial and other information incorporated by reference in this prospectus and the other documents to which we have referred. Unless otherwise indicated or required by the context, as used in this prospectus, the terms "we," "our" and "us" refer to Berry Petroleum Company. Reserve estimates for our Permian basin assets acquired in the first half of 2010 are based on internal estimates. DeGolyer and MacNaughton ("D&M"), independent petroleum engineers, provided the estimates of our proved oil and natural gas reserves as of December 31, 2007, 2008 and 2009, included in this prospectus supplement.

 Berry Petroleum Company

          We are an independent energy company engaged in the production, development, exploitation and acquisition of crude oil and natural gas. We can trace our roots in California crude oil production back to 1909, and we have been a publicly traded company since 1987. Since 2002, we have expanded our portfolio of assets to include oil and natural gas properties in the Rocky Mountain region, the East Texas region ("E. Texas") and the Permian basin in West Texas (the "Permian basin").

          Our selective acquisitions have been driven by a consistent focus on properties with proved reserves and significant growth potential through low-risk development. We focus on growing reserves and production by developing known undeveloped reserves rather than through exploration. We maintain a geographically diverse portfolio of assets that generally have long reserve lives, stable and predictable well production characteristics and significant inventories of relatively low-risk repeatable drilling opportunities.

          As of December 31, 2009, our estimated proved reserves were approximately 235 MMBOE, of which 55% were crude oil, 45% were natural gas and 53% were proved developed. This represents a 5% increase compared to 225 MMBOE as of December 31, 2008, adjusted for divestitures. With 2009 capital investments of $135 million and acquisitions of $13.5 million, we replaced 200% of our 2009 production. We also achieved production of 29.2 MBOE/D in 2009, which implies a proved reserve to production index of approximately 21 years based on our year-end 2009 proved reserves. For the three months ended September 30, 2010, our average daily production was 33.9 MBOE/D, 64% of which was oil production.

          In March 2010, we acquired interests in producing properties principally on 6,900 net acres in the Permian basin from a private seller for approximately $133 million, including normal post-closing adjustments. In April 2010 we closed on the acquisition of an additional 3,200 acres in the Permian basin for approximately $14 million, including normal post-closing adjustments. As of April 2010, we estimate that the Permian basin acquisitions included properties with total proved reserves of approximately 13 MMBOE, of which 83% were crude oil and 21% were proved developed, bringing our total proved reserves at December 31, 2009 to approximately 248 MMBOE on a pro forma basis for those acquisitions.

          Approximately 64% of our sales volumes in the third quarter of 2010 were crude oil, with 77% of the crude oil being heavy oil produced in California. Our California reserves are characterized by long-lived predictable production with low base decline rates which, combined with our hedging program, provide us with strong margins and a steady source of cash flow. The cash flow from these properties funds our significant drilling inventory and the development of our substantial proved undeveloped reserves. Our consumption of natural gas to produce steam for our California oil production provides us with a natural hedge (34,561 MMBtu/D during the third quarter of 2010) on our natural gas production in E. Texas and Colorado. We have further protected our 2010 and 2011 cash flows through hedges on approximately 75% and 65% of our anticipated crude oil production for 2010 and 2011, respectively. Our strong hedge position, our ability to generate free cash flow and our operating control of over 95% of our assets further enhances our ability to perform in volatile environments.

Operations Overview

          We currently have six asset teams as follows: South Midway-Sunset ("S. Midway"), North Midway-Sunset including diatomite ("N. Midway"), Uinta, E. Texas, Piceance and Permian. Our S. Midway asset team is primarily focused on production and generates significant cash flow to fund our planned drilling inventory in our N. Midway, Uinta, E. Texas, Piceance and Permian projects. The following table sets forth the estimated quantities of proved reserves, production and acreage attributable to our principal operating areas for the periods indicated:

	Proved Reserves as of December 31, 2009				Average Daily Production
Operating Areas	Total (MMBOE)	% Oil	% Proved Developed	Average % Working Interest	Year Ended December 31, 2009 (MBOE/D)(1)	Quarter Ended September 30, 2010 (MBOE/D)
S. Midway, CA	59.6	100	83.1	98	11.3	11.9
N. Midway, CA	52.2	100	50.6	100	5.5	4.9
Uinta, UT	22.9	65	42.8	98	4.9	5.8
E. Texas	40.0	6	68.3	99	4.3	6.0
Piceance, CO	60.6	2	20.6	55	3.2	4.0
Permian	—	—	—	—	—	1.3	(2)

Total	235.3	55	53.3		29.2	33.9

(1)
Does not include 0.8 MBOE/D attributable to natural gas assets in the Denver-Julesburg basin in Colorado ("DJ Basin"), which we sold in April 2009.

(2)
Reflects actual production from the Permian basin assets acquired in the first half of 2010. As of April 2010, we estimate that the Permian basin assets acquired in the first half of 2010 included properties with total proved reserves of approximately 13 MMBOE, of which 83% were crude oil and 21% were proved developed.

California

          S. Midway.    We own and operate properties in the South Midway Sunset Field in the San Joaquin Valley. Production from our properties in the South Midway Sunset Field relies on thermal enhanced oil recovery ("EOR") methods, primarily cyclic steaming to place steam effectively into the remaining oil column. This is our most mature thermally enhanced asset with production from our Ethel D properties having commenced 100 years ago. We have planned a five-year, 150-well drilling program at Ethel D to develop the significant undeveloped reserves remaining on this asset. In 2009 we drilled 19 horizontal wells and 18 vertical producers at the South Midway Sunset Field. These wells have been placed deeper and closer to the oil-water contact. We also accelerated our continuous steam support for these horizontal wells by drilling six vertical steam injectors. In the first nine months of 2010, we drilled 70 wells, 17 of which were drilled in the third quarter of 2010. Of these 17 wells, nine were vertical producers at Poso Creek and four were horizontal producers at the Formax lease. The balance of the wells were drilled for water disposal and temperature monitoring purposes. The new producers are currently on production or undergoing their first steam cycle. Average daily production in the third quarter of 2010 from all S. Midway assets was approximately 11,855 BOE/D.

          In 2003, we acquired the Poso Creek properties in the San Joaquin Valley and have proceeded with a successful thermal EOR redevelopment. Average production from these properties increased from 50 BOE/D at acquisition in 2003 to 3,200 BOE/D in 2009. In 2009, we expanded the steam flood by drilling eight new injectors. To provide steam to these wells we also installed a fifth steam generator. In 2010, we have continued to expand the steam flood at Poso Creek, drilling three steam injection wells in the first nine months of 2010.

          N. Midway.    Our N. Midway asset team includes our Diatomite, Placerita and McKittrick assets and several N. Midway-Sunset leases. In 2009, total proved reserves from the N. Midway Diatomite asset were 35.3 MMBOE, representing a 15% increase from 2008. During 2009 we drilled 51 Diatomite wells and installed additional steam generation and water treating facilities. Average production in 2009 was 3,100 BOE/D. During the fourth quarter of 2009, we initiated a four-pattern steam flood pilot on our recently acquired McKittrick property. Our Diatomite production in the third quarter of 2010 averaged 2,290 BOE/D. Production was lower during the quarter as we completed field optimization activities in preparation of our 2010 drilling program. Our 2010 drilling program had been impacted by a suspension of drilling activity as we worked to secure permits from the California Division of Oil, Gas and Geothermal Resources ("DOGGR"). Steam injection, which had been averaging over 30,000 barrels of steam per day ("BSPD") earlier in the year decreased as a result of the facility and infrastructure modifications. In September 2010, we received approval from the DOGGR for the next phase of development of our Diatomite project. The first rig resumed drilling in early October 2010 and we plan to add a second drilling rig in the fourth quarter of 2010. Steam injection has steadily increased and we expect to exit 2010 at around 35,000 BSPD. Production from our Diatomite assets is expected to recover as we increase injection and bring new wells online. We expect approval for the balance of the project within the next six months. During the third quarter of 2010, we drilled 16 N. Midway wells, including 10 wells at Placerita to initiate a steam flood pilot in the Upper Kraft. We have evaluated the performance of the McKittrick steam flood pilot, determined that this project is economic and are planning an expanded development program for 2011. Average daily production in the third quarter of 2010 from all N. Midway assets was approximately 4,865 BOE/D.

Rockies

          Uinta.    In 2003, we established our initial acreage position in the Uinta basin, targeting the Green River formation that produces both light oil and natural gas. We acquired the Brundage Canyon leasehold in Duchesne County, northeastern Utah, which consists of working interests in approximately 55,000 gross acres which include federal, tribal and private leases. In 2004, we acquired working interests in approximately 163,000 gross acres in the Lake Canyon project, which is located immediately west of our Brundage Canyon producing properties. Total production in Uinta averaged 4,929 BOE/D in 2009. In 2009, capital was primarily directed at facility upgrades, pursuing the remaining three Lake Canyon completions, and the Ashley Forest Environmental Impact Study ("EIS"). The Ashley Forest Development EIS continues to progress with approval of the final EIS anticipated within the next six months. Implementation of a water flood pilot in Brundage Canyon had initial start up in the beginning of the fourth quarter of 2009. We drilled 14 wells during the third quarter of 2010, targeting higher oil potential areas of Brundage Canyon and the Ashley Forest. During the third quarter of 2010, we completed four Lake Canyon wells that were drilled earlier in the year. The wells were completed in both the Wasatch and Green River formations yielding encouraging early results. Our drilling inventory in the Uinta is approximately 350 locations distributed between Brundage Canyon, the Ashley Forest and Lake Canyon. In the third quarter of 2010, production from our Uinta basin assets averaged 5,785 BOE/D.

          Piceance.    We have two properties in the Piceance basin in Colorado targeting the Williams Fork section of the Mesaverde formation. We have a 62.5% working interest in 6,300 gross acres on our Garden Gulch property and a net operating working interest of 95% in 4,300 gross acres and a 5% non-operating working interest on 6,300 gross acres on our North Parachute Ranch property. Total production in Piceance averaged 19 MMcf/D during 2009 and 20.8 MMcf/D in 2008. During 2009, we began a 20 well completion program testing new completion designs and have seen encouraging results in line with our expectations. Also, during 2009, we added water handling infrastructure which reduced our operating costs in the Piceance basin. In the first nine months of 2010 we drilled 14 wells. In the third quarter of 2010, production from the Piceance basin averaged 23.9 MMcfe/D. We continued to operate a one rig drilling program in the third quarter focusing on remaining lease earning obligations. We drilled five wells in the third quarter and continued to utilize improved completion techniques with four new well completions online in the quarter. Results from these completions continue to meet our expectations.

Texas

          E. Texas.    In 2008, we acquired certain interests in natural gas producing properties in the E. Texas Cotton Valley on 4,500 net acres in Limestone and Harrison Counties. The E. Texas assets established a core area in a low risk repeatable area and provided an inventory of drilling and recompletion projects. In Limestone County, we are targeting seven productive sands including the Cotton Valley and Bossier sands at depths between 8,000 and 13,000 feet. In Harrison County, we are targeting five productive sands and Haynesville Shale with average depths between 6,500 and 13,000 feet. Production from our E. Texas Assets averaged 24 MMcf/D in 2009. During 2009 we drilled 11 vertical wells in E. Texas. We continue to operate a one rig program which is now drilling a horizontal Haynesville well in our Darco field located in Harrison County. In the third quarter we successfully drilled three horizontal wells and completed two horizontal wells. As of September 30, 2010, we had six Haynesville wells completed and online with results continuing to meet our expectations. In the third quarter of 2010, production from our E. Texas assets averaged 36.1 MMcfe/D.

          Permian.    In March 2010, we acquired interests in producing properties principally on 6,900 net acres in the Permian basin from a private seller for approximately $133 million, including normal post-closing adjustments. In April 2010, we closed on the acquisition of an additional 3,200 acres in the Permian basin for approximately $14 million, including normal post-closing adjustments. As of April 2010, we estimate that our Permian basin assets included properties with total proved reserves of approximately 13 MMBOE, of which 83% were crude oil and 21% were proved developed. We now have a drilling inventory of over 200 locations on these properties based on 40-acre spacing in the Wolfberry trend targeting the Spraberry Dean, Wolfcamp and Strawn formations. Our Permian asset team executed a three rig drilling program in the third quarter of 2010 and drilled nine gross new wells. Our Midland, Texas office is fully staffed. Average daily production in the third quarter of 2010 was approximately 1,341 BOE/D, a 30% increase compared to the second quarter of 2010. Upon completion of the Wolfberry Acquisitions, we expect to have an inventory of approximately 400 locations based on 40-acre spacing. See "—Recent Developments—Wolfberry Acquisitions."

Business Strengths

Balanced High Quality Asset Portfolio

          Since 2002, we have grown our asset base and diversified our California heavy oil assets through acquisitions in the Permian basin, Rocky Mountain and E. Texas regions that have significant growth potential. Our diverse asset base provides us with the flexibility to reallocate capital among our assets depending on fluctuations in oil and natural gas prices as well as area economics.

Long-Lived Proved Reserves with Stable Production Characteristics

          Our properties generally have long reserve lives and reasonably stable and predictable well production characteristics with a ratio of proved reserves to production index (based on the year ended December 31, 2009) of approximately 21 years.

Low-Risk Multi-Year Drilling Inventory in Established Resource Plays

          Most of our drilling locations are located in proven resource plays that possess low geologic risk, leading to predictable drilling results. Our California assets have an average depth of less than 2,000 feet and are located in areas where we are an established producer. Our historical drilling success rate for the three years ended December 31, 2009 averaged 99%. In the Permian basin we began drilling in the second quarter of 2010 and, upon completion of the Wolfberry Acquisitions, we will have a drilling inventory of 400 locations based on 40-acre spacing in the Wolfberry trend targeting the Spraberry Dean, Wolfcamp and Strawn formations.

Operational Control and Financial Flexibility

          We exercise operating control over more than 95% of our assets. We generally prefer to retain operating control over our properties, allowing us to more effectively control operating costs, timing of development activities and technological enhancements, marketing of production, and allocation of our capital budget. In addition, the timing of most of our capital expenditures is discretionary which allows us a significant degree of flexibility to adjust the size of our capital budget. We finance our drilling budget primarily through our internally generated operating cash flows.

Experienced Management and Operational Teams

          Our core team of technical staff and operating managers have broad industry experience, including experience in heavy oil thermal recovery operations and tight gas sands development and completion. We continue to utilize technologies and steam practices that we believe will allow us to improve the ultimate recoveries of crude oil on our California properties.

Corporate Strategy

          Our objective is to increase the value of our business through consistent growth in our production and reserves, both through the drill-bit and acquisitions. We strive to operate our properties in an efficient manner to maximize the cash flow and earnings of our assets. The strategies to accomplish these goals include:

Maximize Production from our Base Oil Assets

          We are focused on the timely and prudent development of our large oil resource base through developmental and step-out drilling, down-spacing, well completions, remedial work and by application of EOR methods, as applicable. At our mature South Midway-Sunset Field, we continue to add horizontal wells and targeted steam injection to maintain and increase production levels. In addition, since we acquired our Poso Creek assets in 2003, we have successfully completed the thermal EOR redevelopment of the field to increase production from under 50 BOE/D at acquisition to 3,200 BOE/D in 2009.

Grow Oil Production from our Inventory of Organic Development Projects

          We have a proven track record of developing reserves through enhanced recovery projects, as well as entering into new hydrocarbon basins. For example, in our N. Midway Diatomite, production averaged 3,100 BOE/D in 2009 and we expect to reach 5,000 BOE/D in mid-2011 and to continue to grow the asset significantly over the next several years. We plan to continue our focus on low-risk development of our existing assets rather than exploration.

Meet the Growing Demand for Steam Generation

          Our assets in the E. Texas and Piceance basins produce natural gas that offsets our consumption of natural gas utilized to generate steam used in our EOR activities. We intend to continue to develop these assets as commodity prices permit and as we focus on additional enhanced oil development projects that we expect will require increasing quantities of natural gas for steam generation.

Invest our Capital in a Disciplined Manner and Maintain a Strong Financial Position

          We focus on utilizing our available capital on projects where we are likely to have success in increasing production and/or reserves at attractive returns. We believe that maintaining a strong financial position will allow us to capitalize on investment opportunities in all commodity cycles. Our capital programs are generally developed to be fully funded through internally generated cash flows, but we also may obtain alternative sources of capital to develop our assets through partnerships or other investment opportunities with third parties. We hedge a portion of our production and utilize long-term sales contracts whenever possible to maintain a strong financial position and provide the cash flow necessary for the development of our assets. We have hedged approximately 75% and 65% of our anticipated crude oil production for 2010 and 2011, respectively.

Acquire Additional Resources with an Emphasis on Crude Oil

          We have been successful in expanding operations through targeted acquisitions that leverage our areas of expertise. This strategy allows us to utilize our operating and technical expertise and build on established core operations. We will continue to review asset acquisitions that meet our economic criteria with a primary focus on large repeatable oil development potential in these regions. For example, in March 2010 we entered the Permian basin, acquiring properties that provide us an opportunity to diversify our oil reserves while taking advantage of our operational strengths in oil development. We plan to expand our presence in the Permian basin through the Wolfberry Acquisitions. See "—Recent Developments—Wolfberry Acquisitions." We will also continue to evaluate and make opportunistic acquisitions of natural gas properties, primarily in our core areas of operation, which can be developed at reasonable costs.

Recent Developments

Wolfberry Acquisitions

          On October 25, 2010, we announced that we entered into agreements with a group of private sellers to acquire interests in properties on approximately 9,300 net acres in the Wolfberry trend in the Permian basin for a combined purchase price of approximately $180 million in cash (the "Wolfberry Acquisitions"). Based on our preliminary internal estimates, the properties to be acquired included proved and probable reserves of approximately 35 MMBOE, of which approximately 76% were crude oil. See "— Oil and Gas Reserves Reporting" for a discussion of proved and probable reserves. Upon completion of the acquisitions, the properties are expected to add approximately 2,200 BOE/D to our production during 2011. The Wolfberry Acquisitions provide us an opportunity to further diversify our oil reserves while taking advantage of our operational strengths in oil development. We believe that these assets represent a low operating cost, high margin, repeatable development opportunity. Since entering the Permian basin in March 2010, we have accumulated approximately 19,350 net acres in the Wolfberry trend. Our acquisitions in the Permian basin in 2010 are expected to provide a five-year drilling inventory of 400 locations based on 40-acre spacing with an additional 400 potential locations on 20-acre spacing. The Wolfberry Acquisitions, which we expect to close in December 2010, are subject to customary closing conditions, and there is no assurance that the acquisitions will be completed or that the anticipated benefits of the acquisitions or estimated reserves will be realized. We intend to finance $175 million of the purchase price of the Wolfberry Acquisitions using a portion of the net proceeds of this offering, with the remaining $5 million of the combined purchase price having been previously paid. This offering will not be conditioned on the closing of the Wolfberry Acquisitions. If the Wolfberry Acquisitions are not consummated or we only acquire a portion of the assets contemplated by the Wolfberry Acquisitions, we intend to repay the outstanding borrowings under our senior secured revolving credit facility and use the remainder for general corporate purposes.

California Diatomite

          In September 2010, we received approval from the DOGGR for the next phase of development of our Diatomite project. The first rig resumed drilling in early October 2010 and we plan to add a second drilling rig in the fourth quarter of 2010. Steam injection has steadily increased and we expect to exit 2010 at approximately 35,000 BSPD. Production from our Diatomite assets is expected to recover as we increase injection and begin drilling additional wells, with production approaching 3,500 BOE/D by year-end 2010 and 5,000 BOE/D by mid-2011. We expect approval for the balance of the project within the next six months.

Senior Secured Revolving Credit Facility

          We are currently in negotiations to amend and restate our senior secured revolving credit facility. The terms of our amended and restated facility are expected to be substantially similar to the existing facility, except for decreases in our interest rate margins, changes to certain financial covenants and an increase in our borrowing base to $950 million, which will be reduced by $75 million as a result of this offering. The maturity date of the amended and restated facility is expected to be five years from the date of the closing of the facility. The closing of the amended and restated facility will not be contingent on the closing of this offering and there can be no assurance that we will enter into the amended and restated facility on the terms described in this prospectus supplement. See "Description of Other Indebtedness — Senior Secured Revolving Credit Facility."

Capital Budget Update

          We have increased our 2010 capital budget and now expect our capital expenditures for the year to range from $290 million to $310 million. Additional capital requirements are attributable to accelerated development of our Diatomite assets, an incremental 14 wells in the Uinta basin and increased costs in our E. Texas operations. Assuming completion of the Wolfberry Acquisitions in 2010, we plan to run four drilling rigs in the Permian basin during 2011 and spend approximately $130 million to drill approximately 75 wells. Our 2011 capital budget, based on $75 West Texas intermediate ("WTI") oil, is expected to range between $375 million and $425 million and should be fully funded from cash flow. Approximately 90% of our 2011 capital budget is expected to be directed towards our oil assets, targeting oil production growth of at least 20%. We expect average 2011 production to range between 37,000 and 39,000 BOE/D. Of the expected 2011 production growth of approximately 15%, we expect the assets to be acquired in the Wolfberry Acquisitions to contribute approximately 6% with organic growth comprising approximately 9%. Production volumes for 2011 are expected to consist of 70% oil and 30% natural gas.

Executive Offices and Website

          We were incorporated in Delaware in 1985. Our corporate headquarters and principal executive offices are located at 1999 Broadway, Suite 3700, Denver, Colorado 80202, and our telephone number is (303) 999-4400. We maintain a web site at http://www.bry.com. The information on our website is not part of this prospectus, and you should rely only on the information contained in this prospectus and in the documents incorporated by reference when making a decision as to whether to invest in the notes.

The Offering

          The following summary contains basic information about the notes and is not intended to be complete. For a more complete understanding of the notes, please refer to the section entitled "Description of Notes" beginning on page S-44 of this prospectus supplement.

Issuer	Berry Petroleum Company
Securities offered	$300,000,000 aggregate principal amount of 6 3/4% Senior Notes due 2020
Maturity	November 1, 2020
Interest payment dates	May 1 and November 1, commencing May 1, 2011.
Optional redemption
We may redeem all or part of the notes at any time on or after November 1, 2015 at the redemption prices set forth under "Description of Notes — Optional Redemption," plus accrued and unpaid interest to the redemption date. In addition, before November 1, 2013, we may redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds of certain equity offerings, if certain conditions are met, at a price of 106.750% of the principal amount plus accrued and unpaid interest to the redemption date. At any time prior to November 1, 2015, we may also redeem all or part of the notes at a price equal to 100% of the principal amount of the notes plus a "make-whole" premium, plus accrued and unpaid interest to the redemption date. See "Description of Notes — Optional Redemption."
Mandatory offers to purchase
If a specified change of control event occurs, we must make an offer to purchase the notes at a purchase price of 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of the purchase. See "Description of Notes — Change of Control."

Certain asset dispositions will be triggering events that may require us to use the net proceeds from those asset dispositions to make an offer to purchase the notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase if such proceeds are not otherwise used within 330 days to repay certain types of indebtedness (with a corresponding permanent reduction in commitment, if applicable) or to invest in capital assets or capital expenditures related to our business. See "Description of Notes — Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock."
Ranking	The notes will be our unsecured senior obligations. The notes will rank:

•       effectively junior to all of our existing and future senior secured indebtedness, including our senior secured revolving credit facility and our senior secured money market line of credit, to the extent of the value of the collateral securing that debt;

• equally in right of payment with our existing and any future senior unsecured indebtedness; and
• senior in right of payment to all of our existing and any future subordinated indebtedness and obligations.

As of September 30, 2010, after giving effect to this offering and the application of net proceeds of approximately $294 million to finance the purchase price of the Wolfberry Acquisitions and to reduce outstanding borrowings under our senior secured revolving credit facility, the notes would have ranked effectively junior to approximately $121 million of our senior secured indebtedness, equally in right of payment to approximately $438 million of our 10 1/4% senior notes due 2014 ("10 1/4% senior notes") and senior in right of payment to $200 million of our 8 1/4% senior subordinated notes due 2016 ("8 1/4% senior subordinated notes"). See "Description of Notes — Ranking."
Covenants
We will issue the notes under an indenture with Wells Fargo Bank, National Association, as trustee, dated as of June 15, 2006, as supplemented by a supplemental indenture establishing the terms of the notes. The indenture, among other things, limits our ability and the ability of our future restricted subsidiaries to:
• incur, assume or guarantee additional indebtedness or issue redeemable stock;
• pay dividends or distributions or redeem or repurchase capital stock;
• prepay, redeem or repurchase debt that is junior in right of payment to the notes;
• make loans and other types of investments;
• incur liens;
• restrict dividends, loans or asset transfers from our subsidiaries;
• sell or otherwise dispose of assets, including capital stock of subsidiaries;
• consolidate or merge with or into, or sell substantially all of our assets to, another person;
• enter into transactions with affiliates; and
• enter into new lines of business.

These covenants are subject to important exceptions and qualifications, which are described under the caption "Description of Notes — Certain Covenants." In addition, if and for as long as the notes have an investment grade rating from both Standard & Poor's Ratings Group, Inc. and Moody's Investors Service, Inc., and no default exists under the indenture, we will not be subject to certain of the covenants listed above.
Use of proceeds
We intend to use approximately $175 million of the net proceeds from this offering to finance the Wolfberry Acquisitions and to use the remainder to reduce outstanding borrowings under our senior secured revolving credit facility. If the Wolfberry Acquisitions are not consummated or we only acquire a portion of the assets contemplated by the Wolfberry Acquisitions, we intend to use the net proceeds from this offering to repay the outstanding borrowings under our senior secured revolving credit facility and use the remainder, if any, for general corporate purposes. Pending the application of the net proceeds to finance the Wolfberry Acquisitions, we intend to repay the outstanding borrowings under our senior secured revolving credit facility and use the remainder for general corporate purposes. See "Use of Proceeds."
Conflicts of interest
Affiliates of certain of the underwriters are lenders under our senior secured revolving credit facility, and accordingly, each will receive its proportionate share of the net proceeds of this offering used to reduce outstanding borrowings under such facility. See "Conflicts of Interest."

SUMMARY HISTORICAL FINANCIAL DATA

          The following table shows our summary historical financial data as of and for the periods indicated. Our summary historical financial data for the fiscal years ended December 31, 2007, 2008 and 2009 and balance sheet data as of December 31, 2007, 2008 and 2009 have been derived from our audited financial statements and related notes incorporated by reference into this prospectus. Our summary historical financial data as of and for the nine months ended September 30, 2009 and 2010 are derived from our unaudited financial statements incorporated by reference into this prospectus and, in our opinion, have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of this information. You should read the summary historical financial data below in conjunction with our historical financial statements and the accompanying notes, all of which are incorporated by reference into this prospectus. You should also read the sections entitled "Risk Factors" included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" included in our Quarterly Reports on Form 10-Q for the periods ended March 31, 2010, June 30, 2010 and September 30, 2010 and our Annual Report on Form 10-K for the year ended December 31, 2009, as amended.

	Historical
	Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
	($ in thousands, except ratios and earnings per share)
Statement of operations data:
Revenue and other income items:
Sales of oil and natural gas	$433,208	$649,248	$506,691	$374,117	$451,003
Sales of electricity	55,619	63,525	36,065	26,032	27,313
Gas marketing	—	35,750	22,806	17,646	18,194
Realized and unrealized gain (loss) on derivatives, net	13	(213)	6,514	6,565	30,482
Gain (loss) on sales of assets	54,173	(1,297)	826	828	—
Settlement of Flying J bankruptcy claim	—	—	—	—	21,992
Interest and other income, net	4,414	3,504	1,810	1,375	2,320

Total revenues	$547,427	$750,517	$574,712	$426,563	$551,304
Expenses:
Operating costs — oil and natural gas production	$130,940	$188,758	$156,612	$111,317	$140,269
Operating costs — electricity generation	45,980	54,891	31,400	22,071	24,729
Production taxes	14,651	26,876	18,144	14,411	16,484
Depreciation, depletion and amortization — oil and natural gas production	82,861	125,595	139,919	104,271	128,976
Depreciation, depletion and amortization — electricity generation	3,568	2,812	3,681	2,938	2,407
Natural gas marketing	—	32,072	21,231	16,149	16,209
General and administrative	39,663	54,279	49,237	37,143	38,389
Extinguishment of debt	—	—	10,823	10,823	—
Transaction costs on acquisitions, net of gain	—	—	—	—	2,635
Dry hole, abandonment, impairment and exploration	8,351	10,543	5,425	209	2,221
Bad debt expense (recovery)	—	38,665	—	—	(38,508)

Total expenses	$326,014	$534,491	$436,472	$319,332	$333,811

	Historical
	Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
	($ in thousands, except ratios and earnings per share)
Income from continuing operations before interest and income taxes	$221,413	$216,026	$138,240	$107,231	$217,493
Interest expense	15,069	23,942	49,923	35,201	49,373

Income from continuing operations before provision for income taxes	$206,344	$192,084	$88,317	$72,030	$168,120
Provision for income taxes	79,060	70,308	28,349	24,681	64,450

Income from continuing operations	$127,284	$121,776	$59,968	$47,349	$103,670

Income (loss) from discontinued operations, net of taxes	2,644	11,753	(5,938)	(6,323)	—

Net income	$129,928	$133,529	$54,030	$41,026	$103,670

Basic net income from continuing operations per share	$2.85	$2.70	$1.31	$1.04	$1.94
Basic net income (loss) from discontinued operations per share	0.06	0.26	(0.13)	(0.14)	—

Basic net income per share	$2.91	$2.96	$1.18	$0.90	$1.94

Diluted net income from continuing operations per share	$2.81	$2.66	$1.30	$1.03	$1.93
Diluted net income (loss) from discontinued operations per share	0.06	0.26	(0.13)	(0.14)	—

Diluted net income per share	$2.87	$2.92	$1.17	$0.89	$1.93

Cash dividends declared per common share	$0.30	$0.30	$0.30	$0.225	$0.225
Balance sheet data (as of period end):
Cash and cash equivalents	$316	$240	$5,311	$975	$54
Working capital	(110,350)	(71,545)	(48,661)	(39,640)	(97,130)
Oil and natural gas properties, buildings and equipment, net	1,275,091	2,254,425	2,106,385	2,096,897	2,409,225
Total assets	1,452,106	2,542,383	2,240,135	2,240,545	2,553,882
Bank debt	259,300	957,100	372,000	377,500	240,000
10 1/4% senior notes	—	—	436,544	435,925	438,334
8 1/4% subordinated notes	200,000	200,000	200,000	200,000	200,000
Shareholders' equity	459,974	827,544	703,259	735,161	1,040,255
Cash flows data:
Net cash flow provided by (used in):
Operating activities	$238,879	$409,569	$212,576	$148,379	$318,521
Investing activities	(287,213)	(1,086,769)	(38,754)	12,111	(405,874)
Financing activities	48,234	677,124	(168,751)	(159,755)	82,096
Other financial data:
EBITDAX(1)	$316,193	$354,976	$287,265	$214,649	$351,097
Exploration and development of oil and natural gas properties	285,267	397,601	134,946	94,636	230,955
Property acquisitions	56,247	667,996	13,497	11,904	154,517

(1)
Before income (loss) from discontinued operations. See "— Non-GAAP Financial Measures — EBITDAX."

SUMMARY HISTORICAL RESERVE, PRODUCTION AND OPERATING DATA

          Historical estimates of our oil and natural gas reserves and present values as of and for our fiscal years ended December 31, 2007, 2008 and 2009 are derived from reserve reports prepared by D&M. Estimates of reserves and their value are inherently imprecise and are subject to constant revision and change, and they should not be construed as representing the actual quantities of future production or cash flows to be realized from oil and natural gas properties or the fair market value of such properties.

          The following table sets forth summary data with respect to estimated proved reserves on a historical basis for the periods presented:

	Historical
	As of December 31,
	2007	2008	2009
Proved reserves ($ in thousands):
Crude oil (MBbl)	116,602	125,251	129,940
Natural gas (MMcf)	315,464	724,135	632,178
Total (MBOE)	169,179	245,940	235,303
% oil	69%	51%	55%
% proved developed	61%	55%	53%
Reserve life (years)(1)	17.2	21.0	21.4
Undiscounted future net cash flows	$4,837,388	$2,756,343	$3,072,923
Standardized measure of discounted future net cash flows(2)	$2,419,506	$1,135,581	$1,445,747
Pre-Tax PV10 ($ in millions):(3)
SEC Pricing(4)	$3,547	$1,317	$1,849
Steam Injection Cost Alternative(5)	—	—	$2,106

(1)
Reserve life is a measure of the productive life of oil and natural gas properties, expressed in years. Reserve life is calculated by dividing proved reserve volumes at year end by production for the year shown.

(2)
Standardized measure is the present value of estimated future net revenue to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the SEC (using prices and costs in effect as of the date of estimation), less future development, production and income tax expenses, and discounted at 10% per annum to reflect the timing of future net revenue. Standardized measure does not give effect to derivative transactions. For a description of our derivative transactions, please read "Quantitative and Qualitative Disclosures about Market Risk" in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010.

(3)
See "— Non-GAAP Financial Measures — Pre-Tax PV10"

(4)
The SEC proved reserves were calculated in accordance with SEC rules using the pricing set forth under "— Commodity Pricing" below.

(5)
Based on using the un-weighted arithmetic average of the first-day-of-the-month price for each month during the calendar year for the basis of determining our steam injection costs, as compared to using the end of the year natural gas price to determine our steam injection costs. The 2009 un-weighted arithmetic average of the first-day-of-the-month natural gas price was $3.93/Mcfe compared to the 2009 year end natural gas price of $6.20/Mcfe. All other inputs and assumptions remain the same as those used in calculating the pre-tax PV10 in accordance with SEC rules relating to pricing and costs.

Commodity Pricing

          In accordance with SEC requirements, our estimated proved reserves, standardized measure, and PV10 for December 31, 2007 and 2008 were determined using end of the period prices for oil and natural gas that were realized at the date set forth below. Effective for 2009, SEC and FASB reserve reporting rules require the use of a 12-month average price for oil and natural gas calculated as the un-weighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period prior to the end of the reporting period and year-end costs. Our estimated proved reserves, standardized measure of discounted future net cash flows and pre-tax PV10 utilized the following prices for the dates presented:

	As of December 31,
	2007	2008	2009
Oil ($/Bbl)	$79.19	$30.92	$52.06
Natural gas ($/Mcf)	6.27	4.85	3.58
BOE Price	66.27	30.03	38.37

Historical Production and Operating Data

          The following table sets forth summary data with respect to production data and effective unit prices on a historical basis for the periods presented:

	Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
Production data:
Crude oil (Bbl/D)	19,753	20,330	19,688	19,583	21,387
Natural gas (Mcf/D)	42,895	69,834	62,074	64,493	64,002
Total production (BOE/D)	26,902	31,968	30,034	30,332	32,054
DJ Basin Production (BOE/D)(1)	3,123	3,295	765	1,020	—
Production — Continuing operations (BOE/D)	23,779	28,673	29,269	29,312	32,054
Effective unit prices — before the impact of derivatives:
Crude oil (Bbl)	$57.85	$86.90	$50.73	$46.74	$65.81
Natural gas (Mcf)	4.17	6.91	3.61	3.40	4.57
Average sales price before hedging (BOE)	52.30	73.64	41.23	37.99	53.02
Effective unit prices — including impact of derivatives:
Crude oil (Bbl)	$53.24	$70.01	$57.28	$57.74	$66.14
Natural gas (Mcf)	5.48	7.11	4.09	3.94	4.89
Average sales price after hedging (BOE)	49.80	62.03	46.59	46.43	53.87
Operating expenses per BOE:
Operating costs — oil and natural gas production	$15.09	$17.99	$14.66	$13.91	$16.03
Production taxes	1.69	2.56	1.70	1.80	1.88
DD&A — oil and natural gas production	9.55	11.97	13.10	13.03	14.74
G&A	4.57	5.17	4.61	4.64	4.39
Interest expense	1.74	2.28	4.67	4.40	5.64

Total	$32.64	$39.97	$38.74	$37.78	$42.68

(1)
Sold April 2009.

Non-GAAP Financial Measures

EBITDAX

          We define EBITDAX as net income before interest expense, provision for income taxes and depreciation, depletion, amortization, dry hole, abandonment, impairment and exploration expense (from both continuing and discontinued operations) and income or loss from discontinued operations. EBITDAX is a financial measure commonly used in the oil and gas industry, but is not defined under accounting principles generally accepted in the United States of America ("GAAP"). EBITDAX should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP or as a measure of a company's profitability or liquidity. Because EBITDAX excludes some, but not all, items that affect net income, this measure may vary among companies. The EBITDAX data presented below may not be comparable to a similarly titled measure of other companies. Our management believes that EBITDAX is a useful comparative measure of operating performance. For example, debt levels, credit ratings and, therefore, the impact of interest expense on earnings vary significantly between companies. Similarly, the tax positions of individual companies can vary because of their differing abilities to take advantage of tax benefits, with the result that their effective tax rates and tax expense can vary considerably. Finally, companies differ in the age and method of acquisition of productive assets, and thus the relative costs of those assets, as well as in the depreciation or depletion (straight-line, accelerated, units of production) method, which can result in considerable variability in depletion, depreciation and amortization expense between companies. Thus, for comparison purposes, management believes that EBITDAX can be useful as an objective and comparable measure of operating profitability and the contribution of operations to liquidity because it excludes these elements.

          The following table provides a reconciliation of net income to EBITDAX:

	Historical
	Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
	($ in thousands)
Net income	$129,928	$133,529	$54,030	$41,026	$103,670
Provision for income taxes	79,060	70,308	28,349	24,681	64,450
Interest expense	15,069	23,942	49,923	35,201	49,373
Depreciation, depletion and amortization	86,429	128,407	143,600	107,209	131,383
Dry hole, abandonment, impairment and exploration expense	8,351	10,543	5,425	209	2,221

Less:
Income (loss) from discontinued operations	2,644	11,753	(5,938)	(6,323)	—

EBITDAX	$316,193	$354,976	$287,265	$214,649	$351,097

Pre-Tax PV10

          Pre-tax PV10 may be considered a non-GAAP financial measure as defined by the SEC and is derived from the standardized measure of discounted future net cash flows ("SMOG"), which is the most directly comparable GAAP financial measure. Pre-tax PV10 is computed on the same basis as the SMOG but without deducting future income taxes. We believe pre-tax PV10 is a useful measure for investors for evaluating the relative monetary significance of our oil and natural gas properties. We further believe investors may utilize our pre-tax PV10 as a basis for comparison of the relative size and value of our reserves to other companies because many factors that are unique to each individual company impact the amount of future income taxes to be paid. Our management uses this measure when assessing the potential return on investment related to our oil and natural gas properties and acquisitions. However, pre-tax PV10 is not a substitute for the SMOG. Our pre-tax PV10 and the SMOG do not purport to present the fair value of our oil and natural gas reserves.

          The following table shows the reconciliation of SMOG to the pre-tax PV10 value for the years ended December 31, 2007 and 2008.

SEC Proved Reserves
($ in millions)
December 31, 2007:
SMOG	$2,420
Discounted future cash flow from income taxes	1,127

Discounted future net cash flow before income taxes (PV10)	$3,547

December 31, 2008:
SMOG	$1,136
Discounted future cash flow from income taxes	181

Discounted future net cash flow before income taxes (PV10)	$1,317

          The following table shows the reconciliation of SMOG to the pre-tax PV10 value for the year ended December 31, 2009.

	SEC Proved Reserves	Steam Injection Cost Alternative
	($ in millions)
December 31, 2009:
SMOG	$1,446	$1,611
Discounted future cash flow from income taxes	403	495

Discounted future net cash flow before income taxes (PV10)	$1,849	$2,106

Oil and Gas Reserves Reporting

          The SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. Beginning with year-end reserves for 2009, the SEC permits the optional disclosure of probable and possible reserves. The SEC defines "probable" reserves as "those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered." We apply this definition in estimating probable reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Estimates of probable reserves which may potentially be recoverable through additional drilling or recovery techniques are by nature more uncertain than estimates of proved reserves and accordingly are subject to substantially greater risk of not actually being realized.

RISK FACTORS

          You should carefully consider the risks described below and in the documents incorporated by reference as provided under "Incorporation By Reference," including our Annual Report on Form 10-K for the year ended December 31, 2009, as well as other information included or incorporated by reference in this prospectus, before making an investment decision. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the risks included in the documents incorporated by reference in this prospectus supplement or discussed below actually were to occur, our business, financial condition or results of operations could be materially and adversely affected, which in turn could adversely affect our ability to pay interest and/or principal on the notes.

Risks Related to Our Business

Oil and natural gas prices fluctuate widely, and low prices for an extended period of time are likely to have a material adverse impact on our business, results of operations and financial condition.

          Our revenues, profitability and future growth and reserve calculations depend substantially on the price received for our oil and natural gas production. These prices also affect the amount of our cash flow available for capital expenditures, working capital and payments on our debt, payments on the notes and our ability to borrow and raise additional capital. Lower prices may also reduce the amount of oil and natural gas that we can produce economically. The oil and natural gas markets fluctuate widely, and we cannot predict future oil and natural gas prices. Prices for oil and natural gas may fluctuate widely in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond our control, such as:

  •
  regional, domestic and foreign supply and perceptions of supply of and demand for oil and natural gas;

  •
  level of consumer demand;

  •
  weather conditions;

  •
  overall domestic and global political and economic conditions;

  •
  technological advances affecting energy consumption and supply;

  •
  domestic and foreign governmental regulations and taxation;

  •
  the impact of energy conservation efforts;

  •
  the capacity, cost and availability of oil and natural gas pipelines and other transportation facilities; and

  •
  the price and availability of alternative fuels.

          Our revenue, profitability and cash flow depend upon the prices and demand for oil and natural gas, and a drop in prices can significantly affect our financial results and impede our growth. In particular, declines in commodity prices will:

  •
  reduce the amount of cash flow available to make capital expenditures or make acquisitions;

  •
  reduce the number of our drilling locations;

  •
  increase the likelihood of refinery defaults;

  •
  negatively impact the value of our reserves, because declines in oil and natural gas prices would reduce the amount of oil and natural gas that we can produce economically; and

  •
  limit our ability to borrow money or raise additional capital.

Our heavy crude oil in California may be less economic than lighter crude oil and natural gas.

          As of December 31, 2009, approximately 48% of our proved reserves, or 112 million barrels, consisted of heavy oil. Light crude oil represented 8% and natural gas represented 44% of our oil and natural gas reserves. Heavy crude oil sells for a discount to light crude oil, as more complex refining equipment is required to convert heavy oil into high value products. Additionally, most of our crude oil in California is produced using the EOR process of steam injection. This process is generally more costly than primary and secondary recovery methods.

Purchasers of our crude oil and natural gas may become insolvent.

          We have significant concentrations of credit risk with the purchasers of our crude oil and natural gas. For example, all of our crude oil in Utah is sold under a long-term contract to a single refiner. Under the standard credit terms with our refiners, we may not know that a refiner will be unable to make payment to us until 50 days of our production has been delivered to them. If our purchasers become insolvent, we may not be able to collect any of the amounts owed to us.

We may be unable to meet our drilling obligations.

          We have contractual obligations on our Piceance assets in Colorado. We must spud an additional 87 wells of our original 120 well commitment by February 2011 to avoid penalties of $0.2 million per well not drilled. Satisfying this commitment and further developing these assets depends on Piceance infrastructure and access, drilling resources, including capital availability, and other factors, all of which will be further evaluated throughout the remainder of 2010. There is no assurance that our operating cash flow or alternative sources of capital investment from partnerships, joint ventures or other investment opportunities with third parties will be available to us in sufficient amount to develop these assets on the schedule required to avoid penalties or that there will be sufficient time remaining to drill all the wells by the required date to avoid penalties.

Our financial counterparties may be unable to satisfy their obligations.

          We rely on financial institutions to fund their obligations under our senior secured revolving credit facility and make payments to us under our hedging agreements. If one or more of our financial counterparties becomes insolvent, they may not be able to meet their commitment to fund future borrowings under our credit facility which would reduce our liquidity. Additionally, at current commodity prices, a portion of our cash flow over the next three years will come from payments from our counterparties on our commodity hedging contracts. If our counterparties are not able to make these payments, our cash flow will be reduced. Recently adopted financial reform legislation may require the counterparties to our derivative instruments to spin off some of their derivatives activities to a separate entity, which may not be as creditworthy as the current counterparty.

A widening of commodity differentials may adversely impact our revenues and our economics.

          Our crude oil and natural gas are priced in the local markets where the production occurs based on local or regional supply and demand factors. The prices that we receive for our crude oil and natural gas production are generally lower than the relevant benchmark prices, such as NYMEX, that are used for calculating commodity derivative positions. The difference between the benchmark price and the price we receive is called a differential. We may not be able to accurately predict natural gas and crude oil differentials.

          Price differentials may widen in the future. Numerous factors may influence local pricing, such as refinery capacity, pipeline capacity and specifications, upsets in the mid-stream or downstream sectors of the industry, trade restrictions and governmental regulations. We may be adversely impacted by a widening differential on the products we sell. Our oil and natural gas hedges are based on WTI or natural gas index prices, so we may be subject to basis risk if the differential on the products we sell widens from those benchmarks and we do not have a contract tied to those benchmarks. Additionally, insufficient pipeline capacity or trucking capability and the lack of demand in any given operating area may cause the differential to widen in that area compared to other oil and natural gas producing areas. Increases in the differential between the benchmark price for oil and natural gas and the wellhead price we receive could adversely affect our financial condition.

Market conditions or operational impediments may hinder our access to crude oil and natural gas markets or delay our production.

          Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets or delay our production. The availability of a ready market for our oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and terminal facilities. Our ability to market our production depends in substantial part on the availability and capacity of gathering systems, pipelines, processing facilities, trucking capability and refineries owned and operated by third parties. Our failure to obtain such services on acceptable terms could materially harm our business. We may be required to shut in wells for a lack of a market or because of inadequacy or unavailability of natural gas pipelines, gathering system capacity, processing facilities or refineries. If that were to occur, then we would be unable to realize revenue from those wells until arrangements were made to deliver the production to market.

We may not be able to deliver minimum crude oil volumes required by our sales contract.

          Production volumes from our Uinta properties over the next several years are uncertain and there is no assurance that we will be able to consistently meet the minimum required volume under our refining contract relating to our production from these properties. During the term of the contract, the minimum number of delivered barrels is 5,000 BOE/D. In the event that we cannot produce the necessary volume, we may need to purchase crude to meet our contract requirements. Gross oil production from our Uinta properties averaged approximately 3,040 BOE/D in the first nine months of 2010.

We may be subject to the risk of adding additional steam generation equipment if the electrical market deteriorates significantly.

          We are dependent on several cogeneration facilities that, combined, provide approximately 28% of our steam capacity as of December 31, 2009. These facilities are dependent on reasonable contracts for the sale of electricity. If, for any reason, including if utilities that purchase electricity from us are no longer required by regulation to enter into electricity sales contracts with us, we were unable to enter into new or replacement contracts or were to lose any existing contract, we may not be able to supply 100% of the steam requirements necessary to maximize production from our heavy oil assets. An additional investment in various steam sources may be necessary to replace such steam, and there may be risks and delays in being able to install conventional steam equipment due to permitting requirements and availability of equipment. The financial cost and timing of such new investment may adversely affect our production, capital outlays and cash provided by operating activities. On October 7, 2010, we executed agreements with Pacific Gas and Electric Company ("PG&E"), which, if approved by the California Public Utilities Commission ("CPUC"), will extend the electricity sales contracts for our 18MW and 38MW facilities until June 30, 2011. Our electricity sales contracts with Southern California Edison Company ("Edison") for our Placerita facility will continue in effect until the CPUC approves and makes available replacement standard form contracts for qualifying facilities, which, under the pending settlement agreement described below, will likely be sometime in 2011; however, our current contracts could terminate earlier under certain limited circumstances or the CPUC may not approve the settlement agreement.

The future of the electricity market in California is uncertain.

          We utilize cogeneration plants in California to generate lower cost steam compared to conventional steam generation methods. Electricity produced by our cogeneration plants is sold to utilities and the steam costs are allocated to our oil and natural gas operations. On October 7, 2010, we executed agreements with PG&E, which, if approved by the CPUC, will extend the electricity sales contracts for our 18MW and 38MW facilities until June 30, 2011. Our electricity sales contracts with Edison for our Placerita facility will continue in effect until the CPUC approves and makes available replacement standard form contracts for qualifying facilities, which, under the pending settlement agreement described below, will likely be sometime in 2011; however, our current contracts could terminate earlier under certain limited circumstances or the CPUC may not approve the settlement agreement. Additionally, legal and regulatory decisions (especially related to the pricing of electricity under the contracts such as the SRAC Decision (as defined in our Annual Report on Form 10-K for the year ended December 31, 2009) and the pending issues as to effective dates on retroactivity), can by reducing our electricity revenues adversely affect the economics of our cogeneration facilities and as a result the cost of steam for use in our oil and natural gas operations. In addition, any final determination by the CPUC to apply the new SRAC pricing formula retroactively, if applied so as to require payment on a one-time basis, could have a material adverse effect on our financial condition and results of operations. During the California energy crisis in 2000 and 2001, we had electricity sales contracts with various utilities and a portion of the electricity prices paid to us under such contracts from December 2000 to March 27, 2001 has been under a degree of legal challenge since that time. There are ongoing proceedings before the CPUC in which Edison and PG&E are seeking credit against future payments they are to make for electricity purchases based on retroactive adjustments to pricing under contracts with us. It is possible that we may have a liability pending the final outcome of the CPUC proceedings on the matter. Whether or not retroactive adjustments will be ordered, how such adjustments would be calculated and what period they would cover are too uncertain to estimate at this time. On October 8, 2010, a settlement agreement was filed at the CPUC by and between the three California utilities, two consumer representative groups and three parties that represent the interests of the majority of the cogeneration facilities in the state, including us, that if adopted by the CPUC, would extinguish all pending claims of retroactive payment liability. A ruling on this settlement is expected later this year or during the early part of 2011. However, it is possible that the CPUC may not approve such settlement. See "Item 1. Business — Electricity" of our Annual Report on Form 10-K for the year ended December 31, 2009 for more information about our electricity sales contracts.

A shortage of natural gas in California could adversely affect our business.

          We may be subject to the risks associated with a shortage of natural gas and/or the transportation of natural gas into and within California. We are highly dependent on sufficient volumes of natural gas necessary to use for fuel in generating steam in our heavy oil operations in California. If the required volume of natural gas for use in our operations were to be unavailable or too highly priced to produce heavy oil economically, our production could be adversely impacted. We have firm transportation to move 12,000 MMBtu/D on the Kern River Pipeline from the Rocky Mountains to Kern County, CA, which accounts for approximately one-quarter of our current requirement.

Our use of oil and natural gas price and interest rate hedging contracts involves credit risk and may limit future revenues from price increases or reduced expenses from lower interest rates, as well as result in significant fluctuations in net income and shareholders' equity.

          We use hedging transactions with respect to a portion of our oil and natural gas production with the objective of achieving a more predictable cash flow, and reducing our exposure to a significant decline in the price of crude oil and natural gas. We also utilize interest rate hedges to fix the rate on a portion of our variable rate indebtedness, as only a portion of our total indebtedness has a fixed rate and we are therefore exposed to fluctuations in interest rates. While the use of hedging transactions limits the downside risk of price declines or rising interest rates, as applicable, their use may also limit future revenues from price increases or reduced expenses from lower interest rates, as applicable. Hedging transactions also involve the risk that the counterparty may be unable to satisfy its obligations.

Our future success depends on our ability to find, develop and acquire oil and natural gas reserves.

          To maintain production levels, we must locate and develop or acquire new oil and natural gas reserves to replace those depleted by production. Without successful exploration, exploitation or acquisition activities, our reserves, production and revenues will decline. We may not be able to find, develop or acquire additional reserves at an acceptable cost. In addition, substantial capital is required to replace and grow reserves. If lower oil and natural gas prices or operating difficulties result in our cash flow from operations being less than expected or limit our ability to borrow under credit arrangements, we may be unable to expend the capital necessary to locate and to develop or acquire new oil and natural gas reserves.

Actual quantities of recoverable oil and natural gas reserves and future cash flows from those reserves, future production, oil and natural gas prices, revenues, taxes, development expenditures and operating expenses most likely will vary from estimates.

          It is not possible to measure underground accumulations of oil or natural gas in an exact way. Estimating accumulations of oil and natural gas is a complex process that relies on interpretations of available geologic, geophysical, engineering and production data. The extent, quality and reliability of this data can vary. The process also requires certain economic assumptions, such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds, some of which are mandated by the SEC. The accuracy of a reserve estimate is a function of:

  •
  quality and quantity of available data;

  •
  interpretation of that data; and

  •
  accuracy of various mandated economic assumptions.

          Any significant variance could materially affect the quantities and present value of our reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of development, changes in development schedule and exploration and prevailing oil and natural gas prices.

          In accordance with SEC requirements, we base both our estimated quantities of reserves and our estimated discounted future net cash flows from our proved reserves on an un-weighted arithmetic average of the first-day-of-the month price for each month during the calendar year and on year-end costs. Actual future prices and costs may be materially higher or lower than the prices and costs used in the estimate.

Future commodity price declines and/or increased capital costs may result in a write-down of our asset carrying values which could adversely affect our results of operations and limit our ability to borrow funds.

          Declines in oil and natural gas prices may result in our having to make substantial downward adjustments to our estimated proved reserves. If this occurs, or if our estimates of development costs increase, production data factors change, development of proved reserves is postponed or drilling results deteriorate, accounting rules may require us to write down, as a non-cash charge to earnings, the carrying value of our oil and natural gas properties for impairments.

          We capitalize costs to acquire, find and develop our oil and natural gas properties under the successful efforts accounting method. If net capitalized costs of our oil and natural gas properties exceed fair value, we must charge the amount of the excess to earnings. We review the carrying value of our properties annually and at any time when events or circumstances indicate a review is necessary, based on estimated prices as of the end of the reporting period. The carrying value of oil and natural gas properties is computed on a field-by-field basis. Once incurred, a write-down of oil and natural gas properties is not reversible at a later date even if oil or natural gas prices increase. While we did not incur any such impairment charges in 2009 or the first nine months of 2010, it is possible that declining commodity prices could prompt an impairment in the future, which could have a material adverse effect on our results of operations in the period incurred and on our ability to borrow funds under our senior secured revolving credit facility.

Approximately 47% of our total estimated proved reserves at December 31, 2009 were proved undeveloped reserves and may be reclassified as unproved or may not ultimately be produced or developed.

          Recovery of proved undeveloped reserves requires significant capital expenditures and successful drilling operations. The reserve data included in the reserve engineer reports assumes that substantial capital expenditures are required to develop such reserves. Although cost and reserve estimates attributable to our crude oil and natural gas reserves have been prepared in accordance with industry standards, we cannot be sure that the estimated costs are accurate, that development will occur as scheduled or that the results of such development will be as estimated. The SEC generally requires that reserves classified as proved undeveloped be capable of conversion into proved developed within five years of classification unless specific circumstances justify a longer time. Proved undeveloped reserves that are not timely developed are subject to possible reclassification as non-proved reserves. Substantial downward adjustments to our estimated proved reserves could have a material adverse effect on our financial condition and results of operations. In addition, our undeveloped reserves may not ultimately be developed or produced during the time periods we have planned, at the costs we have budgeted, or at all, which in turn may have a material adverse effect on our results of operations.

Competitive industry conditions may negatively affect our ability to conduct operations.

          Competition in the oil and gas industry is intense, particularly with respect to the acquisition of producing properties and of proved undeveloped acreage. Major and independent oil and natural gas companies actively bid for desirable oil and natural gas properties, as well as for the equipment, supplies, labor and services required to operate and develop their properties. Some of these resources may be limited and have higher prices due to current strong demand. Many of our competitors have financial resources that are substantially greater than ours, which may adversely affect our ability to compete within the industry.

          Many of our larger competitors not only drill for and produce oil and natural gas but also carry on refining operations and market petroleum and other products on a regional, national or worldwide basis. These companies may be able to pay more for oil and natural gas properties and evaluate, bid for and purchase a greater number of properties than our financial or human resources permit. In addition, there is substantial competition for investment capital in the oil and natural gas industry. These larger companies may have a greater ability to continue drilling activities during periods of low oil and natural gas prices and to absorb the burden of present and future federal, state, local and other laws and regulations. Our inability to compete effectively with larger companies could have a material adverse impact on our business activities, financial condition and results of operations.

Drilling is a high-risk activity.

          Our future success will partly depend on the success of our drilling program. In addition to the numerous operating risks described in more detail below, these drilling activities involve the risk that no commercially productive oil or natural gas reservoirs will be discovered. Also, we are often uncertain as to the future cost or timing of drilling, completing and producing wells. Furthermore, drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

  •
  obtaining government and tribal required permits;

  •
  unexpected drilling conditions;

  •
  pressure or irregularities in formations;

  •
  equipment failures or accidents;

  •
  adverse weather conditions;

  •
  changes in regulations;

  •
  compliance with governmental or landowner requirements; and

  •
  shortages or delays in the availability of drilling rigs and the delivery of equipment and/or services, including experienced labor.

          As a result, there can be no assurance that our anticipated production levels will be realized or that our estimates of proved reserves will not be negatively impacted. For example, although we expect that our Diatomite production will increase to 3,500 BOE/D by year-end 2010 and 5,000 BOE/D by mid-2011, actual production from these assets could be significantly lower. During the first half of 2010, Diatomite production decreased primarily due to the inability to drill new wells pending the receipt of permits from the DOGGR. Although we have received such permits, the DOGGR is expected to issue new regulations for the development of Diatomite, the effect of which we are unable to determine until such regulations are issued.

The oil and natural gas business involves many operating risks that can cause substantial losses.

          The oil and gas business involves many operating risks, and insurance we maintain may not protect us against all of these risks. These risks include:

  •
  fires;

  •
  explosions;

  •
  blow-outs;

  •
  uncontrollable flows of oil, natural gas, formation water or drilling fluids;

  •
  natural disasters;

  •
  pipe or cement failures;

  •
  casing collapses;

  •
  embedded oilfield drilling and service tools;

  •
  abnormally pressured formations;

  •
  major equipment failures, including cogeneration facilities; and

  •
  environmental hazards such as oil spills, natural gas leaks, pipeline ruptures and discharges of toxic gases.

          If any of these events occur, we could incur substantial losses as a result of:

  •
  injury or loss of life;

  •
  severe damage or destruction of property, natural resources and equipment;

  •
  pollution and other environmental damage;

  •
  investigatory and clean-up responsibilities;

  •
  regulatory investigation and penalties;

  •
  more stringent regulations applicable to our operations;

  •
  suspension of operations; and

  •
  repairs to resume operations.

          If we experience any of these problems, our ability to conduct operations could be adversely affected. If a significant accident or other event occurs and is not fully covered by insurance, it could adversely affect us. In accordance with customary industry practices, we maintain insurance coverage against some, but not all, potential losses in order to protect against the risks we face. For instance, we do not carry business interruption insurance. We may elect not to carry insurance if the cost of available insurance is excessive relative to the risks presented. In addition, we cannot insure fully against pollution and environmental risks. The occurrence of an event not fully covered by insurance could have a material adverse effect on our financial condition and results of operations. While we intend to obtain and maintain insurance coverage we deem appropriate for these risks, there can be no assurance that our operations will not expose us to liabilities exceeding such insurance coverage or to liabilities not covered by insurance.

We are subject to comprehensive and stringent existing and pending laws and regulations that could give rise to substantial liabilities from environmental contamination or otherwise adversely affect our cost, manner or feasibility of doing business.

          Our operations are regulated extensively at the federal, state, regional and local levels by environmental laws and regulations that impose limitations on our discharge of pollutants into the environment, establish standards for our management, treatment, storage, transportation and disposal of hazardous materials and solid and hazardous wastes, and impose obligations requiring us to investigate and remediate contamination resulting from our operations. In certain circumstances, we also must satisfy federal and state requirements for providing environmental assessments, environmental impact studies and/or plans of development before we commence exploration and production activities. Environmental requirements applicable to our operations generally have become more stringent in recent years, and compliance with those requirements have become more expensive. Frequently changing environmental laws and regulations have increased our costs to plan, design, drill, install, operate and abandon oil and natural gas wells and other facilities, and may impose substantial liabilities if we fail to comply with such regulations or for any contamination resulting from our operations. Our business results from operations and financial condition may be adversely affected by any failure to comply with, or future changes to, these laws and regulations. In particular, failure to comply with these laws and regulations may result in the suspension or termination of our operations and subject us to administrative, civil and criminal sanctions, including the payment of monetary penalties and the performance of remedial obligations.

          From time to time we have experienced accidental spills, leaks and other discharges of contaminants at our properties. We could be liable for the investigation or remediation of such contamination, as well as claims for personal injury, property damage or natural resource damage arising from the contamination. We have incurred expenses and penalties in connection with contamination arising from our operations in the past, and we may do so in the future. Such liabilities may arise at many locations, including properties in which we have an ownership interest but no operational control, properties we formerly owned or operated and sites where our wastes have been treated or disposed of, as well as at properties that we currently own or operate, and may arise because of our status as an owner or operator and not because of any noncompliance with applicable environmental laws. Under a number of environmental laws, including the Comprehensive Environmental Response, Compensation

and Liability Act ("CERCLA"), such liabilities may be joint and several, meaning that we could be held responsible for more than our share of the liability involved, or even the entire share. Some of the properties that we have acquired, or in which we may hold an interest but not operational control, may have past or ongoing contamination for which we may be held responsible. Some of our operations are in environmentally sensitive areas that may provide habitat for endangered or threatened species, and other protected areas, and our operations in such areas must satisfy additional regulatory requirements. Moreover, public interest in environmental protection has increased in recent years, and environmental organizations have opposed certain drilling projects and/or access to prospective lands and have filed litigation in an attempt to overturn decisions granting the performance of such projects, including decisions made by the U.S. Bureau of Land Management regarding several leases in Utah that we have been awarded.

Climate change legislation or regulatory initiatives may adversely affect our operations, our cost structure, and the demand for the oil and natural gas that we produce.

          On December 15, 2009, the U.S. Environmental Protection Agency ("EPA") published its findings that emissions of carbon dioxide, methane, and other greenhouse gases ("GHGs") present an endangerment to public heath and the environment because emissions of such gasses are, according to the EPA, contributing to the warming of the earth's atmosphere and other climate changes. These findings allow the EPA to adopt and implement regulations that would restrict emissions of GHGs under existing provisions of the federal Clean Air Act. The EPA has adopted two sets of regulations under the Clean Air Act. The first limits emissions of GHGs from motor vehicles beginning with the 2012 model year. The EPA has asserted that these final motor vehicle GHG emission standards trigger Clean Air Act construction and operating permit requirements for stationary sources, commencing when the motor vehicle standards take effect on January 2, 2011. On June 3, 2010, the EPA published its final rule to address the permitting of GHG emissions from stationary sources under the Prevention of Significant Deterioration ("PSD") and Title V permitting programs. This rule "tailors" these permitting programs to apply to certain stationary sources of GHG emissions in a multi-step process, with the largest sources first subject to permitting. It is widely expected that facilities required to obtain PSD permits for their GHG emissions also will be required to reduce those emissions according to "best available control technology" standards for GHG that have yet to be developed. More recently, on August 12, 2010, the EPA proposed additional regulatory actions to provide for implementation of these permitting requirements by state environmental agencies or by the EPA on their behalf. With regards to the monitoring and reporting of GHGs, on October 30, 2009, the EPA published a final rule requiring the reporting of GHG emissions from specified large GHG emission sources in the United States on an annual basis, beginning in 2011 for emissions occurring after January 1, 2010. In addition, on April 10, 2010, the EPA published a proposed rule that would expand its existing GHG reporting rule to include onshore petroleum and natural gas production, processing, transmission storage and distribution facilities. If the proposed rule is finalized as proposed, reporting of GHG emissions from such facilities would be required on an annual basis, with reporting beginning in 2012 for emission occurring in 2011.

          Similarly, the House of Representatives and Senate have been considering adoption of "cap and trade" legislation that would establish an economy-wide cap on emissions of GHGs in the United States and would require most sources of GHG emissions to obtain GHG emission "allowances" corresponding to their annual emissions of GHGs. At the state level, almost one-half of the states, including California, have begun taking actions to control and/or reduce emissions of GHGs. The State of California has adopted legislation that caps California's GHG emissions at 1990 levels by 2020, and the California Air Resources Board ("CARB") has implemented mandatory reporting regulations and is proceeding with early action measures to reduce GHG emissions prior to January 1, 2012. CARB is also developing regulations to implement a cap and trade program in 2012 to reduce GHG emissions. The adoption of any legislation or regulations that requires reporting of GHGs or otherwise limits emissions of GHGs from our equipment and operations could require us to incur increased operating costs and could adversely affect demand for the oil and natural gas we produce.

Federal and state legislation and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

          Congress is currently considering two companions bills for the "Fracturing Responsibility and Awareness of Chemicals Act" (the "FRAC Act"). The bills would repeal an exemption in the federal Safe Drinking Water Act ("SWDA") for the underground injection of hydraulic fracturing fluids near drinking water sources. Hydraulic fracturing involves the injection of water, sand and chemicals under pressure into rock formations to stimulate natural gas production. Sponsors of the FRAC Act have asserted that chemicals used in the fracturing process could adversely affect drinking water supplies, and the EPA has commenced a study of the potential environmental impacts of hydraulic fracturing activities. The proposed legislation would require the reporting and public disclosure of chemicals used in the fracturing process. The availability of this information could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater. Further, if enacted, the FRAC Act could result in additional regulatory burdens such as permitting, construction, financial assurance, monitoring, recordkeeping, and plugging and abandonment requirements. In addition, various state and local governments are considering increased regulatory oversight of hydraulic fracturing through additional permit requirements, operational restrictions, and temporary or permanent bans on hydraulic fracturing in certain environmentally sensitive areas such as watersheds. The adoption of any future federal or state laws or implementing regulation imposing reporting obligations on, or otherwise limiting, the hydraulic fracturing process could make it more difficult to perform hydraulic fracturing, complete natural gas wells in shale formations and increase our costs of compliance and doing business.

Our operations are subject to numerous federal, state and tribal regulations and laws; compliance with existing and future laws may increase our costs and delay our operations.

          Our activities are also subject to regulation by the federal government, oil and natural gas-producing states and one Native American tribe. These regulations affect our operations and limit the quantity of oil and natural gas we may produce and sell. A major risk inherent in our drilling plans is the need to obtain drilling permits from federal, state, local and Native American tribal authorities. Delays in obtaining regulatory approvals or drilling permits, the failure to obtain a drilling permit for a well, or the receipt of a permit with unreasonable conditions that are more expensive than we have anticipated could have a negative effect on our ability to explore or develop our properties.

Changes to current laws may affect our ability to take certain deductions.

          Substantive changes to the existing federal income tax laws have been proposed that, if adopted, would affect, among other things, our ability to take certain deductions related to our operations, including depletion deductions, deductions for intangible drilling and development costs and deductions for United States production activities. These changes, if enacted into law, could negatively affect our financial condition and results of operations.

The recent adoption of derivatives legislation by Congress could have an adverse impact on our ability to use derivative instruments to reduce the effect of commodity price, interest rate and other risks associated with our business.

          Congress recently adopted comprehensive financial reform legislation that establishes federal oversight and regulation of the over-the-counter derivatives market and entities that participate in that market. The new legislation was signed into law by the President on July 21, 2010 and requires the Commodities Futures Trading Commission (the "CFTC") and the SEC to promulgate rules and regulations implementing the new legislation within 360 days from the date of enactment. The CFTC has also proposed regulations to set position limits for certain futures and option contracts in the major energy markets, although it is not possible at this time to predict whether or when the CFTC will adopt those rules or include comparable provisions in its rulemaking under the new legislation. The financial reform legislation may also require us to comply with margin requirements and with certain clearing and trade-execution requirements in connection with our derivative activities, although the application of those provisions to us is uncertain at this time. The financial reform legislation may also require the counterparties to our derivative instruments to spin off some of their derivatives activities to a separate entity, which may not be as creditworthy as the current counterparty. The new legislation and any new regulations could significantly increase the cost of derivative contracts (including through requirements to post collateral which could adversely affect our available liquidity), materially alter the terms of derivative contracts, reduce the availability of derivatives to protect against risks we encounter, reduce our ability to monetize or restructure our existing derivative contracts, and increase our exposure to less creditworthy counterparties. If we reduce our use of derivatives as a result of the legislation and regulations, our results of operations may become more volatile and our cash flows may be less predictable, which could adversely affect our ability to plan for and fund capital expenditures. Finally, the legislation was intended, in part, to reduce the volatility of oil and natural gas prices, which some legislators attributed to speculative trading in derivatives and commodity instruments related to oil and natural gas. Our revenues could therefore be adversely affected if a consequence of the legislation and regulations is to lower commodity prices. Any of these consequences could have a material, adverse effect on us, our financial condition, and our results of operations.

Property acquisitions are a component of our growth strategy, and our failure to complete future acquisitions successfully could reduce our earnings and slow our growth.

          Our business strategy has emphasized growth through strategic acquisitions, but we may not be able to continue to identify properties for acquisition or we may not be able to make acquisitions on terms that we consider economically acceptable. There is intense competition for acquisition opportunities in our industry. Competition for acquisitions may increase the cost of, or cause us to refrain from, completing acquisitions. Our strategy of completing acquisitions is dependent upon, among other things, our ability to obtain debt and equity financing and, in some cases, regulatory approvals. If we are unable to achieve strategic acquisitions, our growth may be impaired, thus impacting earnings, cash from operations and reserves.

Acquisitions are subject to the uncertainties of evaluating recoverable reserves and potential liabilities.

          Our recent growth is due in part to acquisitions of properties with additional development potential and properties with minimal production at acquisition but significant growth potential, and we expect acquisitions will continue to contribute to our future growth. Successful acquisitions require an assessment of a number of factors, many of which are beyond our control. These factors include: recoverable reserves, exploration potential, future oil and natural gas prices, operating costs, production taxes and potential environmental and other liabilities. Such assessments are inexact and their accuracy is inherently uncertain. In connection with our assessments, we perform a review of the acquired properties, which we believe is generally consistent with industry practices. However, such a review will not reveal all existing or potential problems. In addition, our review may not allow us to become sufficiently familiar with the properties, and we do not always discover structural, subsurface and environmental problems that may exist or arise. Our review prior to signing a definitive purchase agreement may be even more limited.

          We generally are not entitled to contractual indemnification for pre-closing liabilities, including environmental liabilities, on acquisitions. Often, we acquire interests in properties on an "as is" basis with limited remedies for breaches of representations and warranties. If material breaches are discovered by us prior to closing, we could require adjustments to the purchase price or if the claims are significant, we or the seller may have a right to terminate the agreement. We could also fail to discover breaches or defects prior to closing and incur significant unknown liabilities, including environmental liabilities, or experience losses due to title defects, for which we would have limited or no contractual remedies or insurance coverage.

There are risks in making acquisitions, including difficulties in integrating acquired properties into our business, additional liabilities and expenses associated with acquired properties, diversion of management attention, and costs of increased scope, geographic diversity and complexity of our operations.

          Increasing our reserve base through acquisitions is an important part of our business strategy. Any acquisition involves potential risks, including, among other things:

  •
  the validity of our assumptions about reserves, future production, the future prices of oil and natural gas, revenues and costs, including synergies;

  •
  an inability to integrate successfully the properties and businesses we acquire;

  •
  a decrease in our liquidity to the extent we use a significant portion of our available cash or borrowing capacity to finance acquisitions;

  •
  a significant increase in our interest expense or financial leverage if we incur debt to finance acquisitions;

  •
  the assumption of unknown liabilities, losses or costs for which we are not indemnified or for which our indemnity is inadequate;

  •
  the diversion of management's attention from other business concerns;

  •
  an inability to hire, train or retain qualified personnel to manage and operate our growing business and assets;

  •
  unforeseen difficulties encountered in operating in new geographic areas; and

  •
  customer or key employee losses at the acquired businesses.

          Our decision to acquire a property or business will depend in part on the evaluation of data obtained from production reports and engineering studies, geophysical and geological analyses and seismic and other information, the results of which are often inconclusive and subject to various interpretations.

If third-party pipelines interconnected to our natural gas wells and gathering facilities become partially or fully unavailable to transport our natural gas, our results of operations and financial condition could be adversely affected.

          We depend upon third party pipelines that provide delivery options from our wells and gathering facilities. Since we do not own or operate these pipelines, their continuing operation in their current manner is not within our control. If any of these third-party pipelines become partially or fully unavailable to transport our natural gas, or if the natural gas quality specifications for their pipelines change so as to restrict our ability to deliver natural gas to those pipelines, our revenues and cash available for distribution could be adversely affected.

A change in the jurisdictional characterization of some of our assets by federal, state or local regulatory agencies or a change in policy by those agencies may result in increased regulation of our assets, which may cause our revenues to decline and operating expenses to increase.

          Section 1(b) of the Natural Gas Act ("NGA") exempts natural gas gathering facilities from regulation by the Federal Energy Regulatory Commission ("FERC") as a natural gas company under the NGA. We believe that the natural gas pipelines in our gathering systems meet the traditional tests FERC has used to establish a pipeline's status as a gatherer not subject to regulation as a natural gas company, but the status of these lines has never been challenged before FERC. The distinction between FERC-regulated transmission services and federally unregulated gathering services is subject to change based on future determinations by FERC, the courts, or Congress, and application of existing FERC policies to individual factual circumstances. Accordingly the classification and regulation of some of our natural gas gathering facilities may be subject to challenge before FERC or subject to change based on future determinations by FERC, the courts, or Congress. In the event our gathering facilities are reclassified to FERC-regulated transmission services, we may be required to charge lower rates and our revenues could thereby be reduced.

Should we fail to comply with all applicable FERC-administered statutes, rules, regulations and orders, we could be subject to substantial penalties and fines.

          FERC has issued an order requiring certain participants in the natural gas market, including natural gas gatherers and marketers, that engage in a minimum level of natural gas sales or purchases to submit annual reports regarding those transactions to FERC. In addition, FERC has issued an order requiring major non-interstate pipelines, defined as certain non-interstate pipelines delivering, on an annual basis, more than an average of 50 million MMBtu of gas over the previous three calendar years, to post daily certain information regarding the pipeline's capacity and scheduled flows for each receipt and delivery point that has design capacity equal to or greater than 15,000 MMBtu per day. Should we fail to comply with these requirements or any other applicable FERC-administered statute, rule, regulation or order, we could be subject to substantial penalties and fines. Under the Energy Policy Act of 2005, FERC has civil penalty authority under the NGA to impose penalties for current violations of up to $1 million per day for each violation and disgorgement of profits associated with any violation.

The loss of key personnel could adversely affect our business.

          We depend to a large extent on the efforts and continued employment of our executive management team and other key personnel. The loss of the services of these or other key personnel could adversely affect our business, and we do not maintain key man insurance on the lives of any of these persons. Our drilling success and the success of other activities integral to our operations will depend, in part, on our ability to attract and retain experienced geologists, engineers, landmen and other professionals. Competition for many of these professionals is intense. If we cannot retain our technical personnel or attract additional experienced technical personnel and professionals, our ability to compete could be harmed.

We may not adhere to our proposed drilling schedule.

          Our final determination of whether to drill any scheduled or budgeted wells will depend on a number of factors, including:

  •
  results of our exploration efforts and the acquisition, review and analysis of our seismic data, if any;

  •
  availability of sufficient capital resources to us and any other participants for the drilling of the prospects;

  •
  approval of the prospects by other participants after additional data has been compiled;

  •
  economic and industry conditions at the time of drilling, including prevailing and anticipated prices for oil and natural gas and the availability and prices of drilling rigs and crews; and

  •
  availability of leases, license options, farm-outs, other rights to explore and permits on reasonable terms for the prospects.

          Although we have identified or budgeted for numerous drilling prospects, we may not be able to lease or drill those prospects within our expected time frame, or at all. For instance, our drilling schedule may vary from our expectations because of future uncertainties and rig availability and access to our drilling locations utilizing available roads. In addition, we will not necessarily drill wells on all of our identified drilling locations on our acreage.

We may incur losses as a result of title deficiencies.

          We acquire from third parties, or directly from the mineral fee owners, working and revenue interests in the oil and natural gas leaseholds and estates upon which we will perform our exploration activities. The existence of a material title deficiency can reduce the value or render a property worthless thus adversely affecting the results of our operations and financial condition. Title insurance covering mineral leaseholds is not always available and when available is not always obtained. As is customary in our industry, we rely upon the judgment of staff and independent landmen who perform the field work of examining records in the appropriate governmental offices and abstract facilities before attempting to acquire or place under lease a specific mineral interest and/or undertake drilling activities. We, in some cases, perform curative work to correct deficiencies in the marketability of the title to us. In cases involving title problems, the amount paid for affected oil and natural gas leases or estates can be generally lost, and a prospect can become undrillable.

We have received a notice of proposed civil penalty of $69.6 million from the Bureau of Land Management that may result in our payment of a significant penalty.

          In July 2009, we received a notice of proposed civil penalty from the Bureau of Land Management (the "BLM") related to our alleged non-compliance during 2007 with regulations relating to the operation and position of certain valves in our Uinta basin operations. The regulations are intended to address production security on Federal and tribal lands managed by the BLM. The proposed civil penalty is $69.6 million and reflects the theoretical maximum penalty amount under applicable regulations, absent mitigating factors. We immediately remediated the instances of non-compliance in 2007, cooperated fully with the BLM's investigation and we believe no production was lost, all royalties were paid and there was no harm to the environment. Due to the above mitigating factors, among others, we believe this matter will be resolved by the payment of a penalty that will not exceed $2.1 million and have accrued such amount in the second quarter of 2009. However, there can be no assurance that any penalty would not be in excess of $2.1 million or have a material adverse affect on us.

Risks Related to the Acquisitions

We may not complete the Wolfberry Acquisitions. If we do not complete the Wolfberry Acquisitions, the net proceeds we receive from this offering will not be used to finance the Wolfberry Acquisitions and may not be used in a manner as beneficial to us.

          The completion of the Wolfberry Acquisitions is subject to specified closing conditions. See "Prospectus Supplement Summary — Recent Developments — The Wolfberry Acquisitions" for more information on the Wolfberry Acquisitions.

          If one or more of the conditions to closing are not satisfied, the Wolfberry Acquisitions may not be completed. Some of these conditions are beyond our control. Some of these conditions are in part within our control; other conditions are all or in part within the control of the sellers; and we or the sellers may elect not to take actions necessary to satisfy these conditions. If we breach our obligations under the purchase and sale agreements with the sellers or the sellers elect to terminate these agreements as a result, the sellers may be entitled to certain damages.

          It is possible that we will not complete the Wolfberry Acquisitions on the terms described in this prospectus supplement, or at all, or that the Wolfberry Acquisitions will be delayed beyond the expected closing date in December 2010. If we do not complete the Wolfberry Acquisitions, we will not have the opportunity to develop the related assets or to attempt to realize the benefits we believe the acquisitions will afford us.

          In addition, if the Wolfberry Acquisitions are not consummated or we only acquire a portion of the assets contemplated by the Wolfberry Acquisitions, we intend to repay the outstanding borrowings under our senior secured revolving credit facility and use the remainder for general corporate purposes. Such use of proceeds may not be as beneficial to us as the Wolfberry Acquisitions may have been.

Risk Related to our Indebtedness and the Notes

We have a substantial amount of debt and the cost of servicing that debt could adversely affect our business and hinder our ability to make payments on the notes, and such risk could increase if we incur more debt.

          We have a substantial amount of indebtedness. At September 30, 2010, we had total long-term outstanding debt of approximately $880 million and no short-term debt. Our borrowing base under our senior secured revolving credit facility is currently approximately $938 million. As of September 30, 2010, outstanding borrowings under the facility were approximately $240 million (excluding $23 million of outstanding letters of credit), leaving $675 million in borrowing capacity available under the facility. The issuance of the senior notes will automatically reduce the borrowing base under our senior secured revolving credit facility by 25 cents per dollar of notes issued, or approximately $75 million. After giving effect to this offering, the application of net proceeds of this offering of approximately $294 million to finance the purchase price of the Wolfberry Acquisitions and reduce outstanding borrowings under our senior secured revolving credit facility, and the decrease in our borrowing base as a result of this offering, at September 30, 2010, we would have had a borrowing base of approximately $863 million, and approximately $121 million (excluding $23 million of outstanding letters of credit) outstanding under our senior secured revolving credit facility, with additional borrowing availability of approximately $719 million under the facility.

          We have demands on our cash resources in addition to interest expense on the notes, including, among others, operating expenses and interest and principal payments under our senior secured revolving credit facility, our senior secured money market line of credit, our 10 1/4% senior notes and our 8 1/4% senior subordinated notes. Our level of indebtedness relative to our proved reserves and these significant demands on our cash resources could have important effects on our business and on your investment in the notes. For example, they could:

  •
  make it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the amount of our cash flow available for working capital, capital expenditures, acquisitions and other general corporate purposes;

  •
  require us to make principal payments under our senior secured revolving credit facility if the quantity of proved reserves attributable to our natural gas and crude oil properties are insufficient to support our level of borrowings under that credit facility;

  •
  limit our flexibility in planning for, or reacting to, changes in the oil and gas industry;

  •
  place us at a competitive disadvantage compared to our competitors that have lower debt service obligations and significantly greater operating and financing flexibility than we do;

  •
  limit our financial flexibility, including our ability to borrow additional funds, pay dividends, make certain investments and issue equity on favorable terms or at all;

  •
  increase our interest expense if interest rates increase, because borrowings under our senior secured revolving credit facility are at a variable rate of interest, and borrowings under our senior secured money market line of credit are generally at a variable rate of interest;

  •
  increase our vulnerability to general adverse economic and industry conditions; and

  •
  result in an event of default upon a failure to comply with financial covenants contained in our senior secured revolving credit facility or senior secured money market line of credit which, if not cured or waived, could have a material adverse effect on our business, financial condition or results of operations.

          A higher level of indebtedness increases the risk that we may default on our obligations. Our ability to pay the principal and interest on our long-term debt, including the notes, and to satisfy our other liabilities will depend upon our future performance and our ability to refinance our debt as it becomes due. Our future operating performance and ability to refinance will be affected by economic and capital markets conditions, oil and natural gas prices, our financial condition, results of operations and prospects and other factors, many of which are beyond our control.

          If we are unable to service our indebtedness and fund our operating costs, we will be forced to adopt alternative strategies that may include:

  •
  reducing or delaying capital expenditures;

  •
  seeking additional debt financing or equity capital;

  •
  selling assets; or

  •
  restructuring or refinancing debt.

          There can be no assurance that any such strategies could be implemented on satisfactory terms, if at all.

The borrowing base under our senior secured revolving credit facility may be reduced below the amount of our outstanding borrowings under that facility.

          The amount we are able to borrow under our senior secured revolving credit facility is determined based on the value of our proved oil and natural gas reserves and is based on oil and natural gas price assumptions which vary by individual lender. Our borrowing base is subject to redetermination twice each year in April and October with the option for one additional redetermination each year and additional redeterminations contemporaneously with any issuance of permitted second lien debt and after any issuance of permitted unsecured debt, including the issuance of the notes. Each dollar of permitted senior unsecured debt, including the notes, automatically reduces the borrowing base under our senior secured revolving credit facility by 25 cents. Should there be a deficiency in the amount of our borrowing base in comparison to our outstanding debt under the senior secured revolving credit facility, we would be required to repay any such deficiency in two equal installments, 90 and 180 days after the redetermination. If we were unable to make those repayments, we would be in default under our senior secured revolving credit facility, which could have a material adverse effect on our business and financial condition. See "Description of Other Indebtedness."

Despite current indebtedness levels, we may still be able to incur substantially more debt. This could further exacerbate the risks described above.

          The terms of the indenture governing the notes permit us to incur substantial additional indebtedness, including significant additional secured debt, under our senior secured revolving credit facility or other facilities. Any secured debt we incur will effectively rank senior to the notes to the extent of the value of the collateral securing that debt. If we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of our business. This may have the effect of reducing the amount of proceeds paid to you. If new debt is added to our current debt levels, the related risks that we now face could intensify. See "Description of Notes" and "Description of Other Indebtedness."

Covenants in agreements governing our debt restrict our ability to engage in certain activities.

          Agreements governing our outstanding debt and the indenture governing the notes restrict our ability to, among other things:

  •
  incur, assume or guarantee additional indebtedness or issue redeemable stock;

  •
  pay dividends or distributions or redeem or repurchase capital stock;

  •
  prepay, redeem or repurchase debt that is junior in right of payment to the notes;

  •
  make loans and other types of investments;

  •
  incur liens;

  •
  restrict dividends, loans or asset transfers from our subsidiaries;

  •
  sell or otherwise dispose of assets, including capital stock of subsidiaries;

  •
  consolidate or merge with or into, or sell substantially all of our assets to, another person;

  •
  make capital expenditures or acquire assets or businesses;

  •
  enter into transactions with affiliates; and

  •
  enter into new lines of business.

          In addition, our senior secured revolving credit facility contains certain covenants, which, among other things, require the maintenance of a minimum current ratio and a minimum earnings (before interest, taxes, depreciation, depletion and amortization, non-cash income and expense) to debt ratio. Our ability to borrow under our senior secured revolving credit facility is dependent upon the quantity of proved reserves attributable to our natural gas and crude oil properties and the respective projected commodity prices as determined by the lenders under that credit facility. Our ability to meet these covenants or requirements may be affected by events beyond our control, and we cannot assure you that we will satisfy such covenants and requirements.

If we default on our obligations to pay our indebtedness we may not be able to make payments on the notes.

          Any default under the agreements governing our indebtedness, including a default under our senior secured revolving credit facility, our senior secured money market line of credit, the 10 1/4% senior notes indenture or the 8 1/4% senior subordinated notes indenture, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could make us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium (if any) and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our senior secured revolving credit facility, our senior secured money market line of credit, the 10 1/4% senior notes indenture, the 8 1/4% senior subordinated notes indenture and the indenture governing the notes offered hereby), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders could elect to terminate their commitments thereunder and cease making further loans and we could be forced into bankruptcy or liquidation. Moreover, our senior secured revolving credit facility, our senior secured money market line of credit, the 10 1/4% senior notes indenture, the 8 1/4% senior subordinated notes indenture and the indenture governing the notes offered hereby each contain cross-default or cross-acceleration provisions that would be triggered by the occurrence of a default or acceleration under other instruments governing our indebtedness. If the payment of our indebtedness is accelerated, there can be no assurance that our assets would be sufficient to repay in full that indebtedness and our other indebtedness that would become due as a result of any acceleration.

          If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our senior secured revolving credit facility to avoid being in default. If we breach our covenants under our senior secured revolving credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior secured revolving credit facility, the lenders could exercise their rights and the lenders under our senior secured money market line of credit, the 10 1/4% senior notes indenture, the 8 1/4% senior subordinated notes indenture and the indenture governing the notes offered hereby could exercise their cross-default or cross-acceleration rights, as described above, and we could be forced into bankruptcy or liquidation. See "Description of Other Indebtedness" and "Description of Notes."

The notes are not secured by our assets.

          The notes will be our general unsecured obligations and will be effectively junior in right of payment to all of our secured indebtedness, if any, to the extent of the value of the assets securing such indebtedness. If we become insolvent or are liquidated, our assets which serve as collateral under our secured indebtedness, if any, would be made available to satisfy our obligations under any secured debt before any payments are made on the notes.

Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

          Our borrowings under our senior secured revolving credit facility (and generally under our senior secured money market line of credit) are, and are expected to continue to be, at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. Borrowings under our senior secured revolving credit facility can either be base rate loans or Eurodollar rate loans. On all base rate loans we pay a varying rate per annum equal to the sum of (i) the higher of (a) the prime rate announced from time to time by Wells Fargo Bank, National Association, (b) the sum of the Federal Funds Rate most recently determined by the Federal Reserve Bank of New York plus one-half of one percent and (c) the LIBOR rate for deposits in U.S. dollars as of 11:00 a.m. London time on such day with a term equivalent to one month, plus (ii) a base rate margin of between 2.25% and 3.0% depending on the amount of utilization by us. On all Eurodollar rate loans, we pay a rate per interest period equal to the sum of (x) the quotient of (a) LIBOR rate for deposits in U.S. dollars as of 11:00 a.m. London time two business days prior to the first day of the interest period, divided by (b) one minus the reserve requirement applicable to such interest period, plus (y) a LIBOR margin of between 2.25% and 3.0% per annum depending on the amount of utilization by us. Borrowings under our senior secured money market line of credit bear interest at LIBOR plus a margin of approximately one percent. As of September 30, 2010, a one percent change in interest rates would result in no change to our interest expense, due to our interest rate hedges. We currently have $250 million of our borrowings hedged using interest rate swaps, with $100 million at a fixed rate of approximately 4.7% through June 30, 2012 and $100 million at a fixed rate of approximately 2.0% and $50 million at a fixed rate of approximately 2.3% through July 15, 2012. In the future we may enter into additional interest rate swaps involving the exchange of floating for fixed rate interest payments to reduce interest rate volatility.

The notes will be structurally subordinated to all indebtedness and other liabilities of our future subsidiaries that are not guarantors of the notes.

          You will not have any claim as a creditor against any of our future subsidiaries that are not or do not become guarantors of the notes. Indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be effectively senior to your claims against those subsidiaries.

          In addition, the indenture governing the notes, subject to some limitations, permits our present and future non-guarantor subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that these subsidiaries may incur.

We may not be able to repurchase the notes upon a change of control.

          Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest. We may not be able to repurchase the notes upon a change of control because we may not have sufficient funds. In addition, restrictions under our credit facilities may not allow such repurchase. Our failure to repurchase the notes upon a change of control would cause a default under the indenture and a cross-default under the senior secured revolving credit facility, our senior secured money market line of credit, the 10 1/4% senior notes indenture and the 8 1/4% senior subordinated notes indenture. Our senior secured revolving credit facility also provides that a change of control, as defined in such agreement, will be a default that permits lenders to terminate their commitment to lend and to accelerate the maturity of borrowings thereunder, thereby limiting our ability to raise cash to purchase the notes, and reducing the practical benefit of the offer-to-purchase provisions to the holders of the notes. We may not be able to obtain waivers from the lenders under or refinance our senior secured revolving credit facility. Any of our future debt agreements may contain similar provisions.

          In addition, the change of control provisions in the indenture governing the notes may not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger, sale or other disposition of all or substantially all of our assets or other similar transaction. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a "Change of Control" as defined in the indenture that would trigger our obligation to repurchase the notes. If an event occurs that does not constitute a "Change of Control" as defined in the indenture, we will not be required to make an offer to repurchase the notes and you may be required to continue to hold your notes despite the event. See "Description of Other Indebtedness" and "Description of Notes — Change of Control."

You cannot be sure that an active trading market will develop or be maintained for the notes.

          There is no active trading market for the notes of the series offered hereby, and we cannot assure you that an active trading market for the notes will develop or be maintained. We do not intend to list the notes on any national securities exchange. The underwriters are not obligated to make any market for the notes and may cease their market-making activities at any time. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, will depend on a number of factors, including:

  •
  the number of holders of notes;

  •
  our operating performance, financial condition or prospects;

  •
  the operating performance, financial condition or prospects of other companies in our industry;

  •
  the overall market for high yield securities;

  •
  the interest of securities dealers in making a market in the notes; and

  •
  prevailing interest rates.

          Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that an active trading market for the notes will develop or be maintained or that the market will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your notes. Therefore, we cannot assure you that you will be able to sell your notes at a particular time or the price that you receive when you sell will be favorable.

USE OF PROCEEDS

          We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $294 million. We intend to use approximately $175 million of the net proceeds from this offering to finance the Wolfberry Acquisitions and to use the remainder to reduce outstanding borrowings under our senior secured revolving credit facility. If the Wolfberry Acquisitions are not consummated or we only acquire a portion of the assets contemplated by the Wolfberry Acquisitions, we intend to use the net proceeds from this offering to repay the outstanding borrowings under our senior secured revolving credit facility and use the remainder, if any, for general corporate purposes. Pending the application of the net proceeds to finance the Wolfberry Acquisitions, we intend to repay the outstanding borrowings under our senior secured revolving credit facility and use the remainder for general corporate purposes. The Wolfberry Acquisitions are subject to customary closing conditions, and there is no assurance that the acquisitions will be completed or that the anticipated benefits of the acquisitions will be realized. This offering will not be conditioned on the closing of the Wolfberry Acquisitions.

          Borrowings under our senior secured revolving credit facility were incurred for general corporate purposes. As of October 22, 2010, the weighted average interest rate with respect to outstanding borrowings under our senior secured revolving credit facility was 7.6%. The indebtedness under our senior secured revolving credit facility matures on July 15, 2012.

          Affiliates of certain of the underwriters are lenders under our senior secured revolving credit facility, and accordingly, will receive a substantial portion of the proceeds from this offering in the form of the repayment of borrowings under such facility. See "Conflicts of Interest."

CAPITALIZATION

          The following table sets forth our unaudited capitalization as of September 30, 2010:

  •
  on an actual basis; and

  •
  on an as adjusted basis, to reflect this offering and the application of net proceeds of approximately $294 million from this offering, after deducting underwriting discounts and commissions and estimated offering expenses, to finance the purchase price of the Wolfberry Acquisitions and to reduce outstanding borrowings under our senior secured revolving credit facility, as if such transactions occurred on September 30, 2010. Pending the application of the net proceeds to finance the Wolfberry Acquisitions, we intend to repay the outstanding borrowings under our senior secured revolving credit facility. This temporary reduction is not reflected in the table below. The Wolfberry Acquisitions are expected to close in December 2010, subject to customary closing conditions, and there is no assurance that the acquisitions will be completed. If the Wolfberry Acquisitions are not consummated or we only acquire a portion of the assets contemplated by the Wolfberry Acquisitions, we intend to use the net proceeds from this offering to repay the outstanding borrowings under our senior secured revolving credit facility and use the remainder, if any, for general corporate purposes. This offering will not be conditioned on the closing of the Wolfberry Acquisitions. See "Use of Proceeds."

          The following table is unaudited and should be read together with our financial statements and accompanying notes incorporated by reference into this prospectus.

	As of September 30, 2010
	Actual	As Adjusted
	($ in thousands)
Cash and cash equivalents	$54	$54

Short-term debt:
Senior secured money market line of credit	$—	$—
Long-term debt:
Senior secured revolving credit facility(1)	240,000	121,300
10 1/4% senior notes due 2014(2)	438,334	438,334
6 3/4% senior notes due 2020 offered hereby	—	300,000
8 1/4% senior subordinated notes due 2016	200,000	200,000

Total long-term debt	$878,334	$1,059,634
Total debt	878,334	1,059,634
Total shareholders' equity	1,040,255	1,040,255

Total capitalization	$1,918,589	$2,099,889

(1)
As of October 22, 2010, outstanding borrowings were approximately $260 million (excluding $23 million of outstanding letters of credit), including recent borrowings of $17.5 million used to pay a deposit relating to the Wolfberry Acquisitions.

(2)
Net of unamortized discount of approximately $11.7 million.

RATIO OF EARNINGS TO FIXED CHARGES

          Our ratio of earnings to combined fixed charges is as follows:

	Historical												Pro Forma(1)
											Nine Months Ended September 30, 2010				Nine Months Ended September 30, 2010
	Years Ended December 31,												Year Ended December 31, 2009
	2005		2006		2007		2008		2009
Ratio of earnings to fixed charges	25.8	x	8.7	x	6.3	x	4.4	x	1.7	x	3.1	x	1.4	x	2.6	x

(1)
Gives effect to this offering and the application of net proceeds from this offering.

          For purposes of this table, "earnings" consists of income from continuing operations before income taxes plus fixed charges and less capitalized interest. "Fixed charges" consists of interest expense and capitalized interest (for both continued and discontinued operations).

          The calculation of ratio of earnings to fixed charges is different from the calculation of the Consolidated Coverage Ratio contemplated by the indenture. See "Description of Notes" for more information about the Consolidated Coverage Ratio.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Revolving Credit Facility

          Our senior secured revolving credit facility, which matures on July 15, 2012, has a current borrowing base and lender commitments of $938 million. The LIBOR and prime rate margins under the facility are between 2.25% and 3.0% based on the ratio of credit outstanding to the borrowing base, and the annual commitment fee on the unused portion of the credit facility is 0.50%.

          Covenants under the facility are as follows:

Total funded debt to EBITDAX(1) ratio not greater than:		Senior secured debt to EBITDAX ratio not greater than:

2010	Thereafter	Mar 2011	Sep 2011	Thereafter

4.50	4.00	3.50	3.25	3.0

(1)
Net income before interest expense, income tax expense, depreciation and amortization expense, exploration expense and non-cash items of income.

          The facility also contains a current ratio covenant which, as defined, must be at least 1.0. As of September 30, 2010, outstanding borrowings under the facility were approximately $240 million (excluding $23 million of outstanding letters of credit), leaving $675 million in borrowing capacity available under the facility. The maximum amount available is subject to semi-annual redeterminations of the borrowing base, based on the value of the our proved oil and gas reserves, in April and October of each year in accordance with the lenders' customary procedures and practices. We and the banks have the bilateral right to one additional redetermination each year.

          The issuance of the notes will automatically reduce the borrowing base under our senior secured revolving credit facility by 25 cents per dollar of notes issued, or approximately $75 million. After giving effect to this offering, the application of net proceeds of this offering of approximately $294 million to finance the purchase price of the Wolfberry Acquisitions and to reduce outstanding borrowings under our senior secured revolving credit facility, and the decrease in our borrowing base as a result of this offering, at September 30, 2010, we would have had a borrowing base of approximately $863 million, and approximately $121 million (excluding $23 million of outstanding letters of credit) outstanding under our senior secured revolving credit facility, with additional borrowing availability of approximately $719 million under the facility.

          Subject to certain agreed limitations, we granted first priority security interests over substantially all of our assets in favor of the lenders under the senior secured revolving credit facility.

          The senior secured revolving credit facility contains customary covenants, subject to certain agreed exceptions, including covenants restricting our ability to, among other things:

  •
  owe or be liable for indebtedness;

  •
  create, assume or permit to exist liens;

  •
  be a party to or be liable on any hedging contract;

  •
  engage in mergers or consolidations;

  •
  transfer, lease, exchange, alienate or dispose of our material assets or properties;

  •
  declare dividends on or redeem or repurchase our capital stock;

  •
  make any acquisitions of, capital contributions to or other investments in any entity or property;

  •
  extend credit or make advances or loans;

  •
  engage in transactions with affiliates; and

  •
  enter into, create or allow to exist contractual obligations limiting our ability to grant liens on our assets to the lenders under the senior secured revolving credit facility.

          We are currently in negotiations to amend and restate our senior secured revolving credit facility. The terms of our amended and restated facility are expected to be substantially similar to the existing facility, except for decreases in our interest rate margins, changes to certain financial covenants and an increase in our borrowing base to $950 million, which will be reduced by $75 million as a result of this offering. The maturity date of the amended and restated facility is expected to be five years from the date of the closing of the facility. The closing of the amended and restated facility will not be contingent on the closing of this offering and there can be no assurance that we will enter into the amended and restated facility on the terms described in this prospectus supplement.

Senior Secured Money Market Line of Credit

          In 2005, we entered into an uncommitted money market line of credit. Borrowings under the line of credit may be up to $30 million for a maximum of 30 days. The line of credit may be terminated at any time upon written notice by either us or the lender. The line of credit is secured by substantially all of our assets. At October 22, 2010, there were no borrowings outstanding under our senior secured money market line of credit. Interest on amounts borrowed is charged at LIBOR plus a margin of approximately 1.4%.

10 1/4% Senior Notes Due 2014

          On May 27, 2009, we issued $325 million aggregate principal amount of our 10 1/4% senior notes due 2014. On August 14, 2009, we issued an additional $125 million aggregate principal amount of our 10 1/4% senior notes. The 10 1/4% senior notes rank equally in right of payment with our senior secured revolving credit facility and our senior secured money market line of credit, but effectively subordinated to such secured indebtedness to the extent of the value of the assets securing such indebtedness, equally in right of payment with all of our other existing and future senior indebtedness, including the notes, and senior in right of payment with our existing and any future subordinated indebtedness, including our 8 1/4% senior subordinated notes due 2016.

          The 10 1/4% senior notes are redeemable at our option, in whole or in part, at any time at a price equal to 100% of the principal amount of the 10 1/4% senior notes plus accrued and unpaid interest, if any, plus a "make-whole" premium.

          The indenture governing the 10 1/4% senior notes, among other things, limits our ability and the ability of our future restricted subsidiaries to:

  •
  incur, assume or guarantee additional indebtedness;

  •
  issue redeemable stock and preferred stock;

  •
  pay dividends or distributions or redeem or repurchase capital stock;

  •
  prepay, redeem or repurchase debt that is junior in right of payment to the notes;

  •
  make loans and other types of investments;

  •
  incur liens;

  •
  restrict dividends, loans or asset transfers from our subsidiaries;

  •
  sell or otherwise dispose of assets, including capital stock of subsidiaries;

  •
  consolidate or merge with or into, or sell substantially all of our assets to, another person;

  •
  enter into transactions with affiliates; and

  •
  enter into new lines of business.

          These covenants are subject to important exceptions and qualifications, which are described in the indenture governing the 10 1/4% senior notes. In addition, if and for as long as the 10 1/4% senior notes have an investment grade rating from both Standard & Poor's Ratings Group, Inc. and Moody's Investors Service, Inc., and no default exists under the indenture, we will not be subject to certain of the covenants listed above.

          Subject to certain conditions, if a specified change of control event (as defined in the indenture governing the 10 1/4% senior notes) occurs, we must make an offer to purchase the 10 1/4% senior notes at a purchase price of 101% of the principal amount of the 10 1/4% senior notes, plus accrued and unpaid interest. Certain asset dispositions will be triggering events that may require us to use the net proceeds from those asset dispositions to make an offer to purchase the 10 1/4% senior notes at 100% of their principal amount, together with accrued and unpaid interest.

8 1/4% Senior Subordinated Notes Due 2016

          In October 2006, we issued $200 million aggregate principal amount of our 8 1/4% senior subordinated notes due 2016. The 8 1/4% senior subordinated notes rank junior in right of payment to all of our existing and future senior indebtedness, including our senior secured revolving credit facility, our senior secured money market line of credit, our 10 1/4% senior notes and the notes, and equally in right of payment with any future senior subordinated indebtedness.

          The 8 1/4% senior subordinated notes are redeemable at our option, in whole or in part, at any time on and after November 1, 2011 at the redemption prices described in the indenture governing the 8 1/4% senior subordinated notes, together with accrued and unpaid interest, if any, to the date of redemption. At any time prior to November 1, 2011, we may redeem some or all of the 8 1/4% senior subordinated notes at a price equal to 100% of the principal amount of the 8 1/4% senior subordinated notes plus accrued and unpaid interest, if any, plus a "make-whole" premium.

          The indenture governing the 8 1/4% senior subordinated notes, among other things, limits our ability and the ability of our future restricted subsidiaries to:

  •
  incur, assume or guarantee additional indebtedness;

  •
  issue redeemable stock and preferred stock;

  •
  pay dividends or distributions or redeem or repurchase capital stock;

  •
  prepay, redeem or repurchase debt that is junior in right of payment to the notes;

  •
  make loans and other types of investments;

  •
  incur liens;

  •
  restrict dividends, loans or asset transfers from our subsidiaries;

  •
  sell or otherwise dispose of assets, including capital stock of subsidiaries;

  •
  consolidate or merge with or into, or sell substantially all of our assets to, another person;

  •
  enter into transactions with affiliates; and

  •
  enter into new lines of business.

          These covenants are subject to important exceptions and qualifications, which are described in the indenture governing the 8 1/4% senior subordinated notes. In addition, if and for as long as the 8 1/4% senior subordinated notes have an investment grade rating from both Standard & Poor's Ratings Group, Inc. and Moody's Investors Service, Inc., and no default exists under the indenture, we will not be subject to certain of the covenants listed above.

          Subject to certain conditions, if a specified change of control event (as defined in the indenture governing the 8 1/4% senior subordinated notes) occurs, we must make an offer to purchase the 8 1/4% senior subordinated notes at a purchase price of 101% of the principal amount of the 8 1/4% senior subordinated notes, plus accrued and unpaid interest. Certain asset dispositions will be triggering events that may require us to use the net proceeds from those asset dispositions to make an offer to purchase the 8 1/4% senior subordinated notes at 100% of their principal amount, together with accrued and unpaid interest.

DESCRIPTION OF NOTES

          The notes will be a series of senior debt securities described in the accompanying prospectus under the heading "Description of Debt Securities." The Company will issue the notes under an indenture dated June 15, 2006 (the "Base Indenture"), as supplemented by a supplemental indenture establishing the terms of the notes (together, as such may be amended, supplemented or otherwise modified from time to time, the "Indenture") between itself and Wells Fargo Bank, National Association, as trustee (the "Trustee"). The terms of the notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Indenture is unlimited in aggregate principal amount, although the issuance of notes in this offering will be limited to $300 million. We may from time to time issue additional notes under the Indenture having identical terms and conditions as the notes other than issue date, issue price and the first interest payment date (the "Additional Notes"). We may issue an unlimited principal amount of Additional Notes, subject to compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the notes that are currently offering and will vote on all matters with the holders of the notes. We may issue other series of debt securities under the Base Indenture. Currently, our outstanding 10 1/4% senior notes due 2014 are issued under the Base Indenture as a separate series of debt securities under the Base Indenture.

          This description of notes is intended to be a useful overview of the material provisions of the notes and the Indenture. Since this description of notes is only a summary, you should refer to the Indenture for a complete description of the obligations of the Company and your rights. We have filed a copy of the Base Indenture as an exhibit to the registration statement which includes this Prospectus.

          You will find the definitions of capitalized terms used in this description under the heading "— Certain Definitions." For purposes of this description of notes, references to "the Company," "we," "our" and "us" refer only to Berry Petroleum Company and not to any future subsidiaries. Certain defined terms used in this description of notes but not defined herein have the meanings assigned to them in the Indenture.

General

The Notes

          The notes:

  •
  are general unsecured, senior obligations of the Company;

  •
  are limited to an aggregate principal amount of $300 million, subject to our ability to issue Additional Notes;

  •
  will mature on November 1, 2020;

  •
  will be issued in denominations of $2,000 and larger integral multiples of $1,000;

  •
  will be represented by one or more registered notes in global form, but in certain circumstances may be represented by notes in definitive form. See "—Book-Entry Delivery and Settlement;"

  •
  will rank equally in right of payment to all existing and future senior indebtedness of the Company, including under our senior secured revolving credit facility, without giving effect to collateral arrangements, and our 10 1/4% senior notes; and

  •
  will be senior in right of payment to our outstanding 8 1/4% senior subordinated notes due 2016 and any other future Subordinated Obligations.

Interest

          Interest on the notes will:

  •
  accrue at the rate of 6 3/4% per annum;

  •
  accrue from the date of original issuance or, if interest has already been paid, from the most recent interest payment date;

  •
  be payable in cash semi-annually in arrears on May 1 and November 1 of each year, commencing on May 1 , 2011;

  •
  be payable to the holders of record on the April 15 and October 15 immediately preceding the related interest payment dates; and

  •
  be computed on the basis of a 360-day year comprised of twelve 30-day months.

Payments on the Notes; Paying Agent and Registrar

          We will pay principal of, premium, if any, and interest on the notes at the office or agency designated by the Company, except that we may, at our option, pay interest on the notes by check mailed to holders of the notes at their registered address as it appears in the Registrar's books. We have initially designated the corporate trust office of the Trustee in Minneapolis, Minnesota to act as our Paying Agent and Registrar. We may, however, change the Paying Agent or Registrar without prior notice to the holders of the notes, and the Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

          We will pay principal of, premium, if any, and interest on, notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global note.

Transfer and Exchange

          A holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

          The registered holder of a note will be treated as the owner of it for all purposes.

Optional Redemption

          Except as described below, the notes are not redeemable at the option of the Company prior to maturity.

          On and after November 1, 2015, we may redeem all or, from time to time, a part of the notes upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as a percentage of principal amount of notes to be redeemed), plus accrued and unpaid interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning on November 1 of the years indicated below:

Year	Percentage
2015	103.375%
2016	102.250%
2017	101.125%
2018 and thereafter	100.000%

          Prior to November 1, 2013, we may, at our option, on any one or more occasions redeem up to 35% of the aggregate principal amount of the notes (including Additional Notes) issued under the Indenture upon not less than 30 nor more than 60 days' notice with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 106.750% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

  (1)
  at least 65% of the aggregate principal amount of the notes (including Additional Notes) issued under the Indenture remains outstanding after each such redemption; and

  (2)
  the redemption occurs within 90 days after the closing of the related Equity Offering.

          Prior to November 1, 2015, the notes may be redeemed, in whole or in part, at any time at the option of the Company upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

          "Applicable Premium" means, with respect to a note on any date of redemption, the greater of (1) 1.0% of the principal amount of such note and (2) the excess of (a) the present value at such time of the redemption price of such notes as of November 1, 2015 plus all remaining scheduled payments of interest on such note to November 1, 2015 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the then-outstanding principal amount of such note.

          "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to November 1, 2015; provided, however, that if the period from the redemption date to November 1, 2015 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to November 1, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

          If any redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the note is registered at the close of business on such record date, and no additional interest will be payable to holders whose notes will be subject to redemption by the Company.

          In the case of any partial redemption, selection of the notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate, although no note of

$2,000 in original principal amount or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note.

          The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the notes. However, under certain circumstances, the Company may be required to offer to purchase notes as described below under the captions "Change of Control" and "Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock."

          The Company may acquire notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Ranking

          The notes will be unsecured senior indebtedness of the Company, will rank equally in right of payment with all existing and future senior indebtedness of the Company, including the Company's 10 1/4% senior notes, and will be senior in right of payment to all existing and future subordinated indebtedness of the Company, including the Company's 8 1/4% senior subordinated notes. The notes will be effectively subordinated to all secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness.

          Although the Company does not currently have any Subsidiaries, the notes would be structurally subordinated to the liabilities of any future Subsidiaries of the Company that do not provide Subsidiary Guarantees. See "— Future Subsidiary Guarantors."

          Although the Indenture will limit the amount of indebtedness that the Company and any Restricted Subsidiaries may Incur, such indebtedness may be substantial, and a substantial portion of it may be secured and therefore structurally senior to the notes.

Change of Control

          If a Change of Control occurs, unless the Company has exercised its right to redeem all of the notes as described under "— Optional Redemption," each holder will have the right to require the Company to repurchase all or any part (equal to $2,000 or larger integral multiples of $1,000) of such holder's notes at a purchase price in cash equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

          Within 30 days following any Change of Control, unless the Company has given irrevocable notice that it will exercise its right to redeem all of the notes as described under "— Optional Redemption," the Company will mail a notice (the "Change of Control Offer") to each holder, with a copy to the Trustee, stating:

            (1)     that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder's notes at a purchase price in cash equal to 101% of the principal amount of such notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the "Change of Control Payment");

            (2)     the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date"); and

            (3)     the procedures determined by the Company, consistent with the Indenture, that a holder must follow in order to have its notes repurchased.

          On the Change of Control Payment Date, the Company will, to the extent lawful:

            (1)     accept for payment all notes or portions of notes (of $2,000 or larger integral multiples of $1,000) properly tendered pursuant to the Change of Control Offer;

            (2)     deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes so tendered; and

            (3)     deliver or cause to be delivered to the Trustee any definitive notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

          The paying agent will promptly mail (or cause to be transferred by book entry) to each holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or larger integral multiples of $1,000.

          If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid on the relevant interest payment date to the Person in whose name a note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

          The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization, sale of all or substantially all assets or similar transaction.

          The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

          The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of the conflict.

          The Company's ability to repurchase notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control would constitute a default under our senior secured revolving credit facility. In addition, certain events that may constitute a change of control under the senior secured revolving credit facility and cause a default under that agreement may not constitute a Change of Control under the Indenture. Future Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders upon a repurchase may be prohibited or limited by the terms of the Company's credit facilities and the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

          The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions, but may have no impact on certain other proposed takeover transactions. The definition of "Change of Control" includes a disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any Person other than a Permitted Holder. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of notes may require the Company to make an offer to repurchase the notes as described above.

          Certain provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

Certain Covenants

Effectiveness of Covenants

          Following the first day:

            (a)     the notes have an Investment Grade Rating from both of the Ratings Agencies; and

            (b)     no Default has occurred and is continuing under the Indenture;

the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized under the subheadings below:

  •
  "— Limitation on Indebtedness,"

  •
  "— Limitation on Restricted Payments,"

  •
  "— Limitation on Restrictions on Distributions from Restricted Subsidiaries,"

  •
  "— Limitation on Sales of Assets and Subsidiary Stock,"

  •
  "— Limitation on Affiliate Transactions,"

  •
  "— Limitation on the Sale of Capital Stock of Restricted Subsidiaries,"

  •
  "— Limitation on Lines of Business," and

  •
  Clause (3) of "— Merger and Consolidation"

(collectively, the "Suspended Covenants"). If at any time the notes' credit rating is downgraded from an Investment Grade Rating by any Rating Agency or a Default or Event of Default occurs and is continuing, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the "Reinstatement Date") and thereafter be applicable pursuant to the terms of the Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Indenture), unless and until the notes subsequently attain an Investment Grade Rating (in which event the Suspended Covenants shall no longer be in effect for such time that the notes maintain an Investment Grade Rating and no Default or Event of Default has occurred and is continuing); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture, the notes or the Subsidiary Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring after the notes attain an Investment Grade Rating and before any reinstatement of such Suspended Covenants as provided above, or any actions taken at any time pursuant to any contractual obligation arising prior to such reinstatement, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reinstatement Date is referred to as the "Suspension Period."

          On the Reinstatement Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to the first paragraph of "Limitation on Indebtedness" or one of the clauses set forth in the second paragraph of "Limitation on Indebtedness" (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reinstatement Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reinstatement Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to the first or second paragraph of "Limitation on Indebtedness," such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (4)(b) of the second paragraph of "Limitation on Indebtedness." Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under "— Limitation on Restricted Payments" will be made as though the covenants described under "— Limitation on Restricted Payments" had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of "— Limitation on Restricted Payments."

          During any period when the Suspended Covenants are suspended, the Board of Directors of the Company may not designate any of the Company's Subsidiaries as Unrestricted Subsidiaries pursuant to the Indenture.

Limitation on Indebtedness

          The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and any Subsidiary Guarantors may Incur Indebtedness if on the date thereof:

            (1)     the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.50 to 1.00; and

            (2)     no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or transactions relating to such Incurrence.

          The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

            (1)     Indebtedness of the Company or any Subsidiary Guarantor Incurred pursuant to Credit Facilities in an aggregate amount outstanding at any time up to the greater of (a) $1.0 billion and (b) 30% of Adjusted Consolidated Net Tangible Assets determined as of the date of the Incurrence of such Indebtedness;

            (2)     Guarantees by (a) the Company or Subsidiary Guarantors of Indebtedness Incurred by the Company or a Subsidiary Guarantor in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the notes or the Subsidiary Guarantee, as the case may be, and (b) Non-Guarantor Restricted Subsidiaries of Indebtedness Incurred by Non-Guarantor Restricted Subsidiaries in accordance with the provisions of the Indenture;

            (3)     Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however,

              (a)     if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes;

              (b)     if a Subsidiary Guarantor is the obligor on such Indebtedness and the Company or a Subsidiary Guarantor is not the obligee, such Indebtedness is subordinated in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor; and

              (c)

                     (i)  any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company; and

                    (ii)  any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

            (4)     Indebtedness represented by (a) the notes issued on the Issue Date and any Subsidiary Guarantees, (b) any Indebtedness (other than the Indebtedness described in clauses (1), (2), (3), (6), (8), (9) and (10) of this paragraph) outstanding on the Issue Date and (c) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (4) or clause (5) of this paragraph or Incurred pursuant to the first paragraph of this covenant;

            (5)     Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by, or merged into, the Company or any Restricted Subsidiary or such Restricted Subsidiary was designated as such (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Restricted Subsidiary is so acquired, merged or designated, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the Incurrence of such Indebtedness pursuant to this clause (5);

            (6)     Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes) (a) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness permitted under the Indenture; (b) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (c) for the purpose of fixing or hedging commodity price risk with respect to any commodities;

            (7)     the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capitalized Lease Obligations, mortgage financings, purchase money obligations or other payments, in each case Incurred to finance all or any part of the purchase price or cost of construction or improvement of assets or property (other than Capital Stock or other Investments) acquired, constructed or improved by the Company or such Restricted Subsidiary and related financing costs, and Attributable Indebtedness, and all Refinancing Indebtedness Incurred to refund, defease, renew, extend, refinance or replace any Indebtedness Incurred pursuant to this clause (7), in an aggregate principal amount not to exceed $25.0 million at any time outstanding;

            (8)     Indebtedness Incurred in respect of workers' compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business;

            (9)     Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary or any business or assets of the Company and Refinancing Indebtedness Incurred with the same counterparty in respect thereof, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually paid or received by the Company and its Restricted Subsidiaries in connection with such acquisition or disposition;

            (10)   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds or in respect of cash management services provided by a bank or other financial institution, each in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

            (11)    Indebtedness in respect of the financing of insurance premiums with the providers of such insurance or their Affiliates in the ordinary course of business;

            (12)   for the avoidance of doubt, in-kind obligations relating to net oil or natural gas balancing positions arising in the ordinary course of business; and

            (13)   in addition to the items referred to in clauses (1) through (12) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (13) and then outstanding, will not exceed $20.0 million at any time outstanding.

          The Company will not Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Company unless such Indebtedness will be subordinated to the notes to at least the same extent as such Subordinated Obligations. No Subsidiary Guarantor will Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Subsidiary Guarantor unless such Indebtedness will be subordinated to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee to at least the same extent as such Guarantor Subordinated Obligations. No Restricted Subsidiary (other than a Subsidiary Guarantor) may Incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Company or a Subsidiary Guarantor.

          For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

            (1)     in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, the Company, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and may from time to time re-classify such item of Indebtedness in any manner that complies with this covenant and only be required to include the amount and type of such Indebtedness in one of such clauses; provided that all Indebtedness outstanding on the Issue Date under the Senior Credit Facility shall be deemed Incurred under clause (1) of the second paragraph of this covenant and not the first paragraph or clause (4) of the second paragraph of this covenant;

            (2)     Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

            (3)     if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to clause (1) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

            (4)     the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

            (5)     Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

            (6)     the principal amount of any Indebtedness outstanding in connection with a securitization transaction or series of securitization transactions is the amount of obligations outstanding under the legal documents entered into as part of such transaction that would be characterized as principal if such transaction were structured as a secured lending transaction rather than as a purchase relating to such transaction; and

            (7)     the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

          Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock and the incurrence of unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of FAS 133 and similar provisions), in each case will be deemed not to be Incurrences of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

          In addition, the Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this "— Limitation on Indebtedness" covenant, the Company shall be in Default of this covenant).

          For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Restricted Payments

          The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

            (1)     declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

              (a)     dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock); and

              (b)     dividends or distributions payable to the Company or another Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to its other holders of common Capital Stock on a pro rata basis);

            (2)     purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

            (3)     purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than (a) Indebtedness of the Company owing to and held by any Subsidiary Guarantor or Indebtedness of a Subsidiary Guarantor owing to and held by the Company or any other Subsidiary Guarantor permitted under clause (3) of the second paragraph of the covenant "— Limitation on Indebtedness" or (b) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

            (4)     make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) shall be referred to herein as a "Restricted Payment"), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

              (a)     a Default shall have occurred and be continuing (or would result therefrom); or

              (b)     the Company is not able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph under the "— Limitation on Indebtedness" covenant after giving effect, on a pro forma basis, to such Restricted Payment as if such Restricted Payment and the use of proceeds thereof had been made at the beginning of the applicable four-quarter period; or

              (c)     the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Start Date (except as excluded by other provisions of this covenant) would exceed the sum of (all such calculations being made as if this covenant had been in effect as of the Start Date and at all times thereafter):

                     (i)  50% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the fiscal quarter prior to the quarter in which the Start Date occurred to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit); plus

                    (ii)  100% of the aggregate fair market value of Qualified Proceeds received by the Company or any Subsidiary Guarantor from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Start Date (other than Qualified Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) excluding in any event Qualified Proceeds to the extent used as consideration for Permitted Investments pursuant to clause (17) of the definition of "Permitted Investments"; plus

                   (iii)  the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Start Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property, distributed by the Company upon such conversion or exchange); plus

                   (iv)  the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

                    (A)    repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary (other than for reimbursement of tax payments) and to the extent not otherwise already included releases or reductions of Guarantees; or

                    (B)     the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries or the merger or consolidation of an Unrestricted Subsidiary with and into the Company or any of its Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income.

          The provisions of the preceding paragraph will not prohibit:

            (1)     any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by conversion into or exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the amount of such Restricted Payments will be excluded in subsequent calculations of the amount of Restricted Payments; provided, further, that the Qualified Proceeds from such sale of Capital Stock (to the extent so used) will be excluded from clause (c)(ii) of the preceding paragraph;

            (2)     any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale or Incurrence of, Subordinated Obligations of the Company or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the substantially concurrent sale or Incurrence of Guarantor Subordinated Obligations that, in each case, is permitted to be Incurred pursuant to the covenant described under "— Limitation on Indebtedness" and that, if Incurred under the second paragraph thereof, in each case constitutes Refinancing Indebtedness; provided, however, that the amount of such Restricted Payments will be excluded in subsequent calculations of the amount of Restricted Payments;

            (3)     any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to the covenant described under "— Limitation on Indebtedness" and that in each case constitutes Refinancing Indebtedness; provided, however, that the amount of such Restricted Payments will be excluded in subsequent calculations of the amount of Restricted Payments;

            (4)     dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision;

  provided, however, that from and after the date of payment thereof the amount of such Restricted Payments will be included in subsequent calculations of the amount of Restricted Payments;

            (5)     so long as no Default or Event of Default has occurred and is continuing,

              (a)     the repurchase, redemption or other acquisition or retirement for value of Capital Stock of the Company or any direct or indirect parent of the Company held by any existing or former employees or directors of the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other compensation-related agreements; provided that such Capital Stock was received for services related to, or for the benefit of, the Company and its Subsidiaries; and provided further that such repurchases, redemptions, acquisitions and retirements pursuant to this clause will not exceed $2.0 million in the aggregate during any calendar year and $5.0 million in the aggregate for all such redemptions and repurchases, plus in each case, to the extent not previously applied, the amount of any capital contributions to the Company as a result of sales of Capital Stock of the Company or any direct or indirect parent of the Company to such Persons (provided, however, that the Qualified Proceeds from such sale of Capital Stock (to the extent so used) will be excluded from clause (c)(ii) of the preceding paragraph), plus the amount of any "key man" insurance proceeds received by the Company or any Restricted Subsidiary to the extent not previously applied; and

              (b)     loans or advances to, and Guarantees of obligations of, employees, officers or directors of the Company or any Subsidiary of the Company the proceeds of which are used to purchase Capital Stock of the Company or any direct or indirect parent of the Company, in an aggregate amount not in excess of $2.0 million with respect to all loans or advances made since the Start Date (without giving effect to the forgiveness of any such loan); provided, however, that the Company and its Subsidiaries shall comply in all material respects with the provisions of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith relating to the provision of any such loans and advances as if the Company had filed a registration statement with the SEC;

  provided, however, that the amount of such Restricted Payments will be excluded in subsequent calculations of the amount of Restricted Payments;

            (6)     so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of "Consolidated Interest Expense;" provided, however, that the amount of such Restricted Payments will be excluded in subsequent calculations of the amount of Restricted Payments;

            (7)     repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof; provided, however, that the amount of such Restricted Payments will be excluded in subsequent calculations of the amount of Restricted Payments;

            (8)     the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation or Guarantor Subordinated Obligation (a) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation or Guarantor Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to the "— Change of Control" covenant or (b) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the "— Limitation on Sales of Assets and Subsidiary Stock" covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party, in the case of a Change of Control Offer) has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the notes and has completed the repurchase of all notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer; provided, however, that the amount of such Restricted Payments will be included in subsequent calculations of the amount of Restricted Payments;

            (9)     (a) so long as no Event of Default described under clauses (1) or (2) thereof has occurred and is continuing, the declaration of dividends to holders of Common Stock of the Company of up to $10.0 million in the aggregate for all such dividends and the subsequent payment of such dividends and (b) so long as no Default or Event of Default has occurred and is continuing, the declaration of dividends to holders of Common Stock of the Company of up to $0.36 per share per calendar year (but in no event in excess of $20.0 million in the aggregate during any calendar year pursuant to this clause (9)) and the subsequent payment of such dividends; provided, however, that in each case the amount of such Restricted Payments will be included in subsequent calculations of the amount of Restricted Payments;

            (10)   so long as no Default or Event of Default has occurred and is continuing, repurchases of Common Stock pursuant to a previously announced share repurchase program for up to an aggregate purchase price after the Issue Date of $25.0 million; provided, however, that the amount of such Restricted Payments will be included in subsequent calculations of the amount of Restricted Payments;

            (11)    for avoidance of doubt, payments pursuant to any customary tax sharing or tax indemnification arrangement; provided, however, that the amount of such payments will be excluded in subsequent calculations of the amount of Restricted Payments;

            (12)   the payment of cash in lieu of issuance of fractional shares of Capital Stock in connection with any transaction otherwise permitted under this covenant; provided, however, that the amount of such Restricted Payments will be included in subsequent calculations of the amount of Restricted Payments;

            (13)   payments to dissenting stockholders not to exceed $5.0 million (A) pursuant to applicable law or (B) in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by the Indenture; provided, however, that such payments will be included in subsequent calculations of the amount of Restricted Payments; and

            (14)   so long as no Default or Event of Default has occurred and is continuing, Restricted Payments in an aggregate amount not to exceed $30.0 million; provided, however, that the amount of such Restricted Payments will be included in subsequent calculations of the amount of Restricted Payments.

          The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment (i) of less than $5.0 million shall be determined conclusively by an executive officer of the Company acting in good faith whose certification with respect thereto shall be delivered to the Trustee or (ii) of $5.0 million or more shall be determined conclusively by the Board of Directors of the Company acting in good faith whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value is estimated in good faith by the Board of Directors of the Company to exceed $25.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "— Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

Limitation on Liens

          The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Subsidiaries), whether owned on the Issue Date or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens effective provision is made to secure the Indebtedness due under the Indenture and the notes and, in respect of Liens on any Restricted Subsidiary's property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, with Liens on such property or assets (1) in the case of unsubordinated Indebtedness, that rank equally and ratably with, or senior in priority to, the Liens securing such other Indebtedness, and (2) in the case of Subordinated Obligations or Guarantor Subordinated Obligations, that rank senior in priority to the Liens securing such other Indebtedness, in each case for so long as such other Indebtedness is so secured.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

          The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

            (1)     pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

            (2)     make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted

  Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

            (3)     transfer any of its property or assets to the Company or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).

The preceding provisions will not prohibit:

              (a)     any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including, without limitation, the Indenture, the notes and the Senior Credit Facility (and related documentation) in effect on such date;

              (b)     any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to any Capital Stock or agreement (including an agreement relating to any Capital Stock or Indebtedness) Incurred by a Restricted Subsidiary on or before the date on which such Restricted Subsidiary became a Restricted Subsidiary or was merged with or into or consolidated with or was acquired by the Company or a Restricted Subsidiary (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or in contemplation of the transaction) and outstanding on such date provided, that any such encumbrance or restriction shall not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property so acquired and all improvements, additions and accessions thereto and products and proceeds thereof, and that, in the case of Indebtedness, was permitted to be Incurred pursuant to the Indenture;

              (c)     any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing, in whole or in part, of Indebtedness Incurred pursuant to an agreement referred to in clause (a) or (b) of this paragraph or this clause (c) or contained in any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in clause (a) or (b) of this paragraph or this clause (c); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement are not materially less favorable, taken as a whole, to the holders of the notes than the encumbrances and restrictions contained in such agreements referred to in clauses (a) or (b) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable;

              (d)     in the case of clause (3) of the first paragraph of this covenant, encumbrances and restrictions in agreements governing Liens permitted to be incurred under the provisions of the covenant described under "— Limitation on Liens;"

              (e)     (i) purchase money obligations for property acquired in the ordinary course of business and (ii) Capitalized Lease Obligations permitted under the Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

              (f)     any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

              (g)     any customary encumbrances or restrictions imposed pursuant to any agreement constituting a Permitted Business Investment;

              (h)     restrictions on cash or other deposits and net worth provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

              (i)      encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

              (j)      encumbrances or restrictions contained in Credit Facilities, indentures, other debt agreements and Hedging Obligations Incurred by the Company or any Restricted Subsidiary or Preferred Stock issued by Restricted Subsidiaries subsequent to the Issue Date and permitted pursuant to the covenant described under "— Limitations on Indebtedness;" provided that such encumbrances and restrictions contained in any such agreement or instrument will not materially affect the Company's ability to make anticipated principal or interest payments on the notes (as determined by the Board of Directors of the Company);

              (k)     customary supermajority voting provisions and other similar provisions contained in corporate charters, bylaws, stockholders' agreements, limited liability company agreements, partnership agreements, joint venture agreements and other similar agreements;

              (l)      encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary or the ability of the Company or such Restricted Subsidiary to realize such value, or to make any distributions relating to such property or assets in each case in any material respect; and

              (m)    restrictions on the transfer of property or assets required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses.

Limitation on Sales of Assets and Subsidiary Stock

          The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

            (1)     the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;

            (2)     at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

            (3)     an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be:

              (a)     to the extent the Company or any Restricted Subsidiary, as the case may be, elects or is required to do so, to prepay, repay, redeem, defease or purchase Indebtedness of the Company or a Restricted Subsidiary (other than Capital Stock, Disqualified Stock, Subordinated Obligations, Guarantor Subordinated Obligations or Indebtedness owed to the Company or an Affiliate of the Company) within 330 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment, redemption, defeasance or purchase of

    Indebtedness pursuant to this clause (a), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, redeemed, defeased or purchased; and

              (b)     to the extent the Company or such Restricted Subsidiary elects, to invest in Additional Assets within 330 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

  provided that pending the final application of any such Net Available Cash in accordance with clause (a) or clause (b) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture.

          Any Net Available Cash from Asset Dispositions that is not applied or invested as provided in the preceding paragraph will be deemed to constitute "Excess Proceeds." On the 331st day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company will be required to (and may, in satisfaction of such requirement, at any time prior to such day) make an offer (an "Asset Disposition Offer") to all holders of notes and to the extent required by the terms of other Pari Passu Indebtedness, to all holders of other Pari Passu Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Pari Passu Indebtedness with the proceeds from any Asset Disposition ("Pari Passu Notes"), to purchase the maximum principal amount of notes and any such Pari Passu Notes to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the notes and Pari Passu Notes plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Notes, as applicable, in each case in denominations of $2,000 and larger integral multiples of $1,000. To the extent that the aggregate amount of notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of notes surrendered by holders thereof and other Pari Passu Notes surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the notes and Pari Passu Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered notes and Pari Passu Notes. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

          The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the "Asset Disposition Offer Period"). No later than five Business Days after the termination of the Asset Disposition Offer Period (the "Asset Disposition Purchase Date"), the Company will purchase the principal amount of notes and Pari Passu Notes required to be purchased pursuant to this covenant (the "Asset Disposition Offer Amount") or, if less than the Asset Disposition Offer Amount has been so validly tendered, all notes and Pari Passu Notes validly tendered in response to the Asset Disposition Offer.

          If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender notes pursuant to the Asset Disposition Offer.

          For the purposes of clause (2) of the first paragraph of this covenant only, the following will be deemed to be cash:

            (1)     the release of the Company and its Restricted Subsidiaries from all liability on Indebtedness (other than Subordinated Obligations or Disqualified Stock) of the Company or

  Indebtedness of a Restricted Subsidiary (other than Guarantor Subordinated Obligations or Disqualified Stock of any Subsidiary Guarantor) in connection with such Asset Disposition, whether by assumption and release, satisfaction and discharge, or otherwise (in which case the Company will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with clause (3)(a) above); and

            (2)     securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents.

          The Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Swaps, unless:

            (1)     at the time of entering into such Asset Swap and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

            (2)     in the event such Asset Swap involves the transfer by the Company or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of the Company in good faith, in excess of $10.0 million, the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of the Company; and

            (3)     in the event such Asset Swap involves the transfer by the Company or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of the Company in good faith, in excess of $25.0 million, the terms of such Asset Swap have been approved by a majority of the independent members of the Board of Directors of the Company.

          The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of any conflict.

Limitation on Affiliate Transactions

          The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless:

            (1)     the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate;

            (2)     in the event such Affiliate Transaction involves an aggregate consideration in excess of $10.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and

            (3)     in the event such Affiliate Transaction involves an aggregate consideration in excess of $25.0 million, the Company has received a written opinion from an independent investment banking, accounting or appraisal firm of nationally recognized standing that such Affiliate Transaction is fair to the Company or not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate.

          The preceding paragraph will not apply to:

            (1)     any Restricted Payment (other than a Restricted Investment) and Permitted Investments (other than pursuant to clauses (1), (2), (11), (13) and (14)) permitted to be made pursuant to the Indenture;

            (2)     any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of officers, directors and employees approved by the Board of Directors of the Company;

            (3)     the payment of customary fees paid to, and indemnity provided on behalf of, directors of the Company or any Restricted Subsidiary;

            (4)     loans or advances to employees, officers or directors of the Company or any Restricted Subsidiary in the ordinary course of business in an aggregate amount not in excess of $2.0 million with respect to all loans or advances made since the Issue Date (without giving effect to the forgiveness of any such loan); provided, however, that the Company and its Subsidiaries shall comply in all material respects with the provisions of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith relating to the provision of any such loans and advances as if the Company had filed a registration statement with the SEC;

            (5)     any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries and Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with "— Limitations on Indebtedness;"

            (6)     the existence of, and the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any agreement to which the Company or any of its Restricted Subsidiaries is a party as of or on the Issue Date and identified on a schedule to the Indenture on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date will be permitted to the extent that its terms, taken as a whole, are not materially more disadvantageous to the holders of the notes than the terms of the agreements in effect on the Issue Date;

            (7)     transactions with customers, clients, suppliers or purchasers or sellers of goods or services, including Eagle Creek Mining & Drilling, Inc., in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of the Indenture; provided that in the reasonable determination of the members of the Board of Directors or senior management of the Company, such transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

            (8)     any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Company and the granting of registration and other customary rights in connection therewith.

Limitation on Sale of Capital Stock of Restricted Subsidiaries

          The Company will not, and will not permit any Restricted Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Voting Stock of any Restricted Subsidiary or, with respect to a Restricted Subsidiary, to issue any of the Voting Stock of a Restricted Subsidiary (other than, if necessary, shares of its Voting Stock constituting Foreign Required Minority Shares) to any Person except:

            (1)     to the Company or a Wholly Owned Subsidiary;

            (2)     the granting of Liens permitted under "— Limitation on Liens"; and

            (3)     in compliance with the covenant described under "— Limitation on Sales of Assets and Subsidiary Stock" and immediately after giving effect to such issuance or sale, such Restricted Subsidiary would continue to be a Restricted Subsidiary.

          Notwithstanding the preceding paragraph, the Company and its Restricted Subsidiaries may sell all the Voting Stock of a Restricted Subsidiary as long as the Company or its Restricted Subsidiaries comply with the terms of the covenant described under "— Limitation on Sales of Assets and Subsidiary Stock."

SEC Reports

          Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Company will file with the SEC, and make available to the Trustee and the registered holders of the notes, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act with respect to U.S. issuers, in each case not later than 60 days after the final due dates therefor specified therein or in the relevant forms (after giving effect to any cure period specified therein). For the avoidance of doubt, no Default shall be deemed to occur under the Indenture until the expiration of such 60-day period.

          In the event that the Company is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, the Company will nevertheless make available such Exchange Act information to the Trustee and the holders of the notes as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, in each case not later than 60 days after the final due dates therefor specified therein or in the relevant forms (after giving effect to any cure period specified therein). For the avoidance of doubt, no Default shall be deemed to occur under the Indenture until the expiration of such 60-day period.

          If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in Management's Discussion and Analysis of Results of Operations and Financial Condition, of the financial condition and results of operations of the Company and its Restricted Subsidiaries.

          In the event that any direct or indirect parent company of the Company becomes a guarantor of the notes, the Company may satisfy its obligations under this covenant by furnishing financial information relating to such parent; provided that (a) such financial statements are accompanied by consolidating financial information for such parent, the Company, the Subsidiary Guarantors and the Subsidiaries of the Company that are not Subsidiary Guarantors in the manner prescribed by the SEC and (b) such parent is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the Capital Stock of the Company.

          A Default under this covenant is subject to a 180-day cure period. During such cure period, the interest rate on the notes shall increase by 0.50% per annum.

Merger and Consolidation

          The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

            (1)     the resulting, surviving or transferee Person (the "Successor Company") will be a corporation organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the notes and the Indenture;

            (2)     immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

            (3)     immediately after giving effect to such transaction, the Successor Company would be able to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the "— Limitation on Indebtedness" covenant or the Consolidated Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

            (4)     each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply or unless the Company is the Successor Company and such Subsidiary Guarantor was a Subsidiary Guarantor immediately prior to such transaction) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person's obligations in respect of the Indenture and the notes; and

            (5)     the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, together stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

          For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

          The predecessor Company will be released from its obligations under the Indenture and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor Company will not be released from the obligation to pay the principal of and interest on the notes.

          Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the property or assets of a Person.

          Notwithstanding the preceding clause (3), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Subsidiary Guarantor and (b) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax benefits; provided that, in the case of a Restricted Subsidiary that merges into the Company or any Subsidiary Guarantor, the Company will not be required to comply with the preceding clause (5).

          In addition, the Company will not permit any Subsidiary Guarantor to consolidate with, merge with or into any Person (other than the Company or another Subsidiary Guarantor) and will not permit the conveyance, transfer or lease of all or substantially all of the assets of any Subsidiary Guarantor (other than to the Company or another Subsidiary Guarantor) unless:

            (1)     (a) if such entity remains a Subsidiary Guarantor, the resulting, surviving or transferee Person will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person's obligations in respect of the Indenture and the notes; (b) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default of Event of Default shall have occurred and be continuing; and (c) the Company will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, together stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; and

            (2)     the transaction is made in compliance with the covenant described under "— Limitation on Sales of Assets and Subsidiary Stock" (it being understood that only such portion of the Net Available Cash as is required to be applied on the date of such transaction in accordance with the terms of the Indenture needs to be applied in accordance therewith at such time), "— Limitation on Sale of Capital Stock of Restricted Subsidiaries" and this "— Merger and Consolidation" covenant.

Future Subsidiary Guarantors

          After the Issue Date, the Company will cause each Restricted Subsidiary (other than a Foreign Subsidiary) that Guarantees any Indebtedness of the Company or any Subsidiary Guarantor to execute and deliver to the Trustee a Subsidiary Guarantee pursuant to which such Subsidiary Guarantor will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the notes on a senior basis.

          The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any guarantees under the Senior Credit Facility) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

          In the event a Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease) and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction) to a Person which is not the Company or a Restricted Subsidiary, such Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee if:

            (1)     the sale or other disposition is in compliance with the Indenture, including the covenants "— Limitation on Sales of Assets and Subsidiary Stock" (it being understood that only such portion of the Net Available Cash as is required to be applied on or before the date of such release in accordance with the terms of the Indenture needs to be applied in accordance therewith at such time), "— Limitation on Sales of Capital Stock of Restricted Subsidiaries" and "— Merger and Consolidation;" and

            (2)     all the obligations of such Subsidiary Guarantor under all Indebtedness of the Company and all Subsidiary Guarantors terminate upon consummation of such transaction.

          In addition, each Subsidiary Guarantor will be released from its obligations under the Indenture and its Subsidiary Guarantee if the Company designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of the Indenture or in connection with any legal defeasance of the notes or upon satisfaction and discharge of the Indenture, each in accordance with the provisions of the Indenture.

Limitation on Lines of Business

          The Company will not, and will not permit any Restricted Subsidiary to, engage in any business as a primary line of business other than a Related Business.

Payments for Consent

          Neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Events of Default

          Each of the following is an Event of Default:

            (1)     default in any payment of interest on any note when due, continued for 30 days;

            (2)     default in the payment of principal of or premium, if any, on any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

            (3)     failure by the Company or any Subsidiary Guarantor to comply with its obligations under "— Certain Covenants — Merger and Consolidation;"

            (4)     failure by the Company to comply for 30 days after notice as provided below with any of its obligations under the covenants described under "— Change of Control" above or under the covenants described under "— Certain Covenants" above (in each case, other than (a) a failure to purchase notes which constitutes an Event of Default under clause (2) above, (b) a failure to comply with "— Certain Covenants — Merger and Consolidation" which constitutes an Event of Default under clause (3) above or (c) a failure to comply with "— Certain Covenants — SEC Reports" which constitutes an Event of Default under clause (5)(a) below);

            (5)     (a) failure by the Company to comply with "— Certain Covenants — SEC Reports" for 180 days; or (b) failure by the Company to comply for 60 days after notice as provided below with its other agreements contained in the Indenture;

            (6)     default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a

  Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

              (a)     is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness ("payment default"); or

              (b)     results in the acceleration of such Indebtedness prior to its maturity (the "cross acceleration provision");

  and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

            (7)     certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the "bankruptcy provisions");

            (8)     failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $25.0 million (net of any amounts covered by insurance with a reputable and creditworthy insurance company that has not disclaimed liability therefor in writing), which judgments are not paid, discharged or stayed for a period of 60 days (the "judgment default provision"); or

            (9)     (a) any Subsidiary Guarantee of a Significant Subsidiary or group of Restricted Subsidiaries that taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary (i) ceases to be in full force and effect (except as contemplated by the terms of the Indenture) for 5 Business Days after notice as provided below or (ii) is declared null and void in a judicial proceeding or (b) any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that taken together as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary denies or disaffirms its obligations under the Indenture or its Subsidiary Guarantee.

However, a default under clauses (4), (5)(b) and (9)(a)(i) of this paragraph will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding notes notify the Company of the default and the Company does not cure such default within the time specified in clauses (4), (5)(b) and (9)(a)(i) of this paragraph after receipt of such notice.

          During the continuance of a Default under clause (5)(a) above, the interest rate on the notes shall increase by 0.50% per annum.

          If an Event of Default (other than an Event of Default described in clause (7) above) occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding notes by notice to the Company and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. In the event of a declaration of acceleration of the notes because an Event of Default described in clause (6) under "— Events of Default" has occurred and is continuing, the declaration of acceleration of the notes shall be automatically annulled if the default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived. If an Event of Default described in clause (7) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

          Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or the notes unless:

            (1)     such holder has previously given the Trustee notice that an Event of Default is continuing;

            (2)     holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

            (3)     such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

            (4)     the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

            (5)     the holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

          Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

          The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the holders.

          The Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Company is taking or proposing to take in respect thereof.

Amendments and Waivers

          Subject to certain exceptions, the Indenture and the notes may be amended or supplemented with the consent of the holders of a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment, supplement or waiver may, among other things:

            (1)     reduce the amount of notes whose holders must consent to an amendment;

            (2)     reduce the stated rate of or extend the stated time for payment of interest on any note;

            (3)     reduce the principal of or extend the Stated Maturity of any note;

            (4)     reduce the premium payable upon the redemption or repurchase of any note or change the time at which any note may be redeemed or repurchased as described above under "— Optional Redemption," "— Change of Control" or "— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock" whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except amendments to the definitions of "Change of Control" and "Permitted Holder");

            (5)     make any note payable in money other than that stated in the note;

            (6)     impair the right of any holder to receive payment of principal, premium, if any, and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes;

            (7)     make any change in the amendment provisions which require each holder's consent or in the waiver provisions;

            (8)     modify the ranking of the notes in any manner that adversely affects the rights of any holder of notes; or

            (9)     modify the Subsidiary Guarantees in any manner adverse to the holders of the notes.

          Notwithstanding the foregoing, without the consent of any holder, the Company, the Guarantors and the Trustee may amend the Indenture and the notes to:

            (1)     cure any ambiguity, omission, defect or inconsistency;

            (2)     provide for the assumption by a successor Person of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

            (3)     provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f) (2) (B) of the Code);

            (4)     add Guarantees with respect to the notes or release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee or the Indenture in accordance with the applicable provisions of the Indenture;

            (5)     secure the notes;

            (6)     add to the covenants of the Company for the benefit of the holders or surrender any right or power conferred upon the Company;

            (7)     make any change that does not adversely affect the rights of any holder;

            (8)     comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

            (9)     provide for the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture; or

            (10)   conform the text of the Indenture, the notes or the Subsidiary Guarantees to any provision of this "Description of Notes" to the extent that such provision in this "Description of Notes" is intended to be a verbatim recitation of a provision of the Indenture, the notes or the Subsidiary Guarantees.

          The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment or supplement. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the Indenture by any holder of notes given in connection with a tender of such holder's notes will not be rendered invalid by such tender. After an amendment or supplement under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment or supplement. However, the failure to give such notice to all the holders, or any defect in the notice will not impair or affect the validity of the amendment or supplement.

Defeasance

          The Company at any time may terminate all its obligations under the notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. If the Company exercises its legal defeasance option, the Subsidiary Guarantees in effect at such time will terminate.

          The Company at any time may terminate its obligations described under "— Change of Control" and under the covenants described under "— Certain Covenants" (other than "— Merger and Consolidation"), the operation of the cross-default upon a payment default, the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under "— Events of Default" above and the limitations contained in clause (3) under "— Certain Covenants — Merger and Consolidation" above ("covenant defeasance").

          The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect to the notes. If the Company exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Subsidiaries), (8) or (9) under "— Events of Default" above or because of the failure of the Company to comply with clause (3) under "— Certain Covenants — Merger and Consolidation" above.

          In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

No Personal Liability of Directors, Officers, Employees and Stockholders

          No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company under the notes, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Concerning the Trustee

          Wells Fargo Bank, National Association is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the notes. It is also the trustee under the indenture governing our existing 10 1/4% senior notes and 8 1/4% senior subordinated notes, and is and may be in the future a lender under our senior secured revolving credit facility.

Governing Law

          The Indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

          "Acquired Indebtedness" means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets.

          "Additional Assets" means:

            (1)     any property, plant, equipment or other asset (excluding current assets) to be used by the Company or a Restricted Subsidiary in a Related Business;

            (2)     capital expenditures by the Company or a Restricted Subsidiary in a Related Business;

            (3)     the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

            (4)     Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (3) and (4), such Restricted Subsidiary is primarily engaged in a Related Business.

          "Adjusted Consolidated Net Tangible Assets" means (without duplication), as of the date of determination, the remainder of:

            (a)     the sum of:

                 (i)  discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any provincial, territorial, state, Federal or foreign income taxes, as estimated by the Company in a reserve report prepared as of the end of the Company's most recently completed fiscal year for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from

                  (A)    estimated proved oil and gas reserves acquired since such year end, which reserves were not reflected in such year end reserve report, and

                  (B)     estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since such year end due to exploration, development or exploitation activities, in each case calculated in accordance with SEC guidelines (utilizing the prices for the fiscal quarter ending prior to the date of determination),

    and decreased by, as of the date of determination, the estimated discounted future net revenues from

                  (C)    estimated proved oil and gas reserves produced or disposed of since such year end, and

                  (D)    estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated on a pre-tax basis and substantially in accordance with SEC guidelines (utilizing the prices for the fiscal quarter ending prior to the date of determination), in each case as estimated by the Company's petroleum engineers or any independent petroleum engineers engaged by the Company for that purpose;

                (ii)  the capitalized costs that are attributable to oil and gas properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company's books and records as of a date no earlier than the date of the Company's latest available annual or quarterly financial statements;

               (iii)  the Net Working Capital on a date no earlier than the date of the Company's latest annual or quarterly financial statements; and

               (iv)  the greater of

                  (A)    the net book value of other tangible assets of the Company and its Restricted Subsidiaries, as of a date no earlier than the date of the Company's latest annual or quarterly financial statements, and

                  (B)     the appraised value, as estimated by independent appraisers, of other tangible assets of the Company and its Restricted Subsidiaries, as of a date no earlier than the date of the Company's latest audited financial statements; minus

            (b)     the sum of:

                 (i)  Minority Interests;

                (ii)  any net gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company's latest audited financial statements;

               (iii)  to the extent included in (a)(i) above, the discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the prices utilized in the Company's year end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and

               (iv)  the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of the Company and its Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

          If the Company changes its method of accounting from the successful efforts method of accounting to the full cost or a similar method, "Adjusted Consolidated Net Tangible Assets" will continue to be calculated as if the Company were still using the successful efforts method of accounting.

          "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing; provided that exclusively for purposes of "— Certain Covenants — Limitation on Affiliate Transactions," beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

          "Asset Disposition" means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than Foreign Required Minority Shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction, in each case after the Issue Date.

          Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

            (1)     a disposition of assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

            (2)     a disposition of Cash Equivalents in the ordinary course of business;

            (3)     a disposition of Hydrocarbons or Related Assets in the ordinary course of business;

            (4)     a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

            (5)     transactions subject to and permitted under "— Certain Covenants — Merger and Consolidation;"

            (6)     an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Restricted Subsidiary;

            (7)     for purposes of "— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock" only, the making of a Permitted Investment (but, in the case of an Investment in which the Company or a Restricted Subsidiary receives consideration for such transaction including cash or Cash Equivalents, such transaction shall be deemed to also include an Asset Disposition having a fair market value equal to the aggregate amount of cash and Cash Equivalents so received) or a disposition subject to and in compliance with "— Certain Covenants — Limitation on Restricted Payments;"

            (8)     an Asset Swap effected in compliance with "— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock;"

            (9)     dispositions of assets with an aggregate fair market value since the Issue Date of less than $5.0 million;

            (10)   the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

            (11)    dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

            (12)    the issuance by a Restricted Subsidiary of Preferred Stock that is permitted by the covenant described under the caption "— Certain Covenants — Limitation on Indebtedness;"

            (13)    the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

            (14)    foreclosure on assets;

            (15)    any Production Payments and Reserve Sales that are customary in the Oil and Gas Business;

            (16)   a disposition of Permitted Investments of the type described in clause (7) of the definition thereof;

            (17)    a disposition of Oil and Gas Properties in connection with tax credit transactions complying with Section 29 or any successor or analogous provisions of the Code;

            (18)    surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

            (19)   for purposes of clause (2) of "— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock" only, dispositions of equipment in the form of Capitalized Lease Obligations or mortgage or purchase money financing in an aggregate principal amount not to exceed $25.0 million at any time outstanding; provided that any proceeds received in connection with any such transaction must be applied in accordance with "— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock;" and

            (20)   Sale/Leaseback Transactions relating to assets acquired after the Issue Date; provided that each such Sale/Leaseback Transaction is consummated within 180 days after the date of the acquisition of such asset by the Company or such Restricted Subsidiary (each, a "Qualifying SLB").

          "Asset Swap" means a concurrent purchase and sale or exchange of Oil and Gas Properties between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash received must be applied in accordance with "— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock."

          "Attributable Indebtedness" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capitalized Lease Obligations"; and provided further, obligations relating to Qualifying SLBs shall be deemed not to be Attributable Indebtedness.

          "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

          "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

          "Business Day" means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

          "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.

          "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

          "Cash Equivalents" means:

            (1)     securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

            (2)     marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof (provided that the full faith and credit of the United States is pledged in support thereof) and, at the time of acquisition, having a credit rating of "A" or better from either Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc.;

            (3)     certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least "A" or the equivalent thereof by Standard & Poor's Ratings Group, Inc., or "A" or the equivalent thereof by Moody's Investors Service, Inc., and having combined capital and surplus in excess of $500 million;

            (4)     repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

            (5)     commercial paper rated at the time of acquisition thereof at least "A-2" or the equivalent thereof by Standard & Poor's Ratings Group, Inc. or "P-2" or the equivalent thereof by

  Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

            (6)     interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (5) above.

          "Change of Control" means:

            (1)     any "person" or "group" of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Company held by a parent entity, if such person or group "beneficially owns" (as defined above), directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent entity); or

            (2)     the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

            (3)     the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder; or

            (4)     the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Commodity Agreement" means any commodity futures contract, commodity swap, commodity option or other similar agreement or arrangement, including options, swaps, floors, caps, collars, futures, forward sales or forward purchases involving commodities (including Hydrocarbons and Related Assets), commodity-related revenues or costs (including basis), equities, bonds, or indexes based on any of the foregoing and any other derivative agreement or arrangement based on any of the foregoing.

          "Common Stock" means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person's common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

          "Consolidated Cash Flow" for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

            (1)     Consolidated Interest Expense; plus

            (2)     Consolidated Income Taxes; plus

            (3)     consolidated depletion and depreciation expense; plus

            (4)     consolidated amortization expense or impairment charges recorded in connection with the application of Financial Accounting Standard No. 142 "Goodwill and Other Intangibles" and Financial Accounting Standard No. 144 "Accounting for the Impairment or Disposal of Long Lived Assets" and similar provisions; plus

            (5)     other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); plus

            (6)     consolidated exploration expense;

          minus the sum of:

              (A)    non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges made in any prior period); and

              (B)     to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto that were deducted in calculating such Consolidated Net Income, the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments, and (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments.

          Notwithstanding the preceding sentence, clauses (2) through (6) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated Cash Flow of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (2) through (6) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

          "Consolidated Coverage Ratio" means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated Cash Flow of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

            (1)     if the Company or any Restricted Subsidiary:

              (a)     has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated Cash Flow and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; and

              (b)     has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case, other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated Cash Flow and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

            (2)     if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition or disposed of any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition:

              (a)     the Consolidated Cash Flow for such period will be reduced by an amount equal to the Consolidated Cash Flow (if positive) directly attributable to the assets which are the subject of such disposition for such period or increased by an amount equal to the Consolidated Cash Flow (if negative) directly attributable thereto for such period; and

              (b)     Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

            (3)     if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated Cash Flow and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

            (4)     if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have Incurred any Indebtedness or discharged any Indebtedness, made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated Cash Flow and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Person had been a Restricted Subsidiary on the first day of such period and such transaction or transactions had occurred on the first day of such period.

          For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness to the extent of the remaining term thereof). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

          "Consolidated Income Taxes" means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

          "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense and without duplication:

            (1)     interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

            (2)     amortization of debt discount; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

            (3)     non-cash interest expense;

            (4)     commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

            (5)     the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

            (6)     costs associated with Hedging Obligations (including amortization of fees) provided, however, that if Hedging Obligations result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

            (7)     the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

            (8)     the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries that are not Subsidiary Guarantors payable to a party other than the Company or a Wholly Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP;

            (9)     Receivables Fees; and

            (10)   the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company and its Restricted Subsidiaries) in connection with Indebtedness Incurred by such plan or trust.

  minus, to the extent included above, the sum of amortization of debt issuance costs and interest income.

          For the purpose of calculating the Consolidated Coverage Ratio, the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (10) above) relating to any Indebtedness of the Company or any Restricted Subsidiary described in the penultimate paragraph of the definition of "Indebtedness".

          For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Company. Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Company or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

          "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

            (1)     any net income (or loss) of any Person if such Person is not a Restricted Subsidiary, except that:

              (a)     subject to the limitations contained in clauses (3), (4) and (5) below, the Company's equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend, distribution or other payment (subject, in the case of a dividend, distribution or other payment to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

              (b)     the Company's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

            (2)     any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

              (a)     subject to the limitations contained in clauses (3), (4) and (5) below, the Company's equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend, distribution or other payment (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

              (b)     the Company's equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

            (3)     any after-tax gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

            (4)     any after-tax extraordinary gain or loss;

            (5)     the cumulative effect of a change in accounting principles;

            (6)     any asset impairment or writedown on or related to Oil and Gas Properties under GAAP or SEC guidelines;

            (7)     any unrealized non-cash gains or losses or charges in respect of Hedging Obligations (including those resulting from the application of SFAS 133 or similar provisions);

            (8)     any after-tax gain or loss realized on the termination of any employee pension benefit plan;

            (9)     non-cash charges relating to grants of performance shares, stock options, stock awards, stock purchase agreements or management compensation plans for officers, directors, employees or consultants of the Company or a Restricted Subsidiary (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) to the extent that such non-cash charges are deducted in computing such Consolidated Net Income; provided that if the Company or any Restricted Subsidiary of the Company makes a cash payment in respect of a non-cash charge in any period, such cash payment shall (without duplication) be deducted from the Consolidated Net Income of the Company for such period;

            (10)   any adjustments of a deferred tax liability or asset pursuant to Statement of Financial Accounting Standards No. 109 which result from changes in enacted tax laws or rates; and

            (11)    costs incurred in connection with acquisitions that were eligible for capitalization treatment under GAAP but instead were expensed at the time of incurrence, provided that any such costs shall instead reduce Consolidated Net Income for any period to the extent of any amortization in such period that would have occurred had they had been capitalized).

          "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who: (1) was a member of such Board of Directors on the Issue Date; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

          "Credit Facilities" means, with respect to the Company or any Subsidiary Guarantor, one or more debt facilities (including, without limitation, the Senior Credit Facility and the uncommitted money market line of credit facility, dated November 3, 2005, as amended), or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Senior Credit Facility or any other credit or other agreement or indenture).

          "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

          "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

          "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

            (1)     matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

            (2)     is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

            (3)     is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the notes or (b) on which there are no notes outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions "— Change of Control" and "— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock" and such repurchase or redemption complies with "— Certain Covenants — Limitation on Restricted Payments."

          "Dollar-Denominated Production Payments" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

          "Domestic Subsidiary" means any Restricted Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

          "Equity Offering" means a public or private offering, other than to a Subsidiary of the Company, for cash by the Company of its Capital Stock (other than Disqualified Stock).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

          "Foreign Required Minority Shares" means directors' qualifying shares and other shares of Capital Stock of a Foreign Subsidiary that are required by the applicable laws and regulations of such foreign jurisdiction to be owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Foreign Subsidiary to transact business in such foreign jurisdiction.

          "Foreign Subsidiary" means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Subsidiary of such Restricted Subsidiary.

          "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP, except that in the event the Company is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in the Indenture.

          "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

            (1)     to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

            (2)     entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" will not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

          "Guarantor Subordinated Obligation" means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

          "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

          "holder" means a Person in whose name a note is registered on the Registrar's books.

          "Hydrocarbons" means oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

          "Incur" means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms "Incurred" and "Incurrence" have meanings correlative to the foregoing.

          "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

            (1)     the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

            (2)     the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

            (3)     the principal component of all obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

            (4)     the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

            (5)     Capitalized Lease Obligations and all Attributable Indebtedness of such Person;

            (6)     the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock;

            (7)     the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the liquidation value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

            (8)     the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person;

            (9)     to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time); and

            (10)   to the extent not otherwise included in this definition, the amount of obligations outstanding under the legal documents entered into as part of a securitization transaction or series of securitization transactions that would be characterized as principal if such transaction were structured as a secured lending transaction rather than as a purchase outstanding relating to a securitization transaction or series of securitization transactions.

          Notwithstanding the preceding, Indebtedness shall not include Volumetric Production Payments. The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. Notwithstanding the foregoing, money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall not be deemed to be "Indebtedness," provided that such money is held to secure the payment of such interest.

          In addition, "Indebtedness" of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

            (1)     such Indebtedness is the obligation of a partnership, limited liability company or similar entity that is not a Restricted Subsidiary (a "Joint Venture");

            (2)     such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a "General Partner"); and

            (3)     there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

              (a)     the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

              (b)     if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

          No Indebtedness will be deemed to be subordinate in right of payment to any other Indebtedness solely by virtue of being unsecured, being secured by junior liens or having a later maturity date.

          "Interest Rate Agreement" means, with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

          "Investment" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

          For purposes of "— Certain Covenants — Limitation on Restricted Payments,"

            (1)     "Investment" will include the portion (proportionate to the Company's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company's "Investment" in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

            (2)     any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

          "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's Investors Service, Inc. and BBB- (or the equivalent) by Standard & Poor's Ratings Group, Inc., in each case, with a stable or better outlook.

          "Issue Date" means the date on which notes are first issued under the Indenture.

          "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

          "Minority Interest" means the percentage interest represented by any shares of stock of any class of Capital Stock of a Restricted Subsidiary that are not owned by the Company or a Restricted Subsidiary.

          "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

            (1)     all legal, accounting, engineering, investment banking, brokerage, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition, and any relocation expenses incurred or assumed in connection with such Asset Disposition;

            (2)     all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or, by applicable law, be repaid out of the proceeds from such Asset Disposition;

            (3)     all distributions and other payments required to be made to minority interest holders in Subsidiaries or Joint Ventures or to holders of royalty or similar interests as a result of such Asset Disposition; and

            (4)     the deduction of appropriate amounts to be provided by the seller as reserves, in accordance with GAAP, (A) for adjustment in respect of the sale price of the assets that were the subject of such Asset Disposition and (B) against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

          "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

          "Net Working Capital" means (a) all current assets of the Company and its Restricted Subsidiaries except current assets constituting non-cash gains on Hedging Obligations resulting from the requirements of FAS 133 and similar provisions, less (b) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness and any current liabilities constituting any non-cash losses or charges on Hedging Obligations resulting from the requirements of FAS 133 and similar provisions, in each case as set forth in the consolidated financial statements of the Company prepared in accordance with GAAP.

          "Non-Guarantor Restricted Subsidiary" means any Restricted Subsidiary that is not a Subsidiary Guarantor.

          "Non-Recourse Debt" means Indebtedness of a Person:

            (1)     as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise); and

            (2)     no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

          "Officer" means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company. Officer of any Subsidiary Guarantor has a correlative meaning.

          "Officers' Certificate" means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.

          "Oil and Gas Business" means (a) the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in Hydrocarbons and Oil and Gas Properties, (b) the business of gathering, marketing, distributing, treating, processing, storing, refining, selling and transporting of Hydrocarbons and Oil and Gas Properties and products produced in association therewith, (c) other energy-related business, including the ownership and operation of co-generation facilities and steam and electrical transmission businesses, (d) any business relating to oil field sales and services including ownership and operation of drilling rigs, and (e) any business or activity relating to, arising from, or necessary, appropriate or incidental to, the activities described in the foregoing clauses of this definition.

          "Oil and Gas Properties" means all properties, including equity or other ownership interests therein, owned by such Person which contain or are believed to contain oil and gas reserves.

          "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

          "Pari Passu Indebtedness" means Indebtedness that ranks equally in right of payment to the notes.

          "Permitted Business Investment" means any Investment made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business or any other Related Business including investments or expenditures for actively exploiting, exploring for, acquiring, developing, producing, operating, disposing of interests in, processing, gathering, marketing, distributing, treating, storing, refining, selling or transporting Hydrocarbons, Related Assets and Oil and Gas Properties through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of such businesses jointly with third parties, including:

            (1)     ownership interests in Oil and Gas Properties, co-generation facilities, refineries, liquid natural gas facilities, processing facilities, gathering systems, pipelines or ancillary real property interests, either directly or through entities the primary business of which is to own or operate any of the foregoing; and

            (2)     entry into and Investments in the form of or pursuant to, operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-in agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, production sharing agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), limited liability company agreements, subscription agreements, stock purchase agreements, stockholder agreements and other similar agreements with third parties (including Unrestricted Subsidiaries);

provided, however, that a "Permitted Business Investment" shall only include Investments in entities that are classified as pass-through entities for U.S. federal, state and local and foreign income tax purposes.

          "Permitted Holders" means William F. Berry and Winberta Holdings, Ltd. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture (or would result in a Change of Control Offer in the absence of the waiver of such requirement by holders in accordance with the Indenture) will thereafter constitute additional Permitted Holders.

          "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

            (1)     the Company, a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

            (2)     another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;

            (3)     cash and Cash Equivalents;

            (4)     receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

            (5)     payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

            (6)     loans or advances to, and Guarantees of obligations of, employees, officers or directors of the Company or any Restricted Subsidiary in the ordinary course of business in an aggregate amount not in excess of $2.0 million with respect to all loans or advances made since the Start Date (without giving effect to the forgiveness of any such loan); provided, however, that the Company and its Subsidiaries shall comply in all material respects with the provisions of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith relating to the provision of any such loans and advances as if the Company had filed a registration statement with the SEC;

            (7)     Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

            (8)     Investments made as a result of the receipt of non-cash consideration from an Asset Disposition or other disposition that was made pursuant to and in compliance with "— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock;"

            (9)     Investments in existence on the Start Date;

            (10)   Currency Agreements, Interest Rate Agreements, Commodity Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with "— Certain Covenants — Limitation on Indebtedness;"

            (11)    Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (11), in an aggregate amount at the time of such Investment not to exceed $10.0 million outstanding at any one time (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value);

            (12)   Guarantees issued in accordance with "— Certain Covenants — Limitations on Indebtedness;"

            (13)   any Asset Swap made in accordance with "— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock Swaps;"

            (14)   Permitted Business Investments;

            (15)   Investments constituting prepaid expenses or advances or extensions of credit to customers or suppliers in the ordinary course of business;

            (16)   endorsements of negotiable instruments and documents in the ordinary course of business;

            (17)    acquisitions of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company; provided, however, that the Qualified Proceeds from such sale of Capital Stock (to the extent so used) will be excluded from clause (c)(ii) of the covenant described under "— Certain Covenants — Limitation on Restricted Payments;"

            (18)   Investments in the form of Capitalized Lease Obligations or mortgage or purchase money financing in an aggregate principal amount not to exceed $25.0 million at any time outstanding;

            (19)   Investments in the form of bank deposits (other than time deposits); and

            (20)   Investments in the form of other deposits made in the ordinary course of business and constituting Permitted Liens.

          "Permitted Liens" means, with respect to any Person:

            (1)     Liens securing Indebtedness under Credit Facilities (and related Hedging Obligations and related Guarantees) permitted to be Incurred under "— Certain Covenants — Limitation on Indebtedness";

            (2)     pledges or deposits by such Person under workers' compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders or contracts (including leases but excluding contracts for the payment of Indebtedness) to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

            (3)     Liens imposed by law, including carriers', warehousemen's, mechanics', materialmen's and repairmen's Liens, or related contracts in the ordinary course of business, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

            (4)     Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

            (5)     Liens in favor of issuers of surety or performance bonds or letters of credit or bankers' acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

            (6)     encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

            (7)     Liens securing Hedging Obligations permitted under clause (6) of the second paragraph of "— Certain Covenants — Limitation on Indebtedness";

            (8)     leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

            (9)     judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

            (10)   Liens for the purpose of securing Indebtedness represented by Capitalized Lease Obligations, mortgage financings, purchase money obligations or other payments Incurred to finance all or any part of the purchase price or cost of construction or improvement of assets or property (other than Capital Stock or other Investments) acquired, constructed or improved by such Person; provided that:

              (a)     the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired, constructed or improved; and

              (b)     such Liens are created within 180 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of such Person other than such assets or property and assets affixed or appurtenant thereto and proceeds thereof;

            (11)    Liens arising solely by virtue of any statutory or common law provisions relating to banker's Liens, rights of set-off or similar rights or related contracts in the ordinary course of business and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

              (a)     such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by such Person in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

              (b)     such deposit account is not intended by such Person to provide collateral to the depository institution;

            (12)   Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by such Person in the ordinary course of business;

            (13)   Liens existing on the Issue Date (other than Liens permitted under clause (1));

            (14)   Liens on property or Capital Stock of a Person at the time such Person becomes a Restricted Subsidiary, or is merged with or into or consolidated with or acquired by, the Company or a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such event; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary other than improvements, additions and accessions to such property, dividends and distributions in respect of such property and proceeds of any of the foregoing;

            (15)   Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary other than improvements, additions and accessions to such property, dividends and distributions in respect of such property and proceeds of any of the foregoing;

            (16)   Liens in favor of the Company or a Restricted Subsidiary;

            (17)    Liens securing the notes and Subsidiary Guarantees;

            (18)   Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (9), (10), (13), (14), (15), (17) and (18) of this definition, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, additions, accessions, proceeds, dividends and distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

            (19)   any interest or title of a lessor under any operating lease;

            (20)   Liens under industrial revenue, municipal or similar bonds;

            (21)   Liens in respect of Production Payments and Reserve Sales, which Liens shall be limited to the property that is the subject of such Production Payments and Reserve Sales and proceeds thereof;

            (22)   Liens arising under farm-out agreements, farm-in agreements, division orders, mineral leases, partnership agreements, joint venture agreements, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons and Related Assets, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in any Related Business; provided, however, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract and improvements, additions and accessions thereto, and proceeds of any of the foregoing;

            (23)   Liens on pipelines or pipeline facilities that arise by operation of law;

            (24)   Liens encumbering assets under construction (and improvements, additions and accessions thereto and proceeds of any of the foregoing) arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such assets;

            (25)   Liens arising under the Indenture in favor of the Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under the Indenture, provided, that such Liens are solely for the benefit of the trustees, agents, or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

            (26)   Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under the covenant described under "Certain Covenants — Limitation on Restricted Payments;" and

            (27)   Liens securing Indebtedness (other than Subordinated Obligations and Guarantor Subordinated Obligations) and other unsubordinated obligations in an aggregate amount outstanding at any one time not to exceed $15.0 million.

          "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

          "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

          "Production Payments and Reserve Sales" means the grant or transfer by the Company or a Restricted Subsidiary to any Person of a royalty, overriding royalty, net profits interest, production payment (including Volumetric Production Payments and Dollar-Denominated Production Payments), partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists or other providers of technical services to the Company or a Restricted Subsidiary.

          "Qualified Proceeds" means any of the following or any combination thereof: (1) Net Cash Proceeds, (2) Cash Equivalents, (3) assets that are used or useful in a Related Business and (4) the Capital Stock of any Person engaged in a Related Business that becomes a Restricted Subsidiary of the Company or merges with or into the Company or a Restricted Subsidiary of the Company.

          "Rating Agencies" means Standard & Poor's Ratings Group, Inc. and Moody's Investors Service, Inc. or if Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc. or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc. or both, as the case may be.

          "Receivable" means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an "account," "chattel paper," "payment intangible" or "instrument" under the Uniform Commercial Code as in effect in the State of New York and any "supporting obligations" as so defined.

          "Receivables Fees" means any fees or interest paid to purchasers or lenders providing the financing in connection with a securitization transaction, factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a securitization transaction, factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.

          "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinance"; "refinances" and "refinanced" shall each have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

            (1)     (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the notes;

            (2)     the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

            (3)     such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and costs and fees Incurred in connection therewith); and

            (4)     if the Indebtedness being refinanced is subordinated in right of payment to the notes or the Subsidiary Guarantees, such Refinancing Indebtedness is subordinated in right of payment to the notes or the Subsidiary Guarantees on terms at least as favorable to the holders as those contained in the documentation governing the Indebtedness being refinanced.

          "Related Assets" means steam, electricity, by-products of the utilization of Hydrocarbons, products produced in association with Hydrocarbons, minerals, and other assets commonly created, recovered or produced in the course of the conduct of any Related Business.

          "Related Business" means (1) any business which is the same as or related, ancillary or complementary to any of the businesses of the Company and its Restricted Subsidiaries on the Issue Date, (2) the Oil and Gas Business and (3) the business of acquiring, exploiting, developing, producing, operating, gathering, marketing, treating, processing, storing, refining, selling and transporting Related Assets.

          "Restricted Investment" means any Investment other than a Permitted Investment.

          "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

          "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

          "SEC" means the United States Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

          "Senior Credit Facility" means the Amended and Restated Credit Agreement dated as of July 15, 2008 among the Company, Wells Fargo Bank, National Association, as Administrative Agent, and the lenders parties thereto from time to time, as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, with the same or different agents or lenders (including increasing the amount loaned or the aggregate commitments of the lenders thereunder, provided that such additional Indebtedness is Incurred in accordance with the covenant described under "— Certain Covenants — Limitation on Indebtedness"); provided that a Senior Credit Facility shall not (1) include Indebtedness issued, created or Incurred pursuant to a registered offering of securities under the Securities Act or a private placement of securities (including under Rule 144A or Regulation S) pursuant to an exemption from the registration requirements of the Securities Act or (2) relate to Subordinated Obligations.

          "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

          "Start Date" means October 24, 2006.

          "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

          "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinated in right of payment to the notes pursuant to a written agreement.

          "Subsidiary" of any Person means (a) any corporation or other business entity (other than a legal partnership, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency)

to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any legal partnership, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

          "Subsidiary Guarantee" means, individually, any Guarantee of payment of the notes by a Subsidiary Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the Indenture.

          "Subsidiary Guarantor" means any Restricted Subsidiary that provides a Subsidiary Guarantee after the Issue Date in accordance with the Indenture; provided that upon release or discharge of such Restricted Subsidiary from its Subsidiary Guarantee in accordance with the Indenture, such Restricted Subsidiary ceases to be a Subsidiary Guarantor.

          "Unrestricted Subsidiary" means:

            (1)     any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

            (2)     any Subsidiary of an Unrestricted Subsidiary.

          The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

            (1)     such Subsidiary and its Subsidiaries do not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

            (2)     all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

            (3)     such designation and the Investment of the Company in such Subsidiary complies with "— Certain Covenants — Limitation on Restricted Payments;"

            (4)     such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

            (5)     such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

              (a)     to subscribe for additional Capital Stock of such Person; or

              (b)     to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

            (6)     on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company.

          Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

          The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the "— Certain Covenants — Limitation on Indebtedness" covenant on a pro forma basis taking into account such designation.

          "U.S. Government Obligations" means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

          "Volumetric Production Payments" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

          "Voting Stock" of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable.

          "Wholly Owned Subsidiary" means a Restricted Subsidiary, all of the Capital Stock of which (other than Foreign Required Minority Shares) is owned by the Company or another Wholly Owned Subsidiary.

Book-Entry Delivery and Settlement

Global Notes

          We will issue the notes in the form of one or more permanent global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Trustee.

DTC, Clearstream and Euroclear

          Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States of America), Clearstream Banking, société anonyme, Luxembourg ("Clearstream"), or Euroclear Bank S.A./N.V. (the "Euroclear Operator"), as operator of the Euroclear System (in Europe) ("Euroclear"), either directly if they are participants of such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their U.S. depositaries, which in turn will hold such interests in customers' securities accounts in the U.S. depositaries' names on the books of DTC.

          DTC has advised us as follows:

  •
  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

  •
  DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates.

  •
  Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

  •
  DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

  •
  Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

  •
  The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

          We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters nor the Trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

          We expect that under procedures established by DTC:

  •
  upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

  •
  ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

          The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC's system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

          So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the Indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the Indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the Indenture or the global note.

          None of us, the underwriters nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

          Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

          Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

          Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

          Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

          Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

          Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC's system in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC's system, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC.

          Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

          Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

          Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

          We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by the global notes upon surrender by DTC of the global notes if:

  •
  DTC notifies us that it is no longer willing or able to act as a depositary for the global notes, and we have not appointed a successor depositary within 90 days of that notice; or

  •
  an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes.

          Neither we nor the Trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

          The following discussion is a summary of certain United States federal tax considerations relating to the purchase, ownership and disposition of the notes, which does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), Treasury regulations, rulings and pronouncements of the Internal Revenue Service (the "IRS"), and judicial decisions as of the date of this prospectus supplement. These authorities may be changed, perhaps retroactively, so as to result in United States federal tax consequences different from those described herein.

          This summary is addressed only to persons who hold the notes as capital assets and who purchase the notes from the underwriters at the price stated on the cover page of this prospectus supplement (the "issue price") and assumes that such price is the first price at which a substantial amount of notes is sold for cash to persons other than the underwriters, brokers or similar persons. This summary does not address the effect of the United States federal gift tax laws, the tax considerations arising under the laws of any foreign, state or local jurisdiction, any tax treaty, or any reporting requirements of or other tax consequences under Treasury regulations relating to certain tax shelter transactions. In addition, this discussion does not address tax considerations that are the result of a holder's particular circumstances or of special rules, such as those that apply to holders who are subject to the alternative minimum tax, financial institutions, tax-exempt organizations, insurance companies, dealers or traders in securities or commodities, regulated investment companies, persons that own their notes through S corporations or other flow through entities, grantor trusts and real estate investment trusts, U.S. holders (as defined below) whose "functional currency" is not the U.S. dollar, expatriates and certain former citizens or former long-term residents of the United States, persons deemed to sell the notes under any constructive sale provision of the Internal Revenue Code, or persons who will hold the notes as a position in a hedging transaction, "straddle," "conversion transaction" or any other similar transaction. If a partnership or any entity that is treated as a partnership for United States federal tax purposes holds notes, then the United States federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such a partner should consult its tax advisor as to its consequences.

          We have not sought any ruling from the IRS with respect to the statements made and conclusions reached in this discussion, and there can be no assurance that the IRS will agree with these statements and conclusions.

Consequences to U.S. Holders

          As used in this discussion, a "U.S. holder" is a beneficial owner of a note who is a citizen or resident of the United States, a corporation (or any entity that is treated as a corporation for United States federal tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust (1) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Payments of Interest

          All interest on the notes will be taxable to you as ordinary income at the time it is paid or accrues in accordance with your ordinary method of accounting for United States federal income tax purposes.

          U.S. holders have the right to require us to repurchase all or any part of such holder's notes upon a Change of Control. Under certain contingent payment debt instrument rules, certain possible payments are not treated as contingencies or are excepted from consideration for purposes of calculating deemed interest (for example, in cases which the possible payments are remote, incidental, or fit certain other exceptions). We do not intend to treat the possibility of paying such additional amounts as a result of a Change of Control as causing the notes to be treated as contingent payment debt instruments. Based in part on this position, we do not intend, on the issuance date, to treat the repurchase option as affecting the computation of the yield-to-maturity of the notes. Under applicable Treasury regulations, our determination that a contingency is remote is binding on all U.S. holders of the notes (other than holders that properly disclose to the IRS that they are taking a different position) but is not binding on the IRS. The IRS may take a contrary position, which, if sustained, could affect the timing and character of a holder's income with respect to the notes in a materially adverse way.

          Under applicable Treasury regulations, an unconditional option to redeem a debt instrument will be presumed to be exercised if such exercise will lower the yield-to-maturity of the debt instrument. We do not intend, on the issuance date, to treat any of our redemption rights as affecting the computation of the yield-to-maturity of the notes. The IRS may take a different position regarding the payment or potential payment of amounts in excess of qualified stated interest or principal, in which case the timing, amount and character of income with respect to a note may be different, and a U.S. Holder could be required to treat as ordinary interest income any gain recognized on the disposition of a note. Prospective holders are urged to consult their own tax advisors regarding the potential effect, if any, of these matters on their particular situations.

Sale, Exchange, Redemption or Other Disposition of the Notes

          You will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note that is equal to the difference between the amount of cash proceeds and the fair market value of any property received on such disposition (less any amount attributable to accrued and unpaid interest on the note that you have not previously included in income, which will be taxable as ordinary income) and your adjusted tax basis in the note. Your adjusted tax basis in a note will generally equal your cost thereof. Any gain or loss that is recognized on the disposition of a note generally will be capital gain or loss and will be a long-term capital gain or loss if you have held the note for more than one year. If you are not a corporation for United States federal tax purposes, then any long-term capital gain will generally be subject to United States federal income tax at a reduced rate. Your ability to deduct capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

          In general, information reporting is required as to certain payments of principal and interest on the notes and on the proceeds of the disposition of a note unless you are a corporation or other exempt recipient. In addition, you will be subject to backup withholding if you are not exempt and you fail to properly furnish a taxpayer identification number and certain other information or if the IRS has notified you that you are subject to backup withholding. Any amount withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability and may entitle you to a refund provided that you properly provide certain information to the IRS.

Consequences to Non-U.S. Holders

          The following is a summary of certain United States federal income tax considerations that apply to a beneficial owner of a note that is not a U.S. holder (as defined above) and is not a partnership. The rules governing the United States federal income taxation of a non-U.S. holder are complex, and no attempt will be made herein to provide more than a summary of certain of those rules. Prospective non-U.S. holders should consult their own tax advisors to determine the effect of United States federal, state and other tax laws, as well as foreign tax laws, including any reporting requirements.

Payment of Interest

          Under the portfolio interest exemption, payments of interest on a note that you receive will not be subject to United States federal income tax or withholding if the interest is not effectively connected with your conduct of a trade or business in the United States and you:

  •
  do not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our voting stock;

  •
  are not a controlled foreign corporation that is related to us;

  •
  are not a bank whose receipt of interest on a note is interest received pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

  •
  provide the United States person who would otherwise be required to deduct and withhold tax from the interest payment with a statement that you are not a United States person.

          Such a statement may be provided by you on a properly completed IRS Form W-8BEN and may be provided by certain other persons who have received certain information from you. If the portfolio interest exemption is not available to you, then the interest on a note may be subject to United States federal income tax (which may be collected by withholding) at a rate of 30 percent, unless you provide us or our paying agent with a properly executed IRS Form W-8BEN claiming an exemption from (or reduction of) withholding under an applicable income tax treaty.

          Interest on a note that is effectively connected with your conduct of a trade or business in the United States (and, if a tax treaty applies, is attributable to a permanent establishment you maintain in the United States) is not subject to withholding if you provide a properly completed IRS Form W-8ECI. However, you will generally be subject to United States federal income tax on such interest on a net income basis at rates applicable to a United States person generally. In addition, if you are a foreign corporation, you may also incur a branch profits tax on such interest.

Sale, Exchange, Redemption or Other Disposition of the Notes

          You will not be subject to United States federal income tax on any gain realized on the sale, exchange, redemption or other taxable disposition of a note (other than with respect to payments attributable to accrued interest, which will be taxed as described under "— Payment of Interest" above) unless the gain is effectively connected with your conduct of a trade or business in the United States (and, if a tax treaty applies, is attributable to a permanent establishment you maintain in the United States), or you are an individual present in the United States for 183 days or more in the taxable year in which such disposition occurs and certain other conditions are met.

Certain United States Federal Estate Tax Considerations for Non-U.S. Holders

          Beginning January 1, 2010, the United States federal estate tax was repealed for a one-year period. In the absence of any action by Congress, the federal estate tax will apply to estates of decedents dying after December 31, 2010. If the federal estate tax is applicable and has not been amended by Congress, a note beneficially owned by an individual who is not a citizen or resident of the United States (as defined for United States federal estate tax purposes) at the time of death will generally not be includable in the decedent's gross estate for United States federal estate tax purposes, provided that the beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote, and provided that, at the time of the holder's death, payments with respect to that note would not have been effectively connected with the holder's conduct of a trade or business within the United States.

Information Reporting and Backup Withholding

          Payments to a non-U.S. holder of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to the non-U.S. holder.

          United States backup withholding tax generally will not apply to payments of interest and principal on a note to a non-U.S. holder if the holder properly provides the certification statements described in "— Payment of Interest" or the holder otherwise establishes an exemption, provided that we do not have actual knowledge or reason to know that the holder is a United States person.

          Payment of the proceeds of a sale of a note effected by the U.S. office of a U.S. or foreign broker will be subject to backup withholding unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the sale of a note effected outside the United States by such a broker if it is:

  •
  a United States person;

  •
  a foreign person which derives 50 percent or more of its gross income for certain periods from the conduct of a trade or business in the United States;

  •
  a controlled foreign corporation for U.S. federal income tax purposes; or

  •
  a foreign partnership that, at any time during its taxable year, has more than 50 percent of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business.

          Any amount withheld from a payment under the backup withholding rules may be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

          You should consult your own tax advisor regarding the application of withholding and backup withholding in your particular circumstances and the availability of and procedure for obtaining an exemption from withholding and backup withholding.

Unearned Income Medicare Contribution Tax

          Newly enacted legislation requires certain holders who are (i) United States citizens and resident aliens, (ii) estates or (iii) trusts to pay a 3.8% unearned income Medicare contribution tax on, among other things, interest on and capital gains from the sale, exchange, redemption or other disposition of notes for taxable years beginning after December 31, 2012. Holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the notes.

UNDERWRITING

          Subject to the terms and conditions in the underwriting agreement dated the date of this prospectus supplement by and among us and the underwriters named below, for whom Wells Fargo Securities, LLC is acting as representative, we have agreed to sell to each of the underwriters, and each of the underwriters has agreed to purchase from us, the principal amount of the notes indicated in the following table.

Underwriter	Principal Amount of Notes
Wells Fargo Securities, LLC	$82,500,000
BNP Paribas Securities Corp	30,000,000
J.P. Morgan Securities LLC	30,000,000
RBS Securities Inc	30,000,000
SG Americas Securities, LLC	30,000,000
BMO Capital Markets Corp	18,000,000
Credit Suisse Securities (USA) LLC	15,000,000
Mitsubishi UFJ Securities (USA), Inc	15,000,000
RBC Capital Markets Corporation	9,000,000
Citigroup Global Markets Inc	6,000,000
Credit Agricole Securities (USA) Inc.	6,000,000
U.S. Bancorp Investments, Inc.	6,000,000
BBVA Securities Inc	3,750,000
KeyBanc Capital Markets Inc	3,750,000
Lloyds TSB Bank plc	3,750,000
Morgan Keegan & Company, Inc	3,750,000
Natixis Bleichroeder LLC	3,750,000
Scotia Capital (USA) Inc.	3,750,000

Total	$300,000,000

          Under the terms and conditions of the underwriting agreement, if the underwriters purchase any of the notes, then they are obligated to purchase all of the notes.

          The underwriters propose to offer the notes initially at the price to investors on the cover page of this prospectus supplement and may offer the notes to certain dealers, who may include the underwriters, at that price less a concession not in excess of 0.375% of the principal amount per note. The underwriters may allow, and those dealers may reallow, a concession to certain other broker/dealers not in excess of 0.250% of the principal amount per note. After the initial offering of the notes to the public, the underwriters may change the public offering price and the concession. The underwriters may offer and sell notes through certain of their affiliates.

          We estimate that the total expenses of this offering, excluding underwriting discounts, will be approximately $300,000.

          In connection with this offering and in compliance with applicable law, the underwriters may engage in over-allotment, stabilizing and syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

  •
  Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

  •
  The underwriters may also effect transactions which stabilize, maintain or otherwise affect the market price of the notes at levels above those which might otherwise prevail in the open market.

  •
  Such transactions may include placing bids for the notes or effecting purchases of the notes for the purpose of pegging, fixing or maintaining the price of the notes.

  •
  Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the representative of the underwriters to reclaim a selling concession from a syndicate member when the notes sold by that syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

          These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected in the over-the-counter market or otherwise. The underwriters are not required to engage in any of these activities and such activities, if commenced, may be discontinued at any time.

          The notes are offered for sale only in those jurisdictions where it is legal to offer them.

          There is no active trading market for the notes of the series offered hereby. The notes will not be listed on any securities exchange or included in any automated quotation system. The underwriters have advised us that they intend to make a market in the notes, as permitted by applicable law. They are not obligated, however, to make a market in the notes, and may discontinue any market-making activities at any time without notice, in their sole discretion. If either of the underwriters ceases to act as a market-maker for the notes for any reason, there can be no assurance that another firm or person will make a market in the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for these notes.

          Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

          We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of any such liabilities.

          In addition, we have agreed that we will not offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by the Company and having a term of more than one year (other than the notes) for a period of 90 days after the date of this prospectus supplement without the prior consent of the representative of the underwriters.

          Lloyds TSB Bank plc is not a U.S. registered broker-dealer and, therefore, to the extent that they intend to effect any sales of the notes in the United States, they will do so through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc. ("FINRA").

Notice to Investors

United Kingdom

          This prospectus supplement and the accompanying prospectus have not been approved by an authorized person for the purposes of section 21 of the Financial Services and Markets Act 2000 ("FSMA") and are, accordingly, only being distributed in the United Kingdom to, and are only directed at (i) investment professionals falling within the description of persons in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Financial

Promotion Order"); or (ii) high net worth companies and other persons falling within Article 49(2)(a) to (d) of the Financial Promotion Order; or (iii) to any other person to whom they may otherwise lawfully be communicated or made in accordance with the Financial Promotion Order (all such persons together being referred to as "relevant persons").

          The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

          An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any notes which are the subject of the offering contemplated by this prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to the issuers.

CONFLICTS OF INTEREST

          In the ordinary course of their business, the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates for which they received or will receive customary fees and expenses. In particular, affiliates of Wells Fargo Securities, LLC, BNP Paribas Securities Corp., J.P. Morgan Securities LLC, RBS Securities Inc., SG Americas Securities, LLC, BBVA Securities Inc., BMO Capital Markets Corp., Credit Agricole Securities (USA) Inc., Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Lloyds TSB Bank plc, Mitsubishi UFJ Securities (USA), Inc., Natixis Bleichroeder LLC, Scotia Capital (USA) Inc. and U.S. Bancorp Investments, Inc. are lenders under our senior secured revolving credit facility, and accordingly, each will receive its proportionate share of the net proceeds of this offering used to reduce outstanding borrowings under such facility. Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, is the administrative agent, lead arranger, swing line lender and a joint book runner under our senior secured revolving credit facility. While they will not receive any of the net proceeds from this offering, affiliates of RBC Capital Markets Corporation, KeyBanc Capital Markets Inc. and Morgan Keegan & Company, Inc. are expected to be lenders under our amended and restated senior secured revolving credit facility. Because 5% or more of the proceeds of this offering, not including underwriting compensation, may be used to repay loans under our senior secured revolving credit facility, this offering is being conducted in compliance with FINRA Rule 5110 and Rule 2720(a) of the National Association of Securities Dealers Conduct Rules, which are part of the FINRA Rules. Accordingly, RBC Capital Markets Corporation is assuming the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. The yield on the notes, when sold to the public at the public offering price set forth on the cover page of this prospectus, is no lower than that recommended by RBC Capital Markets Corporation. We have agreed to indemnify RBC Capital Markets Corporation in its capacity as qualified independent underwriter against certain liabilities under the Securities Act.

          Additionally, Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, serves as the trustee under our indenture dated June 15, 2006, which governs our 10 1/4% senior notes and the notes offered hereby, and our indenture dated October 24, 2006, which governs our 8 1/4% senior subordinated notes due 2016. An affiliate of SG Americas Securities, LLC is a lender under our senior secured money market line of credit.

          From time to time, the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

LEGAL MATTERS

          The validity of notes offered under this prospectus will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP and, with respect to certain legal matters, by Baker Botts L.L.P., Houston, Texas and Musick, Peeler & Garrett LLP, Westlake Village, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

          The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Berry Petroleum Company for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

          The appraisal reports of DeGolyer and MacNaughton, independent consulting petroleum engineers, and certain information as with respect to the oil and natural gas reserves associated with our oil and natural gas properties derived from such reports has been included and incorporated by reference in this prospectus supplement upon the authority of each such firm as experts with respect to matters covered by such reports and in giving such reports.

PROSPECTUS

BERRY PETROLEUM COMPANY

Debt Securities
Preferred Stock
Class A Common Stock
Warrants

        The following are types of securities that we may offer, issue and sell from time to time, together or separately: debt securities, which may be senior debt securities or subordinated debt securities and may be convertible; shares of our preferred stock; shares of our Class A Common Stock; and warrants to purchase debt or equity securities.

        This prospectus contains summaries of the general terms of these securities. At the time of each offering we will provide the specific terms, manner of offering and the initial public offering price of the securities in a supplement to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement, together with the documents we incorporate by reference, before you decide to invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

        We may offer and sell these securities through one or more underwriters, dealers and agents, through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering.

        Our Class A Common Stock is listed on the New York Stock Exchange under the symbol "BRY." Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

        Investing in any of our securities involves risks. You should consider carefully the risk factors described on page 5 of this prospectus and in the applicable prospectus supplement or any of the documents we incorporate by reference.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus is dated August 11, 2009.

ABOUT THIS PROSPECTUS

        This prospectus is part of a "shelf" registration statement that we filed with the U.S. Securities and Exchange Commission ("SEC"). By using a shelf registration statement, we may sell from time to time in one or more offerings any combination of the securities described in this prospectus. For further information about the securities and us, you should refer to our registration statement and its exhibits. The registration statement can be obtained from the SEC as described below under the heading "Where You Can Find More Information." References in this prospectus to "we," "our" or "us" refer to Berry Petroleum Company and its direct and indirect subsidiaries.

        This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains more specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information included in our reports, proxy statements and other information filed with the SEC. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

        You should rely only on information contained or incorporated by reference in this prospectus and any applicable prospectus supplement, any written communications from us or any "free writing prospectus" we may authorize to be delivered to you. We have not authorized anyone to provide different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in or incorporated by reference into this prospectus, any prospectus supplement or any free writing prospectus we may authorize to be delivered to you is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

 INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information we file with it. This means that we can disclose important information to you by referring you to those documents. Any information we reference in this manner is considered part of this prospectus. Information we file with the SEC after the date of this prospectus will automatically update and, to the extent inconsistent, supersede the information contained in this prospectus.

        We incorporate by reference the documents listed below and future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding, unless otherwise provided therein or herein, information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K) after the effectiveness of this registration statement and before the termination of the offering.

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2008;

  •
  Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009 and June 30, 2009;

  •
  Our Current Reports on Form 8-K and 8-K/A filed on September 29, 2008, January 12, 2009, January 26, 2009, February 20, 2009, March 23, 2009, April 27, 2009, May 15, 2009, May 20, 2009, May 27, 2009, May 29, 2009 and August 11, 2009 (supersedes certain information in our Annual Report on Form 10-K for the year ended December 31, 2008);

  •
  The description of our Class A Common Stock contained in our Registration Statement on Form 8-A which was declared effective by the Securities and Exchange Commission on or about October 20, 1987;

  •
  The description of our Rights to Purchase Series B Junior Participating Preferred Stock contained in our Registration Statement on Form 8-A filed with the Securities and Exchange Commission on December 7, 1999; and

  •
  All other documents filed by us with the SEC under Sections 13 and 14 of the Securities Exchange Act of 1934 after the date of this prospectus but before the end of the offering of the securities made by this prospectus.

        As a recipient of this prospectus, you may request a copy of any document we incorporate by reference, except exhibits to the documents that are not specifically incorporated by reference, at no cost to you, by writing or calling us at:

Berry Petroleum Company
Attn: Investor Relations
1999 Broadway, Suite 3700
Denver, Colorado 80202
(303) 999-4400

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available over the Internet at the SEC's web site at http://www.sec.gov and at our web site at http://www.bry.com. Information on our website or any other website is not incorporated by reference in this prospectus and does not constitute part of this prospectus.

        This prospectus is part of a registration statement and, as permitted by SEC rules, does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement. You may also read and copy any document we file with the SEC at the SEC's public reference rooms at:

100 F Street, N.E.
Room 1580
Washington, D.C. 20549

        You may call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect the reports and other information we file with the SEC at:

NYSE Euronext
11 Wall Street, 5th Floor
New York, New York 10005.

FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated by reference in this prospectus contains statements that are, or may be deemed to be, "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any statements in this prospectus that are not historical facts are forward-looking statements that involve risks and uncertainties. Words such as "expect," "could," "would," "may," "believe," "estimate," "anticipate," "intend," "plans," other forms of those words and others indicate forward-looking statements, but their absence does not mean that a statement is not forward-looking. A statement is forward-looking if the discussion involves strategy, beliefs, plans, targets, or intentions.

        Forward-looking statements are made based on our management's current expectations and beliefs concerning future developments and their potential effects upon us. Important factors which could affect actual results are discussed in detail in this prospectus and the documents incorporated by reference herein.

BERRY PETROLEUM COMPANY

        We are an independent energy company engaged in the production, development, exploitation and acquisition of crude oil and natural gas. While we were incorporated in Delaware in 1985 and have been a publicly traded company since 1987, we can trace our roots in California oil production back to 1909. Currently, our principal reserves and producing properties are located in California (San Joaquin Valley and Los Angeles Basins), Utah (Uinta Basin), Colorado (Piceance Basin) and Texas (East Texas Basin).

        Berry Petroleum Company is a Delaware corporation. Our corporate headquarters and principal executive offices are located at 1999 Broadway, Suite 3700, Denver, Colorado 80202, and our telephone number is (303) 999-4400.

 RISK FACTORS

        An investment in our securities involves risks. You should carefully consider all of the information contained in this prospectus and any prospectus supplement and other information which may be incorporated by reference in this prospectus or any prospectus supplement as provided under "Incorporation by Reference," including the risks described under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q. This prospectus also contains forward-looking statements that involve risks and uncertainties. Please read "Forward-Looking Statements." Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described elsewhere in this prospectus or any prospectus supplement and in the documents incorporated by reference into this prospectus or any prospectus supplement. If any of these risks occur, our business, financial condition or results of operations could be adversely affected. Additional risks not currently known to us or that we currently deem immaterial may also have a material adverse effect on us.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table presents our historical ratio of earnings to fixed charges for the six-month period ended June 30, 2009 and each of the years in the five-year period ended December 31, 2008.

			Year Ended December 31,
	Six Months Ended June 30, 2009
			2008		2007		2006		2005		2004
Ratio of Earnings to Fixed Charges:
Berry Petroleum Company	1.9	x	4.4	x	6.3	x	8.7	x	25.8	x	44.3	x

        For purposes of this table, "earnings" consists of income before income taxes plus fixed charges and less capitalized interest. "Fixed charges" consists of interest expense and capitalized interest.

        We had no preferred stock outstanding for any period presented, and accordingly our ratio of earnings to combined fixed charges and preferred stock dividends is the same as our ratio of earnings to fixed charges.

USE OF PROCEEDS

        Unless we have indicated otherwise in the accompanying prospectus supplement, we expect to use the net proceeds we receive from any offering of these securities for our general corporate purposes, including, but not limited to, working capital, repayment or reduction of debt, capital expenditures, acquisitions of additional oil and natural gas properties or companies owning oil and natural gas properties and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of other short-term indebtedness.

DESCRIPTION OF DEBT SECURITIES

        The debt securities will either be senior debt securities or subordinated debt securities. Unless otherwise specified in the applicable prospectus supplement, senior debt securities will be issued under a senior indenture dated June 15, 2006 among Berry Petroleum Company, as issuer, and Wells Fargo Bank, National Association, as trustee, and subordinated debt securities will be issued under a subordinated indenture dated June 15, 2006 among Berry Petroleum Company, as issuer, and Wells Fargo Bank, National Association, as trustee. The senior indenture and the form of the subordinated indenture are filed as exhibits to and are incorporated by reference in the registration statement of which this prospectus is a part. We will include in a supplement to this prospectus the specific terms of each series of debt securities being offered, including the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other debt securities. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indentures (and any amendments or supplements we may enter into from time to time which are permitted under each indenture) and the debt securities, including the definitions therein of certain terms.

        Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of Berry Petroleum Company. The senior debt securities will rank equally in right of payment with any of our other unsecured senior and unsubordinated debt. The senior debt securities will be effectively subordinated to, and thus have a junior position to, our secured debt with respect to the assets securing that debt. The subordinated debt securities will be subordinate and junior in right of payment to any senior indebtedness. The indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture.

DESCRIPTION OF PREFERRED STOCK

        This section summarizes the general terms of the preferred stock that we may offer. The prospectus supplement relating to a particular series of preferred stock offered will describe the specific terms of that series, which may be in addition to or different from the general terms summarized in this section. The summary in this section and in any prospectus supplement does not describe every aspect of the preferred stock and is subject to and qualified in its entirety by reference to all the provisions of our Amended and Restated Certificate of Incorporation and the certificate of designation relating to the applicable series of preferred stock, copies of which are listed as exhibits to the registration statement of which this prospectus is a part, and the Delaware General Corporation Law. The certificate of designation is incorporated by reference in the registration statement.

        Our Amended and Restated Certificate of Incorporation authorizes us to issue 2,000,000 shares of preferred stock, par value of $.01 per share. As of July 20, 2009, no shares of preferred stock were outstanding, and 500,000 were reserved for issuance under our Shareholder Rights Agreement. We may issue preferred stock from time to time in one or more classes or series with such rights and preferences, including voting, dividend and conversion rights and other terms, as our board of directors may establish without any further authorization by the shareholders.

        The preferred stock that we may offer will be issued in one or more classes or series. The prospectus supplement relating to the particular class or series of preferred stock will describe the specific terms of the class or series, including:

  •
  the designation and stated value, if any, per share and the number of shares offered;

  •
  the amount of liquidation preference per share and any priority relative to any other class or series of preferred stock or common stock;

  •
  the initial public offering price at which shares will be issued;

  •
  the dividend rate (or method of calculation), the dates on which dividends will be payable and the dates from which dividends will commence to cumulate, if any;

  •
  any redemption or sinking fund provisions;

  •
  any conversion or exchange rights;

  •
  any voting rights; and

  •
  any other rights, preferences, privileges, qualifications, limitations and restrictions.

General

        The holders of preferred stock will have no preemptive rights. Upon issuance against full payment of the purchase price, the preferred stock will be fully paid and non-assessable. Unless otherwise provided in the prospectus supplement relating to the particular class or series, the preferred stock will have the rights described below.

Dividends

        The preferred stock will be preferred over any class or series of common stock as to payment of dividends. Before we can declare, pay or set apart for payment any dividends or distributions on the common stock, other than dividends or distributions payable in common stock, we will pay dividends to the holders of shares of each class and series of preferred stock entitled to receive dividends when, as and if declared by our board of directors. We will pay those dividends either in cash, shares of common stock or preferred stock or otherwise, at the rate and on the date or dates set forth in the prospectus supplement. For each class or series of preferred stock, the dividends on each share of the class or series will be cumulative from the date of issue of the share unless some other date is set forth in the prospectus supplement relating to the series. Accruals of dividends will not bear interest.

Liquidation

        The preferred stock will be preferred over the common stock as to asset distributions so that the holders of each class and series of preferred stock will be entitled to be paid the amount stated in the applicable prospectus supplement upon our voluntary or involuntary liquidation, dissolution or winding up and before any distribution is made to the holders of common stock. If upon any liquidation, dissolution or winding up, our net assets are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding preferred stock are entitled, unless otherwise described in a prospectus supplement, our entire remaining net assets will be distributed among the holders of each class and series of preferred stock in amounts proportional to the full amounts to which the holders of each class and series are entitled.

Redemption or Conversion

        The shares of any class or series of preferred stock will be redeemable or will be convertible into shares of common stock or any other class or series of preferred stock to the extent described in the prospectus supplement relating to the series.

DESCRIPTION OF COMMON STOCK

        We are authorized to issue up to 100,000,000 shares of Class A Common Stock, par value $.01 per share, and up to 3,000,000 shares of Class B Stock, par value $.01 per share. As of July 20, 2009, there were 42,826,373 shares of Class A Common Stock and 1,797,784 shares of Class B Stock outstanding.

        If we issue any common stock under this prospectus, we will issue shares of Class A Common Stock. This section summarizes the general terms of our Class A Common Stock and Class B Stock. The prospectus supplement relating to the common stock offered will state the number of shares offered, the initial offering price and market price, dividend information and any other relevant information. The summary in this section and in the prospectus supplement does not describe every aspect of the common stock and is subject to and qualified in its entirety by reference to all the provisions of our Amended and Restated Certificate of Incorporation and Restated Bylaws, copies of which are listed as exhibits to the registration statement of which this prospectus is a part, and the Delaware General Corporation Law.

General

        Shares of Class A Common Stock and Class B Stock are each entitled to one vote and 95% of one vote, respectively. Each share of Class B Stock is entitled to a $0.50 per share preference in the event of liquidation or dissolution. Further, each share of Class B Stock is convertible into one share of Class A Common Stock at the option of the holder. All shares of common stock have equal rights to participate in dividends. Stockholders have the right to vote their shares on a cumulative basis with respect to the election of directors. Shares of common stock carry no conversion rights, other than the right to convert shares of Class B Stock into Shares of Class A Common Stock, carry no preemptive or subscription rights and are not subject to redemption. All outstanding shares of common stock are, and any shares of common stock issued upon conversion of any convertible securities will be, fully paid and non-assessable. We may pay dividends on our common stock when, as and if declared by our board of directors. Dividends may be declared in the discretion of the board of directors from funds legally available, subject to any preferential rights with respect to our preferred stock and any restrictions under agreements related to our indebtedness.

        The outstanding shares of Class A Common Stock are listed on the New York Stock Exchange and trade under the symbol "BRY." The transfer agent, registrar and dividend disbursement agent for the common stock is Mellon Investor Services.

Shareholder Rights

        In November 1999, we adopted a Shareholder Rights Agreement and declared a dividend distribution of one Right for each outstanding share of Class A Common Stock and Class B Stock on December 8, 1999. Each Right, when exercisable, entitles the holder to purchase one one-hundredth of a share of a Series B Junior Participating Preferred Stock, or in certain cases other securities, for $19.00. The exercise price and number of shares issuable are subject to adjustment to prevent dilution. The Rights would become exercisable, unless earlier redeemed by us, 10 days following a public announcement that a person or group has acquired, or obtained the right to acquire, 20% or more of the outstanding shares of Class A Common Stock or 10 business days following the commencement of a tender or exchange offer for such outstanding shares which would result in such person or group acquiring 20% or more of the outstanding shares of Class A Common Stock, either event occurring without our prior consent.

        The Rights will expire on December 8, 2009 or may be redeemed by us at $.005 per Right prior to that date unless they have theretofore become exercisable. The Rights do not have voting or dividend rights, and until they become exercisable, have no diluting effect on our earnings. A total of 500,000 shares of our preferred stock has been designated Series B Junior Participating Preferred Stock and reserved for issuance upon exercise of the Rights.

Anti-Takeover Effects of Provisions of Delaware Law, our Amended and Restated Certificate of Incorporation and Restated Bylaws

        The provisions of Delaware law, our Amended and Restated Certificate of Incorporation and our Restated Bylaws summarized below may have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the common stock.

  Delaware Anti-Takeover Statute

        We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, this section prevents certain Delaware companies under certain circumstances, from engaging in a "business combination" with (1) a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an "interested stockholder"); (2) an affiliate of the company who is also an interested stockholder; or (3) an associate of the company who is also an interested stockholder, for three years following the date that the stockholder became an "interested stockholder." A "business combination" includes a merger or sale of 10% or more of our assets.

  Advance Notice Requirements for Stockholder Proposals and Director Nominations

        Our Restated Bylaws provide that stockholders seeking to nominate candidates for election as directors at, or bring other business before, an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. In general, to bring a matter before an annual meeting or to nominate a candidate for director, a stockholder must give notice of the proposed matter or nomination not less than 120 and not more than 210 days prior to the first anniversary date of the proxy statement for the immediately preceding annual meeting of stockholders. If the annual meeting is more than 30 days before or more than 90 days after such anniversary date, the stockholder notice must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the meeting is made.

  Authorized but Unissued Shares

        Our Amended and Restated Certificate of Incorporation provides that our authorized but unissued shares of preferred stock are available for future issuance without stockholder approval and does not preclude the future issuance without stockholder approval of the authorized but unissued shares of our common stock. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

  Amendments to our Amended and Restated Certificate of Incorporation and Restated Bylaws

        Pursuant to the Delaware General Corporation Law and our Amended and Restated Certificate of Incorporation, certain provisions of our Amended and Restated Certificate of Incorporation, including those relating to the declaration of dividends, the number of directors, amending our bylaws and limitations on a director's liability, may not be repealed or amended, in whole or in part, without the approval of at least 66 2/3% of our outstanding voting stock.

        Our Amended and Restated Certificate of Incorporation and our Restated Bylaws permit our board of directors to adopt, amend and repeal our Restated Bylaws. They also provide that our Restated Bylaws can be amended by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock.

  Supermajority Vote on Certain Matters

        Our Amended and Restated Certificate of Incorporation generally provides that the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock is required to effect the following:

  •
  any merger, consolidation or other business reorganization or combination of us or any of our subsidiaries with or into any other corporation;

  •
  any sale, lease, exchange or other disposition of all or any substantial part of our or our subsidiaries' assets; or

  •
  any sale, lease, exchange or other disposition to us or any of our subsidiaries of any assets, cash securities or other property (except where the fair market value is less than $1,000,000) in exchange for our or any of our subsidiaries' voting securities (or securities convertible into voting securities or options, warrants, or rights to acquire voting securities or securities convertible into voting securities), if the other party to such transaction is the beneficial owner, directly or indirectly, of 5% or more of our outstanding voting stock;

unless (i) our board of directors approved the transaction prior to the time that the other party thereto become the beneficial owner of more than 5% of our outstanding voting stock or (ii) a majority of the voting stock of such other corporation, or a majority of the equity interest in any such other person or entity, is owned by us.

DESCRIPTION OF WARRANTS

        The following is a description of the general terms and provisions of the warrants. The particular terms of any series of warrants will be described in a prospectus supplement. If so indicated in a prospectus supplement, the terms of that series may differ from the terms set forth below.

General

        We may issue warrants to purchase debt securities, preferred stock or common stock. Warrants may be issued independently or together with any debt securities, preferred stock or common stock and may be attached to or separate from the debt securities, preferred stock or common stock. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

        You should review the applicable prospectus supplement for the specific terms of any warrants that may be offered including the following:

  •
  the title of the warrants;

  •
  the aggregate number of the warrants;

  •
  the price or prices at which the warrants will be issued;

  •
  the designation, aggregate principal amount, denominations and terms of the debt securities purchasable upon exercise of a warrant to purchase debt securities and the price at which the debt securities may be purchased upon exercise;

  •
  the designation, stated value, terms (including liquidation, dividend, conversion and voting rights), number of shares and purchase price per share of the class or series of preferred stock purchasable upon the exercise of warrants to purchase shares of preferred stock;

  •
  the number of shares and the purchase price per share of common stock purchasable upon the exercise of warrants to purchase shares of common stock;

  •
  if applicable, the date on and after which the warrants and the related securities will be separately transferable;

  •
  the date on which the right to exercise the warrants will commence and the date on which the right will expire;

  •
  if applicable, the minimum or maximum number of warrants that may be exercised at any one time;

  •
  information relating to book-entry procedures, if any;

  •
  if applicable, a discussion of material United States federal income tax considerations; and

  •
  any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

VALIDITY OF OFFERED SECURITIES

        The validity of the offered securities and other matters in connection with any offering of the securities will be passed upon for us by Musick, Peeler & Garrett LLP, Westlake Village, California, and for the underwriters or agents, if any, by a firm named in the prospectus supplement relating to the particular security.

EXPERTS

        The financial statements incorporated in this Prospectus by reference to Berry Petroleum Company's Current Report on Form 8-K dated August 11, 2009 and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Berry Petroleum Company for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The audited Statements of Combined Revenues and Direct Operating Expenses for the oil and gas properties purchased by Berry Petroleum Company from a consortium of private sellers for each of the two years in the period ended December 31, 2007 included in Exhibit 99.4 of Berry Petroleum Company's Current Report on Form 8-K/A dated September 29, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        Certain information incorporated by reference in this prospectus regarding estimated quantities of oil and natural gas reserves owned by us, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by DeGolyer and MacNaughton, independent consulting petroleum engineers, and all such information has been so incorporated in reliance on the authority of such firm as experts regarding the matters contained in their report. Future estimates of oil and natural gas reserves and related information hereafter incorporated by reference in this prospectus and the registration statement will be incorporated in reliance upon the reports of the firm examining such oil and gas reserves and related information and upon the authority of that firm as experts regarding the matters contained in their reports, to the extent the firm has consented to the use of their reports.

$300,000,000

Berry Petroleum Company

6 3/4% Senior Notes due 2020

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Wells Fargo Securities

BNP PARIBAS

J.P. Morgan

RBS

SOCIETE GENERALE

Co-Managers

BBVA Securities

BMO Capital Markets

Citi

Credit Agricole CIB

Credit Suisse

KeyBanc Capital Markets

Lloyds TSB Corporate Markets

Mitsubishi UFJ Securities

Morgan Keegan

Natixis Bleichroeder LLC

RBC Capital Markets

Scotia Capital

US Bancorp